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                                  SCHEDULE 14A


Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                [Amendment No.5]



Filed by Registrant [x]       Filed by a Party other than the Registrant [  ]

Check the appropriate box:
[x]  Preliminary Proxy Statement
[  ] Confidential, for Use of the Commission Only (as permitted by Rule
     14a-6(e)(2))
[..] Definitive Proxy Statement
[  ] Definitive Additional Materials
[  ] Soliciting Material Pursuant toss.240.14a-12

--------------------------------------------------------------------------------

                             BASE TEN SYSTEMS, INC.
       (Name of Registrant as Specified in its Charter and Name of Person
                            Filing Proxy Statement)

--------------------------------------------------------------------------------


Payment of Filing Fee (Check the appropriate box):

[  ] No fee required.
[  ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
         1) Title of each class of securities to which transaction applies:
         2) Aggregate number of securities to which transaction applies:
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. Set forth amount on which filing fee is calculated and state how it was determined:
         4) Proposed maximum aggregate value of transaction:
         5) Total  fee paid:
[x]  Fee paid previously with preliminary materials.
[  ] Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
         1) Amount Previously Paid:
         2) Form Schedule or Registration Statement No.:
         3) Filing Party:
         4) Date Filed:


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

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                             BASE TEN SYSTEMS, INC.

                    -----------------------------------------

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                    -----------------------------------------

Dear Shareholders:

         You are cordially invited to attend a special meeting of our shareholders to vote on proposals to approve the sale of our clinical trials software business, our merger with ConvergenceHealth.com ("Convergence") and related transactions, including a 1-for-1,000 reverse split of our common stock and repurchase of fractional shares (the "Share Combination"). The accompanying proxy statement describes the proposals and the reasons for their recommendation by our board of directors. It also provides information about the reconstitution of our board of directors upon consummation of the merger. The record date for shareholders entitled to vote at the meeting is September 25, 2002. Information about the special meeting and the proposals is summarized below.

                                 Special Meeting

Date: October 25, 2002           Place: Pitney, Hardin, Kipp & Szuch LLP
Time: 9:00 a.m.                         200 Campus Drive, Morristown, New Jersey

                            Proposals to be Voted On

Item 1. Sale of Clinical Trials        Item 4. Nevada Reincorporation and Name
        Software Business                      Change
Item 2. Share Combination
Item 3. Merger with Convergence        Item 5. 2002 Stock Option Plan


By order of the Board of Directors
                                       Kenneth W. Riley,
September __, 2002                     Chief Financial Officer



==========================================================================================================

                                         Contents of Proxy Statement

Item                                                Page     Item                                     Page
----                                                ----     ----                                     ----

General Information ...................................1     Proposal 5 - 2002 Stock Option Plan .......35
Summary Term Sheet ....................................2     Directors and Officers ....................37
Special Factors .......................................3     Principal Shareholders ....................41
Proposal 1 - Sale of Clinical Software Business ......18     Certain Transactions ......................42
Proposal 2 - Share Combination .......................20     Business of Convergence ...................42
Proposal 3 - Merger with Convergence .................25     Incorporation of Documents by Reference ...47
Proposal 4 - Nevada Reincorporation and                      Additional Information ....................47
  Name Change ........................................32     Financial Statements .....................F-1

==========================================================================================================


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE TRANSACTIONS, PASSSED UPON THE
      MERITS OR FAIRNESS OF THE TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT. ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.



================================================================================

                             BASE TEN SYSTEMS, INC.
PRELIMINARY COPY

                             ----------------------

                                 PROXY STATEMENT

                             ----------------------


                               GENERAL INFORMATION

         This proxy statement was prepared by management of Base Ten Systems, Inc. ("Base Ten") to solicit votes on five related proposals to be brought before a special meeting of our shareholders (the "Proposals") on October 25, 2002 or any adjournment. The Proposals involve the sale of our clinical trials software business ("Clinical Software") and our pending merger (the "Merger") with ConvergenceHealth.com ("Convergence"). They also include a proposed 1-for-1,000 reverse split of our common stock and repurchase of fractional shares (the "Share Combination"), our reincorporation in Nevada and change in corporate name (the "Reincorporation") and adoption of a new stock option plan (the "2002 Plan"). This proxy statement describes the Proposals and the reasons for their recommendation by our board of directors (the "Board"). We did not retain a financial advisor to evaluate the fairness of the Merger or other Proposals to our shareholders from a financial point of view. See "Special Factors" and "Proposal 3 - Merger with Convergence - Determination of Merger Ratio."

         You can vote your shares if you held them on the record date of September 25, 2002. On that date, there were 5,338,812 shares of our Class A common stock and 12,667 shares of Class B common stock outstanding. During the last two years, we have not paid any dividends on our common shares, publicly issued any common shares or repurchased any of our outstanding common shares. Additional information about our shares is included in this proxy statements under the captions "Special Factors - Background of the Share Combination Proposal." Each of our outstanding common shares of either class gets one vote on each Proposal, with holders voting together as a single class. The Proposals for the Clinical Software sale, the Merger and the Reincorporation require affirmative votes from holders of three-quarters of the votes cast. The Proposals to approve the Share Combination and the 2002 Plan require affirmative votes from holders of a majority of our shares. Your vote at the special meeting is important to us. Please vote your shares of common stock by completing the accompanying proxy card and returning it in the enclosed envelope.

         The proxyholders named on the proxy card will vote your shares as instructed on the card. If you do not indicate your vote on a Proposal, the proxyholders will vote in favor of the Proposal. You can change your vote any time before the meeting by returning a new proxy card or revoking a previously mailed proxy card by notice to the Company's secretary. Our address is Base Ten Systems, Inc., 535 East County Line Road, Suite 16, Lakewood, New Jersey 08701, and our telephone number is (732) 370-6895. You can also attend the special meeting and vote your shares in person, even if you have previously submitted a proxy card.

         We will hold the special meeting on the scheduled date as long as holders of a majority of the shares entitled to vote return signed proxy cards or attend the meeting. We will count your shares toward this quorum requirement as long as we receive your signed proxy card, even if you vote to abstain on all Proposals or fail to vote. If your shares are held in "street name" by a broker, bank or other nominee, they should give you instructions for voting the shares. Usually, they will vote the shares on your behalf and at your direction. Your broker or other nominee may refrain from voting your shares held in its street name if you do not tell the nominee how to vote those shares. In that case, they will be treated as broker nonvotes. Any broker nonvotes will count for the quorum requirement but not for approval of any Proposal. See "Additional Information."

         Because the Share Combination will reduce our shareholder base enough to terminate our reporting obligations as a publicly held small business company, and because approval of the Share Combination is a condition to the Merger with Convergence, both of these Proposals are subject to the going private rules adopted by the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934 (the "Exchange Act"). In accordance with those rules, Base Ten has filed a Statement on Schedule 13E-3 with the SEC relating to the Share Combination and the Merger (the "Schedule 13E-3"), and Jesse Upchurch, by virtue of his beneficial ownership of 40.6% of our Class A common stock, has joined in the Schedule 13E-3 as a filing person. See "Principal Shareholders." This proxy statement is an exhibit to the Schedule 13E-3 and includes information required by the going private rules under the Exchange Act.

                               SUMMARY TERM SHEET

         The following points highlight what we believe are the most material terms and features of the two Proposals that are subject to the going private rules. The points are provided only as an introduction to the more detailed discussions in the cross referenced sections of this proxy statement.

Share Combination

   o Terms. The Share Combination is a 1-for-1,000 reverse split of our common stock and repurchase of fractional shares at a cash out price equal to the weighted average sale prices for our common stock during the 20 trading days preceding the date of the special meeting. See "Proposal 2 - Share Combination - Terms of the Share Combination."

   o Purpose. The Share Combination is designed to reduce our shareholder base below 300, enabling us to end our reporting obligations as a publicly held small business company under the Exchange Act. See "Proposal 2 - Share Combination - Purpose of the Share Combination."

   o Benefits. The Share Combination will save administrative costs estimated at $120,000 annually for our public reporting obligations and will enable our shareholders with less than 1,000 shares to cash out their investment at the prevailing market price of our common stock without incurring transactions costs. See "Special Factors - Benefits of the Share Combination" and "Proposal 2 - Share Combination - Reasons for the Board's Authorization of the Share Combination."

   o Disadvantages. Ending our reporting obligations under the Exchange Act will eliminate any public market for our shares and deprive our remaining shareholders after the Share Combination of any liquidity for their investment in our common stock. See "Special Factors - Effects of the Share Combination," "- Disadvantages of the Share Combination," "Proposal 2 - Share Combination - Risk Factors" and "- Disadvantages of the Share Combination."

   o Dissenters' Rights. Holders of fractional shares resulting from the Share Combination have dissenters' rights to receive the fair value of their shares as determined by a court. See "Proposal 2 - Share Combination - Dissenters' Rights."

Merger with Convergence

   o Terms. Convergence will become our wholly owned subsidiary in the Merger, and the current shareholders of Convergence will receive Class A common stock of Base Ten representing 75% of our shares outstanding after the Share Combination. At the time of the Merger, our Board will be reconstituted with two of our designees and three designees of Convergence (the "Board Reconstitution"). See "Proposal 3 - Merger with Convergence - Terms of the Merger Agreement."

   o Purpose. The Merger is intended to implement the planned redirection of our business (the "Business Redirection") to a market sector requiring less capital resources, technological development and time to market uncertainties than our historical operations. See "Proposal 3 - Merger with Convergence - Purpose of the Merger."


   o Benefits. The Merger is designed to concentrate our limited remaining resources in the emerging and potentially sizable market for electronic dissemination of personalized medical information. In targeting an unestablished, cash constrained participant in this market as our partner for implementing the Business Redirection, our Board balanced the attendant risks against the potential benefits of the Merger for maximizing our continuing shareholders' investment values through partial ownership of a combined enterprise with greater upside than their current investment in Base Ten. See "Special Factors - Potential Benefits of the Merger" and "Proposal 3 - Merger with Convergence - Reasons for the Board's Authorization of the Merger."

   o Disadvantages. Convergence has a history of losses and only marginal sales of its e-Health offerings to date, with no assurance of achieving market penetration or profitability . See "Special Factors - Disadvantages of the Merger," "- Risk Factors" and "Proposal 3 - Merger with Convergence - Disadvantages of the Merger."

   o Dissenters' Rights. Our shareholders have the right to dissent from the Proposal to approve the Merger and receive the fair value of their shares as determined by a court. See "Proposal 3 - Merger with Convergence - Dissenters' Rights."

                                 SPECIAL FACTORS

Background - Contraction of Business

         In the last several years, we have incurred substantial losses in developing new software applications for the pharmaceutical and medical device markets. After selling our defense related government technology division ("GTD") business in 1997, we focused on development of manufacturing execution systems ("MES") for pharmaceutical markets, designed to address increasing cost containment and compliance pressures in that sector. We later identified the clinical trials market as an additional opportunity to apply our core technology, ultimately developing the Clinical Software as a tool to support supplies management and compliance with traceability requirements for clinical trials of new pharmaceuticals and medical devices. To complement our Clinical Software offerings, we acquired from Almedica International, Inc. ("Almedica") two software suites designed to assist in managing supplies for clinical trials. The acquisition was completed in June 1999 in exchange for 790,000 shares of our common stock.

         Despite the perceived potential of our MES offerings, we encountered unanticipated difficulties integrating our software with the wide variety of legacy computer systems deployed in pharmaceutical manufacturing facilities. Our inability to overcome these obstacles led to our sale of the assets associated with our MES business to ABB Automation Inc. ("ABB") in October 2000.

         The contraction of our business was reflected in declining market prices for our common stock. Despite our completion of a 1-for-5 reverse split of our Class A common stock in an effort to regain compliance with the Nasdaq's $1.00 minimum bid price requirement for continuing SmallCap Market listing, we were delisted in December 2000 when that effort proved unsuccessful. Since that time, trading in our common stock has been limited to the OTC Bulletin Board.


         We also encountered various technological and marketing difficulties in the introduction of our Clinical Software offerings, including the products acquired from Almedica. Neither the internally developed nor acquired offerings generated adequate sales to cover associated development and marketing expenses. This contributed to our operating losses aggregating $48.5 million from 1998 through 2000. We anticipate that the Clinical Software business, if retained, would have continued to operate at a loss.


         After selling our MES business in October 2000, we announced a decision by our Board to discontinue our Clinical Software operations and pursue revenue generating or strategic opportunities through the Business Redirection in sectors requiring less capital resources, technological development and time to market uncertainties. We also announced a reconstitution of our Board and changes in our senior management to implement the Business Redirection. See "Directors and Officers."

Proposed Sale of Clinical Software Business

         In March 2001, we entered into a Limited Liability Company Agreement (the "LLC Agreement") with Almedica and Almedica Advanced Technology, LLC ("Almedica LLC") for the sale and deployment of the assets associated with our Clinical Software. The terms of the LLC Agreement and the reasons for its authorization and recommendation by our Board are summarized below. See "Proposal 1 - Sale of Clinical Software Business." To avoid the costs of multiple shareholder solicitations during the pendency of our Business Redirection, we elected to defer shareholder meetings for an annual election of directors in 2001 and approval of the transactions contemplated by the LLC Agreement. Almedica agreed to defer the closing under the LLC Agreement to enable us to consolidate all five Proposals in a single solicitation. To accommodate the development schedule for our Clinical Software pending the closing under our LLC Agreement, we granted Almedica LLC a license for that purpose in December 2001 (the "Almedica License").

Business Redirection

         Beginning in November 2000, we concentrated on identifying opportunities for a business combination meeting the criteria for the Business Redirection. We ultimately focused these efforts on exploring and structuring a potential business combination with ConvergenceHealth.com. Convergence is a privately held Nevada corporation that has developed interactive web-based resources called the Personal Health Application ("PHA") designed to assist people make healthy lifestyle decisions informed by exposure to alternative and preventative as well as traditional healthcare options. Although Convergence has generated only marginal revenues and has incurred substantial losses to date, its initial PHA offering promises to address major priorities of corporate sponsors by encouraging employees participating in their health plans to adopt wellness lifestyles that can increase productivity and reduce healthcare costs. See "Special Factors - Risk Factors of the Merger."

Proposed Merger with Convergence

         General Terms of the Merger. On January 18, 2002, we memorialized the negotiated terms of the Merger in an Agreement and Plan of Merger (as subsequently amended, the "Merger Agreement") with Convergence and Newco B10, Inc., a wholly owned subsidiary of the Company (the "Merger Sub"). If the Merger and other initiatives contemplated by the Merger Agreement are approved by the parties' shareholders and other closing conditions are satisfied, the Merger Sub will merge into Convergence, which will survive the Merger as a wholly owned subsidiary of Base Ten (the "Parent Company"). At the time of the Merger, the outstanding capital stock of Convergence will be converted into the right to receive Class A common stock of the Parent Company representing 75% of its outstanding common shares, and our existing shareholders will own 25% of the Parent Company's outstanding common stock.

         Merger Conditioned on Share Combination and Reincorporation. To reduce administrative costs following the Merger, the Merger Agreement provides for us to implement the Share Combination and terminate our reporting obligations as a publicly held small business company under the Exchange Act immediately prior to the Merger. The Share Combination is designed to achieve this "going private" objective through a 1-for-1,000 reverse split of our common stock and repurchase of fractional shares for cash based on market prices immediately prior to the Merger. See "Proposal 2 - Share Combination." The Merger Agreement also provides for the Reincorporation, contemplating our relocation to the corporate offices of Convergence in Nevada, our reincorporation in that State, a reduction of the superplurality voting threshold in our charter and a reduction from $5.00 to $.01 in the par value of our common and preferred stock. As part of the Reincorporation, we will also change our corporate name to "Convergence Systems, Inc." or a similar name both for corporate identity purposes and for compliance with the agreement covering the October 2000 sale of our MES assets to ABB. See "Proposal 4 - Nevada Reincorporation and Name Change."

         Investments in Convergence. After entering into the Merger Agreement with Convergence, we purchased a total of 1,160,000 shares of its Series A-3 preferred stock for $290,000 to provide it with working capital pending completion of the Merger (the "Convergence Series A-3 Preferred Stock Investment"). A portion of the Convergence Series A-3 Preferred Stock Investment is subject to limited put and call options if the Merger is not completed for specified reasons. By amendment to the Merger Agreement, we also made an initial unsecured demand loan of $125,000 to Convergence on August 1, 2002 and agreed to make additional loans of $50,000 each month from October 2002 until the earlier of January 2003 or completion of the Merger (the "Convergence Loans"). The amendment restricts the rights of Convergence to terminate the Merger Agreement under certain circumstances without first repaying all outstanding Convergence Loans and repurchasing all or part of the Convergence Series A Preferred Stock Investment.


         Financial Performance of Convergence. Convergence has recognized accumulated losses of $4.5 million from inception in June 1999 through December 31, 2001, with an additional net loss of $499,500 for the six months ended June 30, 2002. Convergence also had negative cash flow from operations of $2.2 million for the year ended December 31, 2001 and $429,700 for the six months ended June 30, 2002. The independent auditors' report accompanying the year-end financial statements of Convergence included at the end of this proxy statement contains a qualification that the ability of Convergence to continue as a going concern is dependent on its ability to raise additional funds to implement its business plan. The report also cautions that the financial statements of Convergence do not include any adjustments that might be necessary if Convergence were unable to continue as a going concern. At June 30, 2002, Convergence had a working capital deficiency of $523,000 and was dependent on the proceeds of our Convergence Loans to fund operations. See "Business of Convergence" and "Financial Statements."

Background of the Share Combination Proposal

         Delisting of Common Stock. In September 1999, our Class A common stock was transferred from the Nasdaq National Market System to the Nasdaq SmallCap Market. Later that month, we completed a 1-for-5 reverse stock split of our Class A common stock in an effort to regain compliance with the Nasdaq's $1.00 minimum bid price requirements for continuing SmallCap Market listing. The effort proved unsuccessful, and the Class A common stock was delisted from the Nasdaq SmallCap Market for that reason in December 2000. Since that time, the only established trading market for both classes of our common stock has been the OTC Bulletin Board ("OTCBB"), a regulated quotation service that displays real time quotes, last sales prices and volume information in over-the-counter equity securities. During 2002, there were only two known market makers for our common stock, and the average daily trading volume has been less than 5,000 shares.

         Stock Price and Volume Data. The following table below shows the average daily trading volume and the high and low bid prices for our Class A common stock, as quoted through the OTCBB. Those quotations reflect inter-dealer prices, retail mark-ups, mark-downs or commissions and may not necessarily represent actual transactions.

                                                                             Market Prices            Average
                                                                            High        Low         Daily Volume
                                                                           ------     -------       ------------
         2001:
         -----

         First quarter......................................................$0.16     $  0.05           9,300
         Second quarter..................................................... 0.08        0.05           3,065
         Third quarter...................................................... 0.09        0.05           3,202
         Fourth quarter..................................................... 0.11        0.05           4,067

         2002:
         -----

         First quarter......................................................$0.11     $  0.04          10,447
         Second quarter..................................................... 0.10        0.04           2,458
         Third quarter...................................................... 0.07        0.05           1,324

         Penny Stock Rules. As a result of current trading prices, our common stock is subject to the penny stock rules under the Exchange Act. In the absence of an exemption from those rules, broker-dealers making a market in our common stock are required to provide disclosure to their customers on the risks associated with its ownership, its investment suitability for the customer, information on its bid and ask prices and information about any compensation the broker-dealer will receive for a transaction in the common stock. The application of these rules generally reduces market making activities and presumably has limited the liquidity of our common stock.

         Security Holders. We currently have approximately 1,100 record holders of our common stock. Approximately 990 record holders or 90% of those accounts hold less than 1,000 shares ("Small Record Accounts"). Collectively, the 990 Small Record Accounts hold an aggregate of approximately 300,000 shares. On the record date for the special meeting, there were 5,338,812 shares of our Class A common stock and 12,667 shares of Class B common stock outstanding. Accordingly, the Small Record Accounts represent less than 7% of our outstanding common stock. Although we do not know the exact number of shares of common stock owned beneficially (but not of record) by persons holding our shares in nominee or "street" name, we estimate based on annual requests for proxy materials from brokers and other nominees that they hold another 200,000 shares for as many as 400 additional beneficial owners of less than 1,000 shares of our common stock ("Small Nominee Accounts"). Based on this data, we estimate on a combined basis there are approximately 1,400 Small Record Accounts and Small Nominee Accounts (collectively, "Small Accounts"), holding an aggregate of up to 500,000 shares representing less than 10% of our outstanding common stock.

         Market Value of Small Accounts. Based on a weighted average share price of approximately $.05 per share of our common stock during the last 12 months, a median Small Account of 500 shares had a market value of $25.00. In view of the decline in the market value of our common stock, the Board is concerned that the prospect of incurring brokerage commissions and administrative inconvenience has deterred holders of Small Accounts from selling their shares.

         Cost of Maintaining Public Company Franchise. We estimate that our transfer agent fees and professional fees for legal and accounting services associated with our reporting obligations as a publicly held small business company are approximately $120,000 on an annual basis ("Reporting Costs"). This translates to over $100 per record holder account each year, which far exceeds the average market value of the median Small Account. These Reporting Costs do not account for the value of management's time spent on Exchange Act compliance or the intangible burden of decreased confidentiality of proprietary information associated with our public reporting obligations.

         Management Costs of Exchange Act Compliance. Our senior management is responsible for ensuring our compliance with reporting and related obligations as a publicly held small business company under the Exchange Act. We estimate that this requires them to allocate up to 10% of their time on these matters. While we did not account for this factor in estimating our annual Reporting Costs, our Board considered the potential efficiencies to be derived by management from eliminating their reporting burden.

         Competitive Burden of Exchange Act Compliance. Our public reporting obligations include disclosure requirements that may involve business methods, plans and opportunities we would otherwise consider proprietary or prefer to keep confidential in the absence of those disclosure requirements. Through our proposed Merger with Convergence, we expect to become a web-based healthcare information company. This is an emerging and highly competitive business. Our reporting and related obligations as a publicly held small business company under the Exchange Act could place us at a disadvantage in competing with privately held participants in this field. See "Business of Convergence - Competition."

         Termination of Exchange Act Registration. Reporting companies are entitled to terminate their Exchange Act registration if their shareholder base has declined below 500 holders of record or below 300 for registrants with total assets of less than $10 million. With only 100 record holders of our Class B common stock, we are eligible to deregister this class at any time. If our shareholders approve the Share Combination, our repurchase of fractional shares from Small Accounts can be expected to reduce the record holders of our Class A common stock below 300, enabling us to deregister both class of our common stock and terminate our reporting obligations as a publicly held small business company under the Exchange Act.

Purpose of the Share Combination

         Our Board believes the advantages to our shareholders and our business usually associated with a public company franchise have been negated by the loss of market value and liquidity in our common stock from the downturn in our business and delisting of our shares. The Board has proposed the Share Combination as the most efficient means to achieve Exchange Act deregistration. By enabling us to terminate our Exchange Act registration, the Share Combination is intended to eliminate our Reporting Costs so all of our limited financial resources net of fractional share repurchase costs can be applied to implement our Business Redirection. The Board also considered that our repurchase of fractional shares in the Share Combination will provide liquidity to holders of Small Accounts as well as eliminating the transaction and administrative costs they would otherwise incur to liquidate their Small Accounts.

Alternatives to the Share Combination

         The Board considered the following alternatives for achieving Exchange Act deregistration but opted for the Share Combination as the simplest and least costly approach:

     o A tender offer at the current market price of our common stock was rejected on the assumption that most holders of Small Accounts would not make the effort to tender their shares in view of their nominal value.

     o A repurchase program was rejected in view of the inactive trading market for our common stock and the likelihood that the program would not cash out enough Small Accounts to reduce our shareholder base below 300.

     o A statutory merger into a merger subsidiary would involve the same issues as the Share Combination and would be more costly to implement.

Timing of the Share Combination Proposal

         The Share Combination is being proposed at this time because its implementation is a condition to the Merger with Convergence. In addition, prompt implementation of the Share Combination will minimize our Reporting Costs and provide immediate liquidity to holders of Small Accounts desiring to reinvest or otherwise make use of their cash out payment. Including the Proposal with the other Proposals to be brought before the special meeting also saves administrative costs that would be incurred if the Share Combination was proposed at a different time.

Effects of the Share Combination

         Reduction in the Number of Shareholders, Outstanding Shares and Authorized Shares. We expect the Share Combination to reduce the number of shareholders of record from approximately 1,100 to 110. The repurchase of fractional shares from these Small Record Accounts should decrease our current common shares outstanding from 5,351,497 to approximately 5,050,000 or 5,050 shares on a post-split basis. We also estimate a further reduction in shares outstanding from Small Nominee Account repurchases. Authorized stock will be reduced to 270,000 Class A common shares, 4,000 Class B common shares and 994 preferred shares. The par value of all classes of our stock will be reduced to $.01 per share. This will affect the allocation between stated capital and additional paid-in capital on out balance sheet.

         Changes in Shareholders' Equity and Book Value per Share. Assuming that the market price our common stock at the time of the Share Combination remains at its current level of $.05 per share, we estimate a cost of approximately $25,000 for repurchasing fractional shares from Small Accounts, plus related administrative costs estimated at $5,000. At June 30, 2002, our shareholders' equity was $572,000, and book value per share was 10.7(cent). Based on a $.05 cash out price for Small Accounts holding a total of 500,000 current shares, the Share Combination will reduce shareholders' equity as of June 30, 2002 to $542,000 and will increase book value per share to $11.2(cent). If the market price of our common stock at the time of the Share Combination exceeds the current price of $.05 per share, the effects of the Share Combination on shareholders equity will change accordingly.

         Termination of Our Exchange Act Reporting Obligations. By reducing our shareholder base below 300 record holders, the Share Combination will enable us to terminate our registration as a small business reporting company under the Exchange Act. This will eliminate our obligation to furnish financial and other information to remaining shareholders in annual reports on Form 10-KSB, quarterly reports on Form 10-QSB, current reports on Form 8-K and proxy statements on Schedule 14A. By eliminating this obligation, we expect to save approximately $120,000 in annual Reporting Costs. We plan to file a Notice on Form 15 with the SEC to terminate our Exchange Act Registration upon approval of the Share Combination.

         Termination of Exchange Act Reporting Obligations of Our Officers, Directors and Principal Shareholders. Following the termination of our Exchange Act registration, our officers, directors and 10% shareholders will no longer be subject to various reporting obligations and trading restrictions under the Exchange Act. These include beneficial ownership reporting requirement under
Section 13(d) and Section 16(a), as well as short-swing profit restrictions under Section 16(b) of the Exchange Act.

         Elimination of Trading Market. Because we will cease filing periodic reports under the Exchange Act, our common stock will not be eligible for quotations on the OTCBB or any other established trading market. This will adversely affect the liquidity of our common stock, which in turn could impair its value in private resale transactions. The absence of a trading market for our common stock could also limit our access to equity capital. since potential investors may be deterred by the inability to readily liquidate their investment.

         Adjustments to Derivative Securities. Proportionate adjustments will be made to the number of covered shares and exercise price of all outstanding employee stock options in accordance with our stock option plans.

Financial Effect of the Share Combination

         The Share Combination and utilization of at least $30,000 to fund our repurchase of fractional shares and related administrative expenses are not expected to have any material adverse effect on our capitalization, liquidity, results of operations or cash flow. Any significant increase in the cash out price for fractional shares or the number of Small Accounts, while not anticipated, could substantially increase our costs of implementing the Share Combination. We expect to fund those expenses, regardless of their level, from working capital. At June 30, 2002, our cash and cash equivalents were $418,000. Although the Convergence Loans have reduced our working capital since June 30, 2002, we expect to have adequate resources remaining at the time of the Share Combination to fund its costs.

         The following table presents pro forma financial information reflecting the anticipated effects of the Share Combination on our historical financial position and results of operations. The unaudited pro forma balance sheet reflects the Share Combination as if it had occurred on June 30, 2002, and the unaudited pro forma statement of operations reflects the transaction as if it had occurred at the beginning of the periods presented, with assumed transaction costs of $30,000 reflected only in the interim period. This information is not necessarily indicative of what the Company's financial position or results of operations would have been if the Share Combination had been implemented on those dates. The information should be read in conjunction with the historical Consolidated Financial Statements and the accompanying Notes of Base Ten incorporated by reference in this proxy statement. See "Incorporation of Documents by Reference."

                                            (In thousands, except per share data)

                                                          Unaudited

                                                                                        Pro Forma            Pro
                                                                      Historical       Adjustments          Forma
                                                                      ----------       -----------          -----
Summary of Operations - Six Months Ended June 30, 2002:
Revenues, net.....................................................     $      --                          $      --
                                                                       ---------                          ---------
Selling, general and administrative expenses(a)...................           353        $      30               383
                                                                       ---------        ---------         ---------
   Operating loss.................................................          (353)             (30)             (383)
Other income, net.................................................            11                                 11
                                                                       ---------        ---------         ---------
Net loss..........................................................     $    (342)       $     (30)        $    (372)
                                                                       =========        =========         =========
Net loss per common share.........................................     $    (.06)                         $    (.08)
                                                                       =========                          =========
Weighted average common shares outstanding(b).....................         5,351             (500)            4,851
                                                                       =========                          =========

Summary of Operations - Year Ended December 31, 2001:
Revenues, net.....................................................     $      --                          $      --
                                                                       ---------                          ---------
Selling, general and administrative expenses(a)...................           841                                841
                                                                       ---------                          ---------
   Operating loss.................................................          (841)                              (841)
Other income, net.................................................           114                                114
                                                                       ---------                          ---------
Net loss..........................................................     $    (727)                         $    (727)
                                                                       =========                          =========
Net loss per common share.........................................     $    (.14)                         $    (.15)
                                                                       =========                          =========
Weighted average common shares outstanding(b).....................         5,351             (500)            4,851
                                                                       =========                          =========

Summary Balance Sheet Data - As of June 30, 2002:
Working capital...................................................     $     449        $     (30)        $     419
Total assets......................................................           954              (30)              924
Total liabilities.................................................           202                                202
Shareholders' equity..............................................           752              (30)              722
Book value per share(b)...........................................           .14              .01               .15

---------------------------
     (a) Reflects additional transaction and administrative costs for the Share Combination estimated at $30,000 for the six months ended June 30, 2002 but does not reflect the elimination of Reporting Costs estimated at $60,000 for the six months ended June 30, 2002 or $120,000 for the year ended December 31, 2001.
     (b) Reflects the repurchase of an estimated 500,000 common shares from Small Accounts in the Share Combination.


Potential Detriments of the Share Combination

         Relinquishment of Small Account Equity Interest. Holders of Small Accounts will no longer have any equity interest in Base Ten after the Share Combination and will not participate in any future potential earnings or growth. It may not be possible for cashed out shareholders to reacquire an equity interest, since there will be no established trading market for our shares after the Share Combination.

         Decrease in Remaining Shareholders' Liquidity and Access to Information. The termination of our reporting obligations under the Exchange Act will substantially reduce our remaining shareholders' liquidity and access to information about our activities and financial performance.

Fairness of the Share Combination

         Financial Fairness Overview. Our Board believes the Share Combination as a whole is in the best interests of Base Ten and is fair to our shareholders, including holders of Small Accounts, from a financial point of view. It reached this conclusion based solely on its own evaluation. It did not retain an investment bank or other financial adviser to render a report or opinion on the fairness of the Share Combination from a financial point of view.

         Advantages and Disadvantages. In evaluating the financial fairness of the Proposal, our Board weighed the advantages to our shareholders and our business usually associated with a public company franchise against the disadvantages of public reporting obligations. The Board considered that the typical public company advantages of increased liquidity for shareholders and increased access to capital markets for the issuer have been negated by the loss of market value and liquidity in our common stock from the downturn in our business and delisting of our shares. The Board weighed this against the competitive disadvantages and management burdens of public reporting obligations. The Board also considered that our repurchase of fractional shares in the Share Combination will provide liquidity to holders of Small Accounts as well as eliminating the transaction and administrative costs they would otherwise incur to liquidate their Small Accounts. The Board was also influenced by the fact that our annual Reporting Costs per record holder account are more than four times the value of a median Small Account based on the current market price of our common stock.

         Fairness of Cash Out Price. As part of its evaluation, the Board focused on the fairness of the Share Combination to holders of Small Accounts. Under the terms of the Share Combination, holders of fewer than 1,000 current shares of our common stock will receive cash in lieu of fractional shares resulting from the proposed 1-for-1,000 reverse stock split in an amount per current share equal to the weighted average sale prices reported by the OTCBB for our common stock during the 20 trading days preceding the date of the special meeting, Although the Board considered its use of prevailing market price as the most appropriate measure of value for the fractional shares to be held in Small Accounts, it recognized that our common stock is thinly traded, with a relatively wide spread between the bid and asked price, which it attributes to the limited number of market makers on the bid side.

         Alternative Cash Out Price Based on Book Value. In determining to rely on prevailing market price for the cash out value of Small Accounts, the Board considered that the weighted average sale price of $.05 per share reported by the OTCBB for our Class A common stock during the second quarter of 2002 reflects a substantial discount to our net book value of $.14 per share at June 30, 2002. Although the ultimate cash out price may change based on trading prices for our common stock during the 20 trading days preceding the special meeting, the Board acknowledges that this disparity weights against the fairness of the Share Combination to holders of Small Accounts. The Board also recognizes that the $.07 per share disparity translates to $35 for a median Small Account of 500 current shares, which it does not regard as material, compared to a potential $35,000 increase in our total cash out cost, which it regards as material in view of our limited financial resources. The Board concluded that any potential inequity to holders of Small Accounts from this aspect of the Share Combination is mitigated by the absence of brokerage commissions and administrative inconvenience they would otherwise incur to cash out their investment.

         Alternative Cash Out Price Based on Going Concern Value or Earnings. While the Board expects Base Ten to continue as a going concern through its proposed Merger with Convergence, the downturn and contraction of our business makes it difficult in the Board's view to assess our going concern value for purposes of determining an alternative cash out price for fractional shares held in Small Accounts as a result of the Share Combination. Although an evaluation of going concern value would ordinarily focus on publicly available data on companies in the same industry sector, our Business Redirection has entailed the sale of our MES business and the proposed sale of our Clinical Software business, which represents our only remaining line of business. Accordingly, the Board determined that any effort to apply this traditional valuation method would be inappropriate under current circumstances. The absence of any contemporary earnings history also make any alternative valuation of Small Accounts equally inappropriate in the Board's view.

         Alternative Cash Out Price Based on Liquidation Value. After accounting for the sale of our Clinical Software business, our primary assets are cash and cash equivalents of $418,000 as of June 30, 2002 and our Convergence Series A-3 Preferred Stock Investment of $290,000. See "Proposed Merger with Convergence" above. Since June 30, 2002, our cash position has declined primarily from our initial Convergence Loan of $125,000 and our Reporting Costs, including additional professional fees in connection with the special meeting. After accounting for these developments, the Board estimates that an orderly liquidation of Base Ten carried out over a reasonable period of time would generate proceeds net of liquidation expenses in the range between $.06 and $.08 per share. The Board acknowledges that, like its alternative book value analysis, the disparity with our current market price of $.05 per common share weights against the fairness of the Share Combination to holders of Small Accounts, although it does not view the disparity as material and does not consider its liquidation analysis as necessarily indicative of actual liquidation results.

         Financial Fairness - Conclusion. In reaching its conclusion on the financial fairness of the Share Combination, the Board did not assign any specific weights to the foregoing factors. On the cumulative import of those factors, the Board unanimously concluded that the Share Combination as a whole is in the best interests of Base Ten and is fair to our shareholders, including holders of Small Accounts, from a financial point of view. In selecting a valuation method for the cash out of Small Accounts, the Board concluded that a market based valuation was more appropriate than reliance on net book value, going concern value or liquidation value in view of the limited relevance of each alternative. The Board unanimously recommends approval of the Proposal by our shareholders. Each of our directors, officers and principal shareholders has indicated an intention to vote in favor of the Share Combination. See "Directors and Officers" and "Principal Shareholders.

         Procedural Fairness. The Board did not appoint an independent committee, engage an independent representative or retain an investment bank or other financial adviser to represent the interests of Small Account holders or other unaffiliated holders of either class of our common stock in negotiating the terms of the Share Combination. The Board considered several alternative transaction structures to accomplish a reduction in our shareholder base below 300 record accounts but unanimously opted for the Share Combination as the simplest and least expensive approach. The Board considered but rejected a structure requiring approval not only from holders of a majority of our outstanding shares but also from a majority of unaffiliated shareholders. Despite the absence of an independent committee, representative or appraisal and the lack of a separate voting requirement for approval from unaffiliated shareholders, the Board concluded that the Share Combination is not only substantively fair but also procedurally fair to unaffiliated holders of both our Class A and Class B common stock for the following reasons:

     o The cash out price for our repurchase of fractional shares from Small Accounts will be determined by using the weighted average per share trading price of our common stock during the 20 trading days after the mailing of this proxy statement. During that period, present shareholders, including holders of Small Accounts, will have an opportunity both to evaluate all of the Proposals and to compare the potential value of their investment in our common stock with other available investments.

     o While remaining unaffiliated shareholders will benefit from a projected increase in our net book value per share, the increase will be offset by the reduction in available information about Base Ten and a significant loss of liquidity in both classes of our common stock following the termination of our reporting obligations under the Exchange Act.

     o Although holders of Small Accounts will be entitled to receive immediate cash consideration for their shares, remaining shareholders will bear the burden of the expenses of the going private transaction, with no assurance when, if and for how much they will be able to liquidate their investments in our common stock.

     o The Share Combination is being effected in accordance with all requirements under New Jersey law and our charter, which require the affirmative votes from the holders of a majority of our common stock outstanding on the record date. As of that date, our officers and directors as a group do not own a sufficient number of shares to assure approval of the Proposal, although our two principal shareholders, Almedica and Jesse Upchurch can determine the outcome of the shareholder vote. See "Principal Shareholders."

     o Between the date of this proxy statement and the effective date of the Share Combination, all of our shareholders will have an opportunity to adjust the number of our common shares they will own on the effective date so that holders who would otherwise be cashed out can become continuing holders and holders of more than 1,000 shares can divide or otherwise adjust their holdings into Small Accounts that will be cashed out.

Conduct of Business after the Share Combination

         If the Share Combination is approved, we plan to immediately terminate our registration as a small business reporting company under the Exchange Act. This will eliminate our obligation to furnish financial and other information to remaining shareholders in annual reports on Form 10-KSB, quarterly reports on Form 10-QSB, current reports on Form 8-K and proxy statements on Schedule 14A. By eliminating this obligation, we expect to save approximately $120,000 in annual Reporting Costs. Terminating our Exchange Act registration will also relieve our officers, directors and principal shareholders of various filing obligations under the Exchange Act. Because we will cease filing periodic reports under the Exchange Act, our common stock will not be eligible for quotations on the OTCBB or any other established trading market. This will adversely affect the liquidity of our common stock, which in turn could impair its value in private resale transactions. The absence of a trading market for our common stock could also limit our access to equity capital. since potential investors may be deterred by the inability to readily liquidate their investment. See "Effects of the Share Combination" above.

Risk Factors of the Merger

         Recurring Losses. Our operations after completion of the Clinical Software Sale, the Share Combination and the Merger will be conducted solely through Convergence, which has generated only marginal revenues from operations. Convergence has recognized accumulated losses of $5.0 million from inception in June 1999 through June 30, 2002 and had negative cash flow from operations of $2.2 million for the year ended December 31, 2001 and $430,000 for the six months ended June 30, 2002. At June 30, 2002, Convergence had a working capital deficiency of $523,200 and a shareholders' deficiency in the same amount. The losses recognized by Convergence primarily reflect expenses incurred in developing and marketing its PHA product offering. The business plan for Convergence contemplates substantial capital expenditures to fund its ongoing operations without any assurance of deriving revenues from operations. Convergence anticipates that its costs to complete development and to commence marketing and deployment of its PHA services will contribute to recurring losses at the rate of approximately $50,000 per month following the Merger. Our ability to achieve profitable operations through the Convergence subsidiary could be adversely affected by delays or inefficiencies in the development cycle, inadequate marketing resources, lack of sponsor or consumer acceptance of its products, competition and changing technology.

         Risks of Financial Leverage. Convergence is significantly leveraged, with total liabilities of $604,900 at June 30, 2002. See "Business of Convergence - Financial Information." The ability of Convergence to repay its obligations and fund the execution of its business plan will be dependent on its future performance and ability to raise equity capital on acceptable terms. In the absence of additional capital, Convergence could face repayment defaults its remaining obligations, potentially requiring Convergence to liquidate or seek protection under the bankruptcy laws. In that event, our shareholders could expect to lose their entire investment.

         Risk of Inadequate Financial Resources. Since January 2002 when we executed the Merger Agreement, Convergence has been dependent on the proceeds from our Convergence Series A-3 Preferred Stock Investment and Convergence Loans for its working capital requirements pending the Merger. See "Proposed Merger with Convergence" above. Other than our cash and cash equivalents to be available to Convergence after the Merger, there are currently no commitments from any sources to provide additional financing. In the absence of revenues from sponsorship, licensing or subscription arrangements for its PHA services, our contributed working capital, estimated at $500,000 at the time of the Merger, is expected to be allocated in part to retire outstanding payables and the balance to fund ongoing efforts to refine, market and deploy PHA product offerings. If these efforts are pursued at the desired pace and scope, our contributed working capital will likely be expended by the end of 2002. Accordingly, since Convergence does not expect to begin generating significant revenues before those funds are expended, it will be required to either limit future development and marketing activities or raise additional equity capital or incur more debt to continue financing those activities. The issuance of additional equity could be dilutive to existing shareholders, and the alternative of financing development through borrowings could reduce its operating flexibility and weaken our consolidated financial condition.

         Risks of New Product Development. Our operations through Convergence after the Merger will be subject to all of the technological, business and financial risks inherent in the commercialization of new products for markets in which we are not an established participant. The success of the PHA offerings will depend not only on securing sponsorship or licensing arrangements with employers, health benefit intermediaries and other organizations but also on the willingness of their employees and plan participants to utilize this data base resource. Convergence could encounter resistance to implementation of its technology based on a number of concerns by potential sponsors, including possible exposure to end user claims or fall out from the traditional medical establishment. The developmental as well as potentially controversial nature of the alternative medicine components of this product makes its ultimate success in the marketplace uncertain.

         Risk of Inadequate Marketing Resources. The limited exposure of Convergence to the healthcare markets could impair its ability to penetrate those markets with sufficient speed to fully capitalize on its perceived technological lead time for its PHA offering. In the absence of substantial market penetration, it will be unable to generate sufficient sponsorship, licensing or subscription fees to attain profitability. While Convergence will seek to use relationships with distributors and health benefit intermediaries to facilitate marketing arrangements for its products, it expects to remain primarily dependent on its own limited marketing resources for developing licensing or similar arrangements with sponsoring organizations. Convergence is seeking to establish strategic alliances to enhance its licensing opportunities but does not anticipate meaningful results until initial PHA sponsorships are in place and a track record is established.

         Risk of Technological Obsolescence. The marketplace for medical information is characterized by rapid technological changes. Products and services using different technologies could be introduced and established before market acceptance is achieved for PHA services. Developers of similar products and services have experienced time lags of one year or more between commencement of marketing activities through the completion of field trials and ultimate sales or subscriptions. If Convergence experiences similar or longer delays, it could face the risk of the product's technological obsolescence.

         Dependence on Proprietary Technology and Risks of Infringement. Convergence believes its PHA offering is distinguished in large part by a proprietary interactive technology designed to enable users to find desired information in its data base easily and quickly. This technology is subject to the risks of misappropriation and infringement. Despite efforts to protect its proprietary rights in this technology through a pending patent application as well as confidentiality procedures and contractual provisions intended to lower the risk of misappropriation or infringement, unauthorized parties may nevertheless attempt to copy aspects of this product or obtain and use information that Convergence considers proprietary. Policing unauthorized use of its proprietary technology and content may be difficult and costly. As a result, efforts by Convergence to protect its proprietary rights may be inadequate. In addition, its competitors may independently develop similar technology enabling them to penetrate markets otherwise accessible to Convergence.

         Competition. The healthcare information industry is intensely competitive and fragmented. Principal competitors of Convergence currently include national and regional firms offering information systems and platforms through established internet sites or proprietary networks. In addition, many educational organizations provide a broad range of medical information data base resources without charge. All of these competitors have substantially greater financial, technical, marketing and deployment resources than Convergence. Many of these competitors have the added advantage of offering a greater diversity of products with a substantial installed customer base. Moreover, while Convergence is not aware of any direct competitors that offer comparable interactive features and a focus on preventative health options, current indirect competitors with greater resources than Convergence could enter and control this market before Convergence obtains any meaningful market share.

         Risk of Product Liability. Convergence may be exposed to claims by PHA end users to the effect that the services were defective, failed to properly assess health status or provided guidance resulting in injuries, even if the information underlying the claim was licensed by Convergence from highly reputable third parties or was generally accepted in the preventative healthcare community. While Convergence intends to include disclaimers in its agreements with sponsors and publish similar cautionary notices on PHA web sites to limit its exposure to liability claims, these disclaimers may be unenforceable in whole or in part. Insurance against these types of potential claims, even if obtainable on acceptable terms, may also fail to fully protect Convergence from liability. Defense of any liability claims could require Convergence to expend significant resources and could be unsuccessful, resulting in substantial monetary and reputational damages.

         Dependence on the Internet and Computer Systems. Convergence will depend on the continued growth in the use and efficient operation of the Internet. Web based markets for information, products and services are new and rapidly evolving. If Internet usage does not continue to grow or increases more slowly than anticipated, Convergence could be unable to secure sponsorship and licensing arrangements for its PHA offerings. Convergence will also be dependent on adequate network infrastructure, consistent quality of service and availability to customers of cost-effective, high-speed Internet access. If systems maintained by Convergence cannot meet customer demand for access and reliability, these requirements will not be satisfied, and customer satisfaction could degrade substantially, adversely affecting prospects for market penetration and profitability.

         Regulatory Risks. The laws governing the Internet remain largely unsettled, even in areas where there have been legislative initiatives. It may take years to determine whether and how Internet services are affected by existing laws, including those governing intellectual property, privacy, libel, product liability and taxation. Future legislation or judicial precedents could reduce Internet use generally and decrease its acceptance as a communications and commercial medium, adversely affecting the prospects of Convergence.

         Privacy Related Risks. Convergence intends to retain a data base of confidential information provided by PHA users as part of an interactive assessment available with this service. While Convergence intends to maintain the confidentiality of this data through the security of its facilities and infrastructure and restrict its use to PHA functions, it may nevertheless be vulnerable to physical break-ins, computer viruses, programming errors or similar disruptions. A material security breach could expose Convergence to liability and reputational damage.

         Risks Associated with Dependence on Key Personnel. Convergence has substantially reduced its technical and marketing staff in response to working capital constraints, and the execution of its business plan will be dependent to a large extent upon its ability to attract and retain highly skilled technical, managerial and marketing personnel. Current compensation and benefit levels could contribute to the loss or reduced productivity of remaining personnel and impair the ability of Convergence to attract new personnel, either of which could have a material adverse affect on its business and financial prospects.

Effects of the Merger

         Operations after the Merger. If the Clinical Software sale, Share Combination and Merger are completed, we will be privately held 25% by our current shareholders (other than holders of Small Accounts) and 75% by the current shareholders of Convergence, and our operations will be conducted solely through Convergence, which will be a wholly owned subsidiary of the Parent Company. Our remaining assets, consisting primarily of cash and cash equivalents of $418,000 at June 30, 2002, to the extent available after providing the Convergence Loans prior to the Merger, will be used to refine, market and deploy its PHA product offerings. The business plan for Convergence contemplates substantial capital expenditures to fund its ongoing operations without any assurance of deriving adequate revenues to support those operations. We anticipate that operating costs for Convergence will contribute to recurring losses at the rate of approximately $50,000 per month following the Merger. Our ability to achieve profitable operations through the Convergence subsidiary could be adversely affected by delays or inefficiencies in the development cycle, inadequate marketing resources, lack of sponsor or consumer acceptance of its products, competition and changing technology.
See "Risk Factors of the Merger" above"

         Dilutive Effect of the Merger. If the Share Combination and the Merger are approved and implemented, our continuing shareholders will own a substantially smaller percentage interest in the Parent Company than they currently own in Base Ten, with a corresponding decrease in their voting power. Our unaffiliated shareholders other than holders of Small Accounts currently own 1,975,507 shares of our Class A and Class B common stock, representing 41% of our total common shares expected to remain outstanding after giving effect to the Share Combination. After the Merger, their shares will represent only 10% of the Parent Company's outstanding Class A and Class B common stock.

         Control By Former Shareholders of Convergence. As a group, the 28 current shareholders of Convergence will receive shares of our common stock ("Merger Shares") that will represent 75% of the Parent Company's common stock outstanding immediately after the Share Combination and the Merger (the "Merger Ratio"). As a result of the Reincorporation, the affirmative vote of at least two thirds of the votes cast by the holders of the Parent Company's common stock will be able to determine the outcome of any business combination proposal, and all other matters submitted to a shareholder vote will be determined by holders of a plurality of the votes cast. Accordingly, our current shareholders whose common stock is not repurchased in the Share Combination will be unable to control the election of any Board members or any other aspects of corporate governance after the Merger, and holders of the Merger Shares will have the voting power to determine these matters.

Financial Effects of the Merger

         The following table sets forth a summary of historical and pro forma financial information for Base Ten as of the dates and for the periods indicated. Except as otherwise noted, the historical financial information presented below is derived from the audited Consolidated Financial Statements of Base Ten incorporated by reference in this proxy statement. See "Documents Incorporated by Reference." This information should be read in conjunction with those Consolidated Financial Statements and the accompanying Notes. The pro forma financial information presented below gives effect to the Merger as of the beginning of each period reported in the Summary of Operations and as of the balance sheet date for the Summary Balance Sheet Data. This information is unaudited and should be read in conjunction with the Unaudited Pro Forma Consolidated Financial Statements of Base Ten and related Notes thereto as well as the Financial Statements of Convergence and the related Notes thereto included elsewhere in this proxy statement. See "Business of Convergence - Financial Information" and "Financial Statements."


                                                Summary Historical and Pro Forma Financial Data

                                                                                                  Year Ended
                                                  Six Months Ended         ---------------------------------------------------------
                                                    June 30, 2002               December 31, 2001              December 31, 2000
                                            ---------------------------    --------------------------     --------------------------
                                             Historical       Pro Forma     Historical      Pro Forma      Historical     Pro Forma
                                            ------------      ---------    ------------     ---------     ------------    ---------
                                                       Unaudited                            Unaudited                     Unaudited
Summary of Operations:
Net loss from continuing operations.......  $      (342)    $      (841)   $      (727)   $    (2,088)    $    (3,433)  $    (6,596)
Net loss from discontinued operations.....           --              --             --             --          (5,831)       (5,832)
                                            -----------     -----------    -----------    -----------     -----------   -----------

Net loss from operations..................  $      (342)    $      (841)   $      (727)   $    (2,088)    $    (9,264)  $   (12,427)
                                            ===========-    ===========    ===========    ===========     ===========   ===========

Net earnings (loss) per common share from: (1)
   Continuing operations..................  $     (.06)     $      (.04)   $      (.14)   $      (.10)    $      (.66)  $      (.31)
   Gain on redemption of preferred stock..           --              --             --             --            2.25           .55
   Discontinued operations................           --              --             --             --           (1.12)         (.27)
                                            -----------     -----------    -----------    -----------     -----------   -----------

Net earnings (loss) per share.............  $     (.06)     $      .(04)   $      (.14)   $      (.10)    $       .47   $      (.03)
                                            ==========      ===========    ===========    ===========     ===========   ===========

                                                As of June 30, 2002         As of December 31, 2001        As of December 31, 2000
                                            --------------------------    --------------------------     --------------------------
                                             Historical      Pro Forma      Historical     Pro Forma      Historical      Pro Forma
                                            ------------     ---------    -------------    ---------     ------------     ---------
                                                      Unaudited                            Unaudited                      Unaudited
Summary Balance Sheet Data:
Working capital (deficit).................  $       449     $      (73)    $     1,072    $      (304)    $     1,675    $     1,357
Total assets..............................          954            746           1,414          1,511           2,794          3,390
Total liabilities(2)......................          202            806             329          2,047           1,004          2,340
Shareholders' equity (deficit)............          752            (60)          1,085           (539)          1,790          1,050

----------------

      (1)For consistency, does not give effect to the Share Combination.
      (2)At June 30, 2002, reflects the January 2002 conversion of $1 million principal amount of secured notes of Convergence into 2,536,320 shares of its common stock.

Determination of the Merger Ratio

         Selection of Valuation Method. In negotiating the consideration to be issued to shareholders of Convergence in the Merger, our Board and the board of directors of Convergence (the "Convergence Board") relied primarily on their separate evaluations of the Merger parties' fair market values on a going concern basis to assess their relative contributions to the combined enterprise and to allocate ownership of that enterprise between the two shareholder constituencies. Both Boards selected this method because they view the Merger as a combination of two on-going enterprises with distinct contributions rather than a traditional acquisition. Accordingly, they agreed that a premium to either party's investors would be inappropriate. The fact that neither Board considered the Merger parties to have equal fair market values on a going concern basis or the same relative contribution to the combined enterprise did not change their determinations on the appropriateness of their valuation method or the inappropriateness of a premium to either shareholder constituency.

         Our Board believes that the selected method of determining the Merger Ratio represents a fair, reasonable and proper approach for valuing the two enterprises. The Board acknowledges, however, that its methodology is subject to various uncertainties and may have resulted in a valuation and resulting Merger Ratio that would differ from independent valuations or third-party offers. See "Risk Factors of the Merger" above and "Fairness of the Merger" below.

         Application of Selected Valuation Method to Base Ten. Our Board's deliberations on the Merger parties' relative contributions to the combined enterprise were concentrated in the fourth quarter of 2001. In evaluating our contribution, the Board focused on our net asset values, as reflected in our reported shareholders' equity and working capital as of September 30, 2001, which were each approximately $1.3 million. Both were comprised primarily of cash and cash equivalents net of current liabilities. With our annual Reporting Costs and other general and administrative expenses averaging approximately $210,000 per quarter, the Board anticipated a decline in our shareholders' equity and working capital to slightly less than $1.1 million by year end, when negotiations on the Merger Agreement were expected to be finalized. Although our 20% interest in Almedica LLC is carried at no value for financial reporting purposes, our Board initially attributed an enterprise value of up to $200,000 for that interest, based on its estimate of prospective cash flows over the next three years, discounted to present value at a 10% annual rate. This increased its fair market valuation of Base Ten to as much as $1.3 million for purposes of establishing our overall enterprise contribution in the Merger. The Board acknowledged that this was more than twice our market capitalization at the time of its deliberations.

         Application of Selected Valuation Method to Convergence. In its analysis of the relative contribution by Convergence to the combined enterprise, our Board focused on the market and revenue growth potential of its PHA offering over the next three years to derive a fair market valuation of the enterprise based on estimated cash flows for that period, discounted to present value at various annual rates up to 20% to account for perceived risk profiles. Our Board believes Convergence is positioned to reverse its history of losses and achieve substantial growth in subscription and sponsorship fees for its e-Health services during that period. This conclusion was premised on the Board's assessments of both the e-Health marketplace in general and the market position and potential of the PHA product developed by Convergence in particular. The Board considered that the Internet platform utilized for PHA delivery presents both access and cost containment opportunities to address the needs of this marketplace. It also considered that this market remains relatively undeveloped despite the increasing popularity, penetration and bandwidth of Internet resources generally available in the workplace. Based on these factors, our Board believes this market presents significant opportunities for Convergence.

         In developing a revenue and cash flow model for Convergence, our Board sought to balance its assessment of the market prospects for PHA services with the risk that the potentially controversial nature of its alternative medicine components makes its ultimate success in the marketplace uncertain. Our Board also considered the risk that Convergence's business plan contemplates substantial capital expenditures to fund its ongoing operations without any assurance of deriving anticipated revenues from operations. The Board weighed the risks of failing to raise adequate capital to finance the execution of that business plan or acquiring capital on terms that would be highly dilutive of our continuing investors in the combined enterprise. See "Risk Factors of the Merger" above.

         To quantify its enterprise valuation of Convergence from projected financial performance, our Board applied market multiples of earnings before interest, taxes and depreciation, depletion and amortization for several publicly traded healthcare information companies to its cash flow estimates for Convergence over the next three years. Its estimates were based on a number of underlying assumptions that are inherently subject to varying degrees of uncertainty.

         Based on its discussions with management of Convergence and its market due diligence, our Board concluded that the risk-discounted potential of Convergence for revenue and cash flow growth over the next three years supports a fair market valuation in a range between $2.3 million and $3.1 million. The Board initially determined that a mid-range valuation of $2.7 million would be consistent with its fair market valuation. Based on its initial estimates of relative fair market values of up to $1.3 million for Base Ten based primarily on its net asset valuation and approximately $2.7 million for Convergence based on its enterprise valuation, our Board proposed a Merger Ratio in the range of 33% for Base Ten and 67% for Convergence.

         Valuations by the Convergence Board. In its evaluation of the Merger parties' relative contributions, the Convergence Board initially estimated relative net contributions at approximately 23% by Base Ten and 77% by Convergence, reflecting its valuations in the range of $685,000 for Base Ten and $2.3 million for Convergence. The variance was primarily from different weights placed on the capital requirements and market prospects for commercialization of the PHA services developed by Convergence, together with lower expectations of the Convergence Board for our retained interest in the Clinical Software assets to be contributed to Almedica LLC.


         Valuations Adopted by Both Boards. After several months of due diligence and arms' length negotiations, the contribution ranges proposed by the Merger parties' Boards were refined to 25% by Base Ten and 75% by Convergence. These relative contributions formed the basis for the Merger Ratio ultimately authorized by both Boards. They reflect estimated fair market valuations in the range of $765,000 for Base Ten and $2.3 million for Convergence. The Base Ten valuation reflected anticipated reduction of our cash position by the time of the Merger but was consistent with our market capitalization based on the high end of our trading range during 2001. See "Background of the Share Combination Proposal - Stock Price and Volume Data" above. The Convergence valuation was consistent with the pricing of our Convergence Series A-3 Preferred Stock Investment at $.25 per share, which reflects a "pre-money" valuation for Convergence of approximately $2.3 million based on its 9.3 million common and common equivalent shares then outstanding. See "Proposed Merger with Convergence
- Investments in Convergence" above. In accepting this compromise on the Merger Ratio, our Board was influenced by the fact that two principal shareholders of Convergence also purchased its Series A-3 preferred stock contemporaneously based on the same $2.3 million valuation.


         Alternatives to Selected Valuation Method. Although our Board recognized that a liquidation analysis would likely favor Base Ten over Convergence in view of our tangible asset base versus the intangibles underlying an enterprise valuation of Convergence, the Board did not analyze the respective liquidation values of the Merger parties in part because the Convergence Board would not accept that approach and in part because it views the Merger as a combination of two ongoing rather than liquidating enterprises. Accordingly, it determined that reliance on estimated liquidation values in allocating ownership of the combined enterprise between the two shareholder constituencies would be inconsistent with the parties' status and prospects as going concerns. The Board considered an evaluation of the Merger parties' relative contributions from estimated fair market values on a going concern basis to be entirely consistent with the parties' status and prospects. While the Board believes the valuation and allocation methodology for the Merger provided an equitable basis for allocating ownership of the combined enterprise between the two shareholder constituencies, its evaluation required judgments on underlying assumptions that are inherently subject to varying degrees of uncertainty. These uncertainties could result in an undervaluation or overvaluation of either Merger party. Reliance on other methods of valuation and allocation could have yielded materially different results.

Reasons for the Board's Authorization of the Merger

     o The Merger is intended to address our objective of redirecting our business to a market sector requiring less capital resources, technological development and time to market uncertainties than our MES and Clinical Software operations. The Board believes the Merger will achieve this objective by concentrating our remaining resources in the emerging and potentially sizable market for electronic dissemination of personalized medical information.

     o Because our primary assets remaining after the sale of our Clinical Software business will be cash and cash equivalents, the Merger and related Convergence Series A-3 Preferred Stock Investment and Convergence Loans also address Convergence's objective of securing needed capital on acceptable terms. This enabled us to negotiate Merger terms considered relatively favorable by our Board.

Alternatives to the Merger

         Instead of proposing the Merger, our Board could instead continue to seek alternative business combinations to implement its planned Business Redirection or seek to liquidate our assets and distribute the liquidation proceeds to our shareholders. The Board recognized that the alternative of continuing to pursue the Business Redirection would avoid the risks associated with the execution of Convergence's business plan and the alternative of a liquidation would enable our shareholders to reinvest their proportionate share of liquidation proceeds. Both alternatives were rejected based on the Board's determination that continuing to seek alternative business combinations to implement its planned Business Redirection would be impractical in view of our depleting resources and that an orderly liquidation of Base Ten carried out over a reasonable period of time would generate proceeds net of liquidation expenses in the range between $.06 and $.08 per share, which the Board considers inferior to the shareholder values anticipated from the Merger.

Timing of the Merger Proposal

         The Merger is being proposed at this time because the Merger Agreement requires our best efforts to obtain shareholder approval of the Proposal as expeditiously as practicable. Including the Proposal to approve the Merger with the other Proposals to be brought before the special meeting also saves administrative costs that would be incurred if the Merger was proposed at a different time.

Fairness of the Merger

         Our Board did not retain a financial advisor to evaluate the fairness of the Merger to unaffiliated holders of either class of our common stock from a financial point of view. As a result, the Merger Ratio and other terms of the Merger Agreement may not be as favorable as the terms that an independent representative might have obtained. Based solely on its independent evaluation, the Board has unanimously authorized the Merger Agreement and recommends its approval by our shareholders based on its determination that the Merger and related transactions contemplated by the Merger Agreement are in the best interests of Base Ten and are fair in all respects to our existing shareholders, including unaffiliated holders of both classes of our common stock, based on financial as well as timing and procedural considerations. The Board considered the factors summarized below in reaching this conclusion.

     o The Merger is expected to provide benefits to our continuing shareholders that would be unavailable from the potential alternatives to the transaction. See "Alternatives to the Merger" above.

     o By targeting an unestablished, cash constrained participant in the emerging and potentially sizable market for electronic dissemination of personalized medical information as our partner for implementing the Business Redirection, our Board balanced the attendant risks against the potential benefits of the Merger for maximizing our continuing shareholders' investment values through partial ownership of a combined enterprise with greater upside than their current investment in Base Ten.

     o Our Board did not seek bids for the sale of Base Ten because it believes that continued operations through Convergence as a privately held enterprise should be more advantageous to continuing investors. This conclusion was based in part on the recent contraction of our business and the corresponding decline in the market price for our common stock, which could be expected to have an adverse impact on the consideration to be offered by any bidder.

     o The Board also considered that any active bidder for Base Ten would likely apply a substantial discount to the value of our public company franchise due to the delisting of our Class A common stock from the Nasdaq Small Cap Market in December 2000. Trading in our common stock was limited thereafter to the OTCBB. This not only reduced liquidity in the outstanding common stock but also impaired our ability to implement the Business Redirection with any enterprise seeking to provide its shareholders with publicly traded securities through a business combination. Accordingly, our Board considered the lower administrative costs of private operations through Convergence to outweigh the limited benefits of maintaining Exchange Act registration for an OTCBB traded security.

     o The Merger is being effected in accordance with all requirements under New Jersey law and our charter. For a merger or similar transaction, our charter requires approval from holders of three-quarters of the votes cast on the Proposal. The Board considers this to be an unusually stringent supermajority threshold. Our directors, officers and principal shareholders collectively do not own sufficient shares to assure approval of the Proposal, which therefore requires support from a substantial portion of unaffiliated shareholders. See "Principal Shareholders."

     o Shareholders who vote against the Merger Proposal have dissenters' rights under New Jersey law to receive the fair value of their shares as determined by a court. See Proposal 3 - Merger with Convergence - Dissenters' Rights."

         On the cumulative import of these factors, the Board unanimously concluded that the Merger is in the best interests of Base Ten and is fair to our shareholders, including unaffiliated holders of both class of our common stock, from a financial point of view. The Board unanimously recommends approval of the Proposal by our shareholders. Each of our directors, officers and principal shareholders has indicated an intention to vote in favor of the Merger. See "Directors and Officers" and "Principal Shareholders.

                                   PROPOSAL 1
                       Sale of Clinical Software Business

Terms of the LLC Agreement

         Consideration. Subject to customary closing conditions, the LLC Agreement provides for us to receive $75,000 in cash for our Clinical Software business, plus a 20% interest in Almedica LLC.

         Board Nominees. Upon the closing under the LLC Agreement, we will be entitled to designate one nominee for appointment to the board of directors of Almedica LLC. Our designee will represent a minority of that board and will have no special leverage to influence its decisions.

         Accounting Treatment. When we originally acquired the Clinical Software products from Almedica, we recorded the assets and liabilities of the acquired operations based on the market value of the 790,000 shares of common stock we issued at that time. In October 2000, based on the decision by our Board to dispose of this business, we recorded a loss on the disposition of discontinued operations in the amount of $1.9 million. Following our sale of these operations, our balance sheet will reflect nominal value for our 20% interest in Almedica LLC.

         Tax Consequences. There will be no material tax consequences from the sale of our Clinical Software operations to Almedica LLC.

         Regulatory Approvals and Appraisals. No federal or state regulatory requirements or approvals will apply to the proposed sale. No report, opinion or appraisal materially relating to the proposed sale have been obtained or relied upon by us or the other parties to the LLC Agreement.

         Almedica License. The December 2001 agreement covering the Almedica License provides Almedica LLC with a ten-year worldwide license covering the Clinical Software. The Almedica License is exclusive for the first year and non-exclusive for the balance of the ten-year term. It provides for a royalty of $75,000 payable either upon the closing under the LLC Agreement or, if shareholder approval for the sale of our Clinical Software business is not obtained, in ten equal installments commencing in December 2002.

Reasons for the Proposed Sale

         Since our acquisition of two clinical trials software products from Almedica in June 1999, the acquired business has generated only marginal sales. We estimate that our efforts to commercialize the acquired software and our internally developed Clinical Software have resulted in losses of approximately $3 million.

         We have limited financial, technical or marketing resources available to develop a market for our Clinical Software products. In view of these limitations, we anticipate that our Clinical Software business, if operated internally, would continue to operate at a loss. Our Business Redirection calls for our pursuit of revenue generating or strategic opportunities requiring less capital resources, technological development and time to market uncertainties than our discontinued Clinical Software operations. We believe it would be impractical to continue devoting our limited resources to both the Clinical Software business and the Business Redirection.

Description of Almedica's Business

         Almedica provides clinical trials materials ("CTM") services for Phase I-IV clinical studies. These services are subject to regulation by the U.S. Food and Drug Administration ("FDA"). Almedica's CTM services include clinical trial protocol development, patient-specific labeling, randomization and packaging of clinical trial supplies to clients including pharmaceutical, biotechnology and contract research organizations. Almedica also handles storage, distribution and return of CTM supplies through distribution management and interactive voice response software. The principal executive offices of Almedica are located at 75 Commerce Drive, Allendale, New Jersey, and its telephone number is (201) 995-9440.

Financial Effects of the Clinical Software Sale

         In accordance with the LLC Agreement, the $75,000 purchase price for our Clinical Software assets is being held in an escrow account pending the closing of the transaction. Although our 20% interest in Almedica LLC is carried at no value on our balance sheet, we have reflected the escrowed purchase price for the Clinical Software business on our historical balance sheets as a current asset of discontinued operations. Accordingly, in view of the discontinuation of our Clinical Software operations in 2000 and the fact that our financial statements as a small business issuer are not required to include operating results for periods prior to the discontinuation of this segment, we have not presented summary pro forma financial information in this section of the proxy statement separartely reflecting the Clinical Software sale since the only adjustment it would reflect to our historical financial statements for periods after the year ended December 31, 2000 would be a change in the balance sheet classification of the $75,000 purchase price from a "current asset of discontinued operations" to "cash and cash equivalents." Combined pro forma information reflecting both the Clinical Software sale and the Merger is presented at the end of this proxy statement under the caption "Unaudited Pro Forma Consolidated Financial Statements of Base Ten."

Risk Factors

         Almedica recently formed Almedica LLC for the purpose of this transaction. It has no operating history or current financing commitments from Almedica, Base Ten or any third party. If Almedica LLC is unable to successfully commercialize the acquired assets, our equity interest will have no value. Any future financing or acquisition transactions, even if adding to Almedica LLC's value, will dilute our equity interest. We did not retain a financial advisor to evaluate the fairness of this transaction to our shareholders from a financial point of view.

Prior Contacts and Agreements

         In connection with our June 1999 acquisition of clinical trials software assets from Almedica, we entered into the following arrangements with its affiliates:

     o Almedica's chairman, Clark L. Bullock, joined our Board. He served on our Board until April 28, 2000.

     o We entered into an employment agreement with Robert J. Bronstein, former president of an Almedica subsidiary, to serve as president of our Applications Software Division. Mr. Bronstein resigned on March 31, 2000.

     o We entered into a Program License Agreement with Almedica, which acquired a limited license for the Clinical Software products we acquired, subject to its agreement not to compete with us in North America for five years. We assigned all of our indemnification and other obligations under this agreement to ABB in connection with the sale of our MES business to ABB in October 2000. See "Background of the Proposals - Contraction of Business."

     o After the June 1999 acquisition, we completed software development work for Almedica but received no payment from them on our invoiced fees aggregating $255,000. We also failed to collect software maintenance fees of $140,000 invoiced to Almedica.

     o We had various commitments under the Program License Agreement relating to our MES software. Although those commitments were not satisfied, they were assumed by ABB in October 2000 in connection with its purchase of that software.

         Any claims related to these matters have been released under the LLC Agreement.

Dissenters' Rights

         Under New Jersey law, if the proposed sale of our Clinical Software business were considered a sale of substantially all our assets other than in the ordinary course of business, shareholders entitled to vote for its approval would have dissenters' rights similar to those offered to shareholders in merger and consolidation transactions. For a description of those rights, see "Proposal 3 - Merger with Convergence -- Dissenters' Rights."

Vote Required

         Under New Jersey law, a sale of substantially all the assets of a corporation organized in that State requires shareholder approval if the sale is not in the ordinary course of business. Although we do not believe the proposed sale of our Clinical Software business should be considered a sale of substantially all our assets other than in the ordinary course of business, we are seeking shareholder approval because it is required as a closing condition under the LLC Agreement. Assuming for this purpose that the Proposal involves the sale of substantially all our assets, our charter requires the affirmative vote of at least three-quarters of the votes cast by the holders of Class A common stock and Class B common stock entitled to vote at the special meeting, voting together as a class. Our Board recommends that shareholders vote "FOR" the proposal to sell our Clinical Software business under the terms of the LLC Agreement.

                                   PROPOSAL 2
                                Share Combination

Terms of the Share Combination

         Our Board has adopted a resolution authorizing the Share Combination on the following terms:

     o Every 1,000 shares of both Class A and Class B common stock will be combined into and exchanged for one share of the same class, and the par value of each share will be reduced from $5.00 to $.01;

     o Each holder of record of a fractional share of our common stock before giving effect to the Share Combination will receive a cash payment in lieu of the fractional share in an amount based on the weighted average sale prices reported by the OTCBB for our common stock during the 20 trading days preceding the date of the special meeting;

     o A certificate of amendment to our charter will be filed with the New Jersey Department of State, providing for the foregoing steps and for an amendment of Article 6(a) of the charter to read follows:

                 (a) This corporation is authorized to issue three classes of shares of stock to be designated "Class A Common," "Class B Common" and "Preferred." The total number of shares that this corporation is authorized to issued is 1,268,200, and the aggregate par value of all such shares is $12,682. Of these shares, 270,000 shall be Class A Common, par value $0.01 each, 4,000 shall be Class B Common, par value $0.01 each, and 994 shall be Preferred, par value $0.01 each.

     o A Certification and Notice on Form 15 will be filed with the SEC terminating our reporting obligations as a small business company under the Exchange Act in anticipation of the reduction of our shareholder base below 500 record holders.

Purpose of the Share Combination

         As of the record date for the special meeting, we had a total of 1,100 record holders of our common stock. Approximately 90% of those accounts held less than 1,000 shares. During the last half of 2001 and the first three quarters of 2002, the bid prices of our Class A common stock quotes by the OTCBB ranged from $.04 to $.11 per share. Based on a weighted average share price of approximately $.05 per share for that period, a median Small Account of 500 shares had a market value of $25.00. We estimate that our annual costs for transfer agent, legal and accounting services associated with our reporting and related obligations as a publicly held small business company are approximately $120,000. This translates to over $100 per record holder account, which far exceeds the average market value of the median Small Account.

         Since reporting companies are entitled to terminate their Exchange Act registration if their shareholder base has declined below 500 holders of record (or below 300 if the issuer has total assets in excess of $10 million), the Board authorized the Share Combination to achieve that result. By enabling us to terminate our Exchange Act registration, the Share Combination is intended to eliminate our Reporting Costs so all of our limited financial resources net of costs for fractional share repurchases can be applied to execution of the Convergence business plan.

Reasons for the Board's Authorization of the Share Combination

         Our Board has unanimously authorized the Share Combination and recommends its approval by our shareholders based on its determination that cashing out the Small Accounts and terminating our Exchange Act registration is in the best interests of Base Ten and is fair to our existing shareholders in all respects, including financial, timing and procedural considerations. The Board considered the factors summarized below in reaching this conclusion.

     o In view of the limited market for our common stock following its delisting from the Nasdaq SmallCap Market in December 2000, our Board believes the advantages usually associated with a public company franchise have been substantially undercut by the downturn in our business and the resulting loss of market value and liquidity in our common stock. The Board considers whatever advantages remain in our public company franchise to be overwhelmingly outweighed by the Reporting Costs.

     o The Convergence Board not only concurred with this conclusion but conditioned its willingness to complete the Merger on the termination of our small business company registration under the Exchange Act.

     o The Board also considered that holders of Small Accounts will benefit from our repurchase of their fractional shares at market value without incurring any transaction or administrative costs. We intend to use the weighted average sale prices reported by the OTCBB for our Class A common stock during the 20 trading days preceding the date of the special meeting as the basis for determining the repurchase price for fractional shares resulting from the Share Combination.

Tax Consequences

         Each shareholder receiving a cash payment in lieu of a fractional share resulting from the Share Combination will generally recognize capital gain or loss equal to the difference between the amount of the cash payment and the tax basis in the fractional share.

Risk Factors

         After the Share Combination, there will be no established trading market for our common stock, and our continuing shareholders will have no liquidity in their investment. Although regulations under the Exchange Act establish procedures for brokers to issue quotations on securities of non-reporting companies that provide the broker with specified business and financial information, we do not expect the reconstituted Board to authorize the preparation or dissemination of that information, and the Parent Company will have no obligation to do so after the Merger.

Fairness of the Share Combination

         Financial Fairness Overview. Our Board believes the Share Combination as a whole is in the best interests of Base Ten and is fair to our shareholders, including holders of Small Accounts, from a financial point of view. It reached this conclusion based solely on its own evaluation. It did not retain an investment bank or other financial adviser to render a report or opinion on the fairness of the Share Combination from a financial point of view.

         Advantages and Disadvantages. In evaluating the financial fairness of the Proposal, our Board weighed the advantages to our shareholders and our business usually associated with a public company franchise against the disadvantages of public reporting obligations. The Board considered that the typical public company advantages of increased liquidity for shareholders and increased access to capital markets for the issuer have been negated by the loss of market value and liquidity in our common stock from the downturn in our business and delisting of our shares. The Board weighed this against the competitive disadvantages and management burdens of public reporting obligations. The Board also considered that our repurchase of fractional shares in the Share Combination will provide liquidity to holders of Small Accounts as well as eliminating the transaction and administrative costs they would otherwise incur to liquidate their Small Accounts. The Board was also influenced by the fact that our annual Reporting Costs per record holder account are more than four times the value of a median Small Account based on the current market price of our common stock.

         Fairness of Cash Out Price. As part of its evaluation, the Board focused on the fairness of the Share Combination to holders of Small Accounts. Under the terms of the Share Combination, holders of fewer than 1,000 current shares of our common stock will receive cash in lieu of fractional shares resulting from the proposed 1-for-1,000 reverse stock split in an amount per current share equal to the weighted average sale prices reported by the OTCBB for our common stock during the 20 trading days preceding the date of the special meeting, Although the Board considered its use of prevailing market price as the most appropriate measure of value for the fractional shares to be held in Small Accounts, it recognized that our common stock is thinly traded, with a relatively wide spread between the bid and asked price, which it attributes to the limited number of market makers on the bid side.

         Alternative Cash Out Price Based on Book Value. In determining to rely on prevailing market price for the cash out value of Small Accounts, the Board considered that the weighted average sale price of $.05 per share reported by the OTCBB for our Class A common stock during the second quarter of 2002 reflects a substantial discount to our net book value of $.14 per share at June 30, 2002. Although the ultimate cash out price may change based on trading prices for our common stock during the 20 trading days preceding the special meeting, the Board acknowledges that this disparity weights against the fairness of the Share Combination to holders of Small Accounts. The Board also recognizes that the $.09 per share disparity translates to $45 for a median Small Account of 500 current shares, which it does not regard as material, compared to a potential $50,000 increase in our total cash out cost, which it regards as material in view of our limited financial resources. The Board concluded that any potential inequity to holders of Small Accounts from this aspect of the Share Combination is mitigated by the absence of brokerage commissions and administrative inconvenience they would otherwise incur to cash out their investment.

         Alternative Cash Out Price Based on Going Concern Value or Earnings. While the Board expects Base Ten to continue as a going concern through its proposed Merger with Convergence, the downturn and contraction of our business makes it difficult in the Board's view to assess our going concern value for purposes of determining an alternative cash out price for fractional shares held in Small Accounts as a result of the Share Combination. Although an evaluation of going concern value would ordinarily focus on publicly available data on companies in the same industry sector, our Business Redirection has entailed the sale of our MES business and the proposed sale of our Clinical Software business, which represents our only remaining line of business. Accordingly, the Board determined that any effort to apply this traditional valuation method would be inappropriate under current circumstances. The absence of any contemporary earnings history also make any alternative valuation of Small Accounts equally inappropriate in the Board's view.

         Alternative Cash Out Price Based on Liquidation Value. After accounting for the sale of our Clinical Software business, our primary assets are cash and cash equivalents of $418,000 as of June 30, 2002 and our Convergence Series A-3 Preferred Stock Investment of $290,000. See "Proposed Merger with Convergence" above. Since June 30, 2002, our cash position has declined primarily from our initial Convergence Loan of $125,000 and our Reporting Costs, including additional professional fees in connection with the special meeting. After accounting for these developments, the Board estimates that an orderly liquidation of Base Ten carried out over a reasonable period of time would generate proceeds net of liquidation expenses in the range between $.06 and $.08 per share. The Board acknowledges that, like its alternative book value analysis, the disparity with our current market price of $.05 per common share weights against the fairness of the Share Combination to holders of Small Accounts, although it does not view the disparity as material and does not consider its liquidation analysis as necessarily indicative of actual liquidation results.

         Financial Fairness - Conclusion. In reaching its conclusion on the financial fairness of the Share Combination, the Board did not assign any specific weights to the foregoing factors. On the cumulative import of those factors, the Board unanimously concluded that the Share Combination as a whole is in the best interests of Base Ten and is fair to our shareholders, including holders of Small Accounts, from a financial point of view. In selecting a valuation method for the cash out of Small Accounts, the Board concluded that a market based valuation was more appropriate than reliance on net book value, going concern value or liquidation value in view of the limited relevance of each alternative. The Board unanimously recommends approval of the Proposal by our shareholders. Each of our directors, officers and principal shareholders has indicated an intention to vote in favor of the Share Combination. See "Directors and Officers" and "Principal Shareholders.

         Procedural Fairness. The Board did not appoint an independent committee, engage an independent representative or retain an investment bank or other financial adviser to represent the interests of Small Account holders or other unaffiliated holders of either class of our common stock in negotiating the terms of the Share Combination. The Board considered several alternative transaction structures to accomplish a reduction in our shareholder base below 300 record accounts but unanimously opted for the Share Combination as the simplest and least expensive approach. The Board considered but rejected a structure requiring approval not only from holders of a majority of our outstanding shares but also from a majority of unaffiliated shareholders. Despite the absence of an independent committee, representative or appraisal and the lack of a separate voting requirement for approval from unaffiliated shareholders, the Board concluded that the Share Combination is not only substantively fair but also procedurally fair to unaffiliated holders of both classes of our common stock for the following reasons:

     o The cash out price for our repurchase of fractional shares from Small Accounts will be determined by using the weighted average per share trading price of our common stock during the 20 trading days after the mailing of this proxy statement. During that period, present shareholders, including holders of Small Accounts, will have an opportunity both to evaluate all of the Proposals and to compare the potential value of their investment in our common stock with other available investments.

     o While remaining unaffiliated shareholders will benefit from a projected increase in our net book value per share, the increase will be offset by the reduction in available information about Base Ten and a significant loss of liquidity in both classes of our common stock following the termination of our reporting obligations under the Exchange Act.

     o Although holders of Small Accounts will be entitled to receive immediate cash consideration for their shares, remaining shareholders will bear the burden of the expenses of the going private transaction, with no assurance when, if and for how much they will be able to liquidate their investments in our common stock.

     o The Share Combination is being effected in accordance with all requirements under New Jersey law and our charter, which require the affirmative votes from the holders of a majority of our common stock outstanding on the record date. As of that date, our officers and directors as a group do not own a sufficient number of shares to assure approval of the Proposal, although our two principal shareholders, Almedica and Jesse Upchurch can determine the outcome of the shareholder vote. See "Principal Shareholders."

     o Between the date of this proxy statement and the effective date of the Share Combination, all of our shareholders will have an opportunity to adjust the number of our common shares they will own on the effective date so that holders who would otherwise be cashed out can become continuing holders and holders of more than 1,000 shares can divide or otherwise adjust their holdings into Small Accounts that will be cashed out.

Conduct of Business after the Share Combination

         If the Share Combination is approved, we plan to immediately terminate our registration as a small business reporting company under the Exchange Act. This will eliminate our obligation to furnish financial and other information to remaining shareholders in annual reports on Form 10-KSB, quarterly reports on Form 10-QSB, current reports on Form 8-K and proxy statements on Schedule 14A. By eliminating this obligation, we expect to save approximately $120,000 in annual Reporting Costs. Terminating our Exchange Act registration will also relieve our officers, directors and principal shareholders of various filing obligations under the Exchange Act. Because we will cease filing periodic reports under the Exchange Act, our common stock will not be eligible for quotations on the OTCBB or any other established trading market. This will adversely affect the liquidity of our common stock, which in turn could impair its value in private resale transactions. The absence of a trading market for our common stock could also limit our access to equity capital. since potential investors may be deterred by the inability to readily liquidate their investment. See "Special Factors - Effects of the Share Combination."

Dissenters' Rights

         Under New Jersey law, holders of fractional shares to be exchanged for cash by a New Jersey corporation engaging in a share combination transaction have the right to dissent and have their fractional shares purchased by the corporation at their fair market value. Since we will be paying cash for fractional shares in the Share Combination at their market price at the time of the transaction, we believe any exercise of dissenters' rights would have no effect on the amount of cash to be received by any dissenting shareholder in lieu of a fractional share.

         Our shareholders who object to the Share Combination may nevertheless dissent and have their shares purchased by the Parent Company at fair value. The procedures that must be followed to assert and enforce dissenters' rights under the New Jersey statute governing these rights are summarized below. Upon request, we will provide any dissenting shareholders with a copy of the statute.

         To exercise dissenters' rights, a dissenting shareholder must file with us, in time to be received before the special meeting, a written notice of dissent (a "Notice of Intent") indicating an intent to demand payment for his shares if the Share Combination is consummated. The Notice of Intent must either be submitted to us at the special meeting or mailed to us not less than three business days before the special meeting, at our current offices located at 535 East County Line Road, Suite 16, Lakewood, New Jersey 08701, to the attention of Kenneth W. Riley, Chief Financial Officer, Base Ten Systems, Inc. A dissenting shareholder must also vote against the Share Combination or abstain from voting, and the dissent must apply to all the shares of our common stock owned by the dissenting shareholder.

         If the Share Combination is approved and consummated, the Parent Company must send each dissenting shareholder, within 10 days after the effective date of the Share Combination, a written notice (a "Dissenters' Notice") confirming the effective date. Within 20 days after the Dissenters' Notice is mailed, a dissenting shareholder must respond by sending us a written demand for payment of the fair value of his shares (the "Payment Demand"). Since we will be relocating after the Share Combination to 774 Mays Boulevard, Suite 386, Incline Village, Nevada 89451, the Payment Demand should be sent to us at that address, to Convergence Systems, Inc., 774 Mays Boulevard, Suite 396, Incline Village, Nevada 89451, Attention: President.

         Within 20 days after making a Payment Demand, a dissenting shareholder must submit to us all stock certificates representing his shares. Upon receipt, we will mark the certificates to reflect the demand and return them to the dissenting shareholder. A dissenting shareholder who has made a Payment Demand will thereafter be entitled only to payment for his shares and will not be entitled to vote or exercise any other shareholder rights. A dissenting shareholder may not withdraw a Payment Demand without our written consent. When we communicate with any dissenting shareholders, we must inform them of the deadlines for any actions they are required to take in order to perfect their dissenters' rights. Merely voting against the Share Combination or abstaining from voting will not satisfy the procedural requirements for perfecting dissenters' rights.

         Within 10 days after the deadline for submitting Payment Demands, the Parent Company will mail to each dissenting shareholder its financial statements at and for a twelve-month period ended on the latest practicable date. The transmittal letter must indicate whether we have elected to pay dissenting shareholders the fair value of their shares. If so, it must specify the price we have determined as the fair value of those shares. Within 30 days after the deadline for submitting Payment Demands (the "Settlement Window"), we must make payment of that fair value for all the shares of each dissenting shareholder who accepts our valuation and submits his stock certificates for cancellation.

         If a dissenting shareholder does not accept our valuation within the Settlement Window, he may serve us with a written demand to commence an action in the New Jersey Superior Court for the court's determination of the fair value of his shares. The demand must be served within 30 days after the expiration of the Settlement Window. Not later than 30 days after our receipt of the demand, we must commence the requested action. If we fail to do so, a dissenting shareholder may commence the action in our name not later than 60 days after the expiration of the time allotted for us to commence the action.

         In any action to determine the fair value of our common stock, all dissenting shareholders who have not accepted our valuation within the Settlement Window will be parties to the action. The court may appoint an appraiser to receive evidence and report to the court on its evaluation of fair value. The court will determine the appraiser's powers and, based on its evaluation, will render a judgment against the Parent Company in favor of each shareholder in the action for the fair value of his shares, as determined by the court, together with an allowance for interest at a rate set by the court from the applicable Payment Demand to the day of payment. The judgment will be payable to a dissenting shareholder upon surrender to the Parent Company of the certificates representing his shares.

         The costs and expenses of any action for determining the fair value of dissenters' shares, including reasonable compensation for and expenses of any appraiser, will be determined by the court and apportioned and assessed as the court determines. Fees and expenses of counsel and of experts for the parties to the action may be assessed against the Parent Company if the court deems an assessment to be equitable, but only if the court finds that our offer of payment was not made in good faith or if we failed to make a payment offer.

         The right of any dissenting shareholder to be paid the fair value of his shares will terminate if (1) he fails to present the certificates representing his shares for notation, unless a court directs otherwise, (2) the Payment Demand is withdrawn by the dissenting shareholder with our written consent, (3) we come to an agreement with the dissenting shareholder on the fair value of his shares, (4) the New Jersey Superior Court determines that the shareholder is not entitled to payment for his shares, (5) the Share Combination is abandoned or rescinded or (6) a court having jurisdiction permanently enjoins or sets aside the Share Combination. In any of those events, a dissenting shareholder's rights as a shareholder will be reinstated as of the date of his Payment Demand without prejudice to any corporate action that has taken place in the interim, and the shareholder will be entitled to receive any intervening preemptive rights and payment of any intervening dividend or other distribution.

Vote Required

         Under New Jersey law, the Share Combination requires the affirmative vote by holders of majority of the Class A and Class B common stock entitled to vote at the special meeting, voting together as a class. Our Board recommends that the shareholders vote "FOR" the proposed Share Combination.

                                   PROPOSAL 3
                             Merger with Convergence

General

         The following summary of the Merger Agreement and description of the risks and reasons for the Merger should be read together with the summary of Convergence's business and financial data included elsewhere in this proxy statement. See "Business of Convergence." For convenience, since Convergence will be our wholly owned subsidiary after the Merger, we use the term "Parent Company" in this proxy statement to mean Base Ten after completion of the Share Combination, the Reincorporation and name change and the Merger.

Terms of the Merger Agreement

         The Merger. If the Merger Agreement is approved by the parties' shareholders and the other conditions to closing are satisfied, the Merger Sub will merge into Convergence, which will become a wholly owned subsidiary of the Parent Company. At the time of the Merger, the outstanding capital stock of Convergence will be converted into the Merger Shares, which will represent 75% of the Parent Company's outstanding common stock (the "Merger Ratio") after giving effect to our repurchase of fractional shares in the Share Combination. See "Proposal 2 - Share Combination."

         Based on the Merger Ratio and our estimated common shares outstanding after the Share Combination, each outstanding share of Convergence capital stock outstanding at the time of the Merger will be converted into 0.0019608 Merger Shares (the "Merger Conversion Rate"). The Merger Shares will be issued to the shareholders of Convergence without registration under the Securities Act of 1933 (the "Securities Act") in reliance on the exemption provisions of Regulation D under the Securities Act. The shareholders of Convergence will be requested to provide us with representation letters to the effect that they are "accredited investors" for purposes of the private placement exemption under Regulation D or are otherwise qualified to participate in a private placement.

         Outstanding Derivative Securities of Convergence. At the time of the Merger, options and warrants previously issued by Convergence to its employees and consultants will be converted at the Merger Conversion Rate into five-year warrants to purchase a total of 3,873 shares of our Class A common stock at exercise prices ranging from $5.21 to $1,302.76 per share. If fully exercised, the issued shares will represent 16.22% of our outstanding common stock after giving effect to the Share Combination and the issuance of the Merger Shares. Under the terms of the Merger Agreement, any other unexercised stock options or warrants for Convergence capital stock and securities convertible into Convergence capital stock outstanding at the time of the Merger will terminate, and the shares we acquired in the Convergence Series 3-A Preferred Investment will be cancelled.

         Outstanding Derivative Securities of Base Ten. We currently have outstanding options and warrants issued to our employees and consultants exercisable for a total of 629,791 shares of our Class A common stock at exercise prices ranging from $.6875 to $90 per share. As adjusted for the Share Combination, the options and warrants will be exercisable to purchase a total of 629 shares of our Class A common stock at exercise prices ranging from $687.50 to $90,000.00 per share. If fully exercised, the issued shares will represent 3.08% of the Parent Company's outstanding common stock after giving effect to the Share Combination and the issuance of the Merger Shares. Under the terms of the Merger Agreement, any other unexercised stock options or warrants for our capital stock and securities convertible into our capital stock outstanding at the time of the Merger will terminate.

         New Warrants. The Merger Agreement provides for our issuance of warrants at the time of the Merger to persons who facilitated the transaction (the "Merger Warrants"). The Merger Warrants will be exercisable for five years to purchase a total of 2,726 shares of our common stock (the "Warrant Shares") at an exercise price of $.001 per share. The number of Warrant Shares was increased by 909 shares in a February 2002 amendment to the Merger Agreement, which allocates the additional Merger Warrants to Andrew Sycoff in recognition of his contributions to Base Ten. See "Board Reconstitution" and "Issuance of Merger Warrants to Designees" below. If all the Merger Warrants are exercised, the issued shares will represent 12% of the Parent Company's outstanding common stock after giving effect to the Share Combination and the issuance of the Merger Shares, effectively reducing the stake of our continuing shareholders after the Merger from 25% to 22% of the Parent Company's outstanding common stock.

         New Option Plan. The Merger Agreement provides for our adoption of a new stock option plan covering a total of 4,100 shares of our common stock, representing 17% of the Parent Company's outstanding common stock after giving effect to the Share Combination and the issuance of the Merger Shares. See "Proposal 5 - 2002 Stock Option Plan."

         Accounting Treatment. We will account for the Merger under the purchase method. Because the Merger will be treated as a purchase of Base Ten by Convergence for accounting purposes, our consolidated balance sheet after the Merger will reflect the assets acquired in the Merger based on their book value at the time of the Merger, without any step up to reflect their valuation in determining the Merger Ratio.

         Tax Consequences. We expect the Merger to qualify as a tax-free reorganization under Section 368(a)(1)(A) of the Internal Revenue Code. There will be no material tax consequences from the Merger to our continuing shareholders.

         Regulatory Approvals and Appraisals. No federal or state regulatory requirements or approvals will apply to the Merger proposed sale. No report, opinion or appraisal relating to the Merger has been obtained or relied upon by us or the other parties to the Merger Agreement.

         Board Reconstitution. In view of the controlling interest in Base Ten to be acquired by the shareholders of Convergence in the Merger, the Merger Agreement provides for the current members of our Board and the board of directors of Convergence (the "Convergence Board") to resign at the time of the Merger and appoint five designees (the "Board Designees"), of whom two were selected by of our Board and three by the Convergence Board. Although shareholder approval of the Board Reconstitution is not among the Proposals, the following summary of the business experience and background of the Designees is provided in accordance with Rule 14f-1 under the Exchange Act.

                               BASE TEN DESIGNEES

         Andrew G. Sycoff, age 35, was appointed to our Board in October 2000 for a term expiring at the 2002 annual meeting of shareholders. See "Directors and Officers." He has also served on the board of directors of Paragon Industries Corp. since 1999. Since 1992, Mr. Sycoff has been President, Chief Executive Officer and Chairman of the Board of Andrew Garrett Inc., an investment bank and full service brokerage firm located in New York City, as well as Chief Executive Officer and Co-Chairman of the Board of Andrew Garrett Trading, Inc., a trading and Nasdaq market making firm. He previously held branch manager positions with Shamrock Partners and Paulson Securities. Mr. Sycoff has also held senior management and consulting positions within the real estate industry.

         Edward A. Holmes, age 48, is the President and Chief Financial Officer of MSI of Central Florida, Inc. and the Executive Vice President and Chief Financial Officer of its parent company, Paragon Industries Corporation, both of which are in the electronics contract manufacturing business. Prior to joining Paragon in 1999, he served as Costs and Contracts Manager of Base Ten, commencing in 1995. During that time, he was part of the team that completed the turnaround and sale of its GTD business. Mr. Holmes has also held fiscal management and controller positions with firms in the healthcare and construction industries, prior to which he was an active stockbroker in the 1980s with two Wall Street firms. He received a BS degree in Finance and a BA degree in Business-Accounting from the Richard Stockton College of New Jersey.

                              CONVERGENCE DESIGNEES

         Byron Gehring, age 39, is the Chief Executive Officer of Convergence. Prior to co-founding Convergence in March 2000, he was the President and principal shareholder of Loan Eagle Strategies, Inc., a financial advisory boutique whose clients included Convergence Health, Inc., the predecessor company of Convergence (the "Convergence Predecessor"). See "Business of Convergence - Background.." In 1991, Mr. Gehring co-founded Applied Computer Technologies, Inc. and served as the Executive Vice President of Strategic Resource Solutions Inc., technology companies he operated until their sale in 1999. From 1985 to 1991, he was European Sales and Service Director with Devron-Hercules and Measurex, providers of process automation and control systems to the paper industry. Mr. Gehring received a BS degree in Chemical Engineering from Oregon State University and a B.A. in German from the University of Stuttgart.

         Kenneth Waltzer, M.D., M.P.H., age 43, is the Chief Medical Officer and a co-founder of Convergence. He was the Chief Executive Officer of the Convergence Predecessor, which he founded in 1997. From 1990 to 1997, Dr. Waltzer served in various capacities with Kaiser-Permanente, where he was the first Preventive Care Coordinator for Southern California. While at Kaiser, he was also Director of Medical Education at the West Los Angeles Medical Center. During his tenure, he helped develop statewide guidelines for preventive care. Dr. Waltzer received a B.A. cum laude from Harvard College, an M.D. from Baylor College of Medicine and an M.P.H. in Health Policy and Management from the Harvard School of Public Health. He completed an internship and residency in Primary Care Internal Medicine at The Cambridge Hospital of Harvard Medical School and is a board-certified Internist and Geriatrician.

         Jasna Gehring, age 40, has worked with Byron Gehring in their previous business ventures in various capacities, including executive management, administrative functions and various board functions. She has also served in various managerial capacities with several chain restaurants in Germany. Ms. Gehring is multilingual and received a degree in Economics from the University of Osijek. She is the wife of Byron Gehring.

         Issuance of Merger Warrants to Designees. The Merger Agreement provides for the allocation of 70.83% of the Merger Warrants to three of the Designees. See "New Warrants" above. The following table shows the number of Warrant Shares covered by their Merger Warrants and the percentage of our outstanding common stock those shares will represent after giving effect to the Share Combination and the issuance of the Merger Shares.

                                       Warrant Shares                Post-Merger
         Designee                          Covered                   Percentage
         --------                          -------                   ----------
         Byron Gehring                       511                         2.25%
         Kenneth Waltzer                     284                         1.25
         Andrew Sycoff                     1,136                         5.00

         Conditions to Closing by Base Ten. Our obligation to consummate the Merger is subject to various conditions, including:

     o Approval of the Merger Agreement by the shareholders of Convergence, and absence of any legal or regulatory impediment to our consummation of the Merger;

     o No breach of the covenants or representations and warranties of Convergence in the Merger Agreement;

     o Absence of any event or condition that had or would likely have a material adverse effect on the operations, prospects or financial condition of Convergence; and

     o Delivery of the PHA developed by Convergence to at least one unaffiliated sponsor or other subscriber organization under a binding agreement providing for license or subscription fees at fair value for the contract period (the "Performance Condition").

         Conditions to Closing by Convergence. The obligation of Convergence to consummate the Merger is also subject to various conditions, including:

     o Approval of the Merger Agreement by our shareholders, and absence of any legal or regulatory impediment to the consummation of the Merger by Convergence;

     o No breach of our covenants or representations and warranties in the Merger Agreement;

     o Absence of any event or condition that had or would likely have a material adverse effect on our operations, prospects or financial condition;

     o   Reconstitution of the Boards with the Designees;

     o   Implementation of the Share Combination;

     o Termination of our reporting obligations under the Exchange Act in anticipation of our reduced shareholder base from the Share Combination; and

     o Retention of cash and cash equivalents of at least $400,000, less the amount of all outstanding Convergence Loans.

Closing

         The Merger will become effective when a certificate of merger is filed with the Secretary of State of the State of Nevada in accordance with applicable law. The certificate of merger will be filed as promptly as practicable after we have obtained shareholder approval for the Proposals, implemented the Share Combination, terminated our registration as a reporting small business company under the Exchange Act and reincorporated in Nevada, provided that the other conditions to the parties' obligations under the Merger Agreement have been satisfied or waived where permitted.

Termination of the Merger Agreement

         The Merger Agreement provides for the following remedies if terminated under the circumstances listed below:


Terminating Party          Reason for Termination            Remedy of Terminating Party
-----------------          ----------------------            ---------------------------
Base Ten                   Failure of Convergence to         Reimbursement of our
                           satisfy the Performance           transaction costs up to
                           Condition                         $100,000 and right to have
                                                             Byron Gehring purchase
                                                             69% of our Convergence Series
                                                             A-3 Preferred Stock Investment
                                                             for $100,000

Base Ten                   Failure of Convergence to         Reimbursement of our
                           satisfy any of its other          transaction costs up to $100,000
                           closing conditions

Convergence                Failure of Base Ten to satisfy    Contemporaneous repurchase
                           its closing condition             69% of the Convergence Series
                           relating to absence of            A-3 Preferred Stock Investment
                           material adverse developments     for $100,000

Convergence                Completion of financing by        Contemporaneous repayment of
                           Convergence and failure of Base   all Covergence Loans,
                           Ten to satisfy any of its         repurchase of all Convergence
                           closing conditions                Series A Preferred Stock
                                                             Investment for $290,000 and
                                                             reimbursement of our
                                                             transaction costs up to $100,000

         Under all other circumstances, a termination of the Merger Agreement will be without liability to the terminating party as long as that party had satisfied its own closing conditions. Except for the limited put and call rights noted above, we would likely be unable after a termination of the Merger Agreement to liquidate our Convergence Series A-3 Preferred Stock Investment, which could be expected to have little or no value.

Business of Convergence

         Convergence is a web-based healthcare information company organized in March 2000 to develop interactive resources for assisting people make healthy lifestyle decisions informed by exposure to alternative and preventative as well as traditional healthcare options. As an initial product offering, Convergence has developed its PHA product offering to be deployed with large corporate health plan sponsors for use by their employees participating in those plans. Convergence has designed the PHA as an engaging and entertaining collection of interactive assessments, programs and multimedia content. Each PHA site offers its users a personalized view of their health and lifestyle, coupled with multidisciplinary options for understanding and addressing their health concerns. See "Business of Convergence."

         By encouraging adoption of wellness lifestyles that can increase productivity and reduce healthcare costs, Convergence believes its PHA offers tangible benefits both to sponsors and end users. With only marginal sales to date, however, proof of this concept is highly uncertain. See "Special Factors - Risk Factors of the Merger." The principal executive offices of Convergence are located at 774 Mays Boulevard, Suite 386, Incline Village, Nevada 89451, and its telephone number is (775) 832-6632. Base Ten will relocate to this address upon completion of the Merger.

Determination of the Merger Ratio


         In determining the Merger Ratio, our Board and the Convergence Board relied primarily on their separate evaluations of the Merger parties' fair market values on a going concern basis to assess their relative contributions to the combined enterprise and to allocate ownership of that enterprise between the two shareholder constituencies. Our Board believes that the selected method of determining the Merger Ratio represents a fair, reasonable and proper approach for valuing the two enterprises. The Board acknowledges, however, that its methodology is subject to various uncertainties and may have resulted in a valuation and resulting Merger Ratio that would differ from independent valuations or third-party offers. See "Special Factors - Risk Factors of the Merger," "- Determination of the Merger Ratio" and "Fairness of the Merger" below.

Reasons for the Board's Authorization of the Merger

         Our Board has unanimously authorized the Merger Agreement and recommends its approval by our shareholders based on its determination that the Merger and related transactions contemplated by the Merger Agreement are in the best interests of Base Ten and are fair to our existing shareholders in all respects, including financial, timing and procedural considerations. The Board considered the factors summarized below in reaching this conclusion.

     o The Merger is intended to address our objective of redirecting our business to a market sector requiring less capital resources, technological development and time to market uncertainties than our MES and Clinical Software operations. The Board believes the Merger will achieve this objective by concentrating our remaining resources in the emerging and potentially sizable market for electronic dissemination of personalized medical information.

     o Because our primary assets remaining after the sale of our Clinical Software business will be cash and cash equivalents, the Merger and related Convergence Series A-3 Preferred Stock Investment also address Convergence's objective of securing needed capital on acceptable terms. This enabled us to negotiate Merger terms considered relatively favorable by our Board.

Fairness of the Merger

         We did not retain a financial advisor to evaluate the fairness of the Merger Ratio or other aspects of the transaction to unaffiliated holders of either class of our common stock from a financial point of view. See "Special Factors - Risk Factors of the Merger" and "Determination of Merger Ratio" above. As a result, the Merger Ratio and other terms of the Merger Agreement may not be as favorable as the terms that an independent representative might have obtained. Based solely on its independent evaluation, the Board has unanimously authorized the Merger Agreement and recommends its approval by holders based on its determination that the Merger and related transactions contemplated by the Merger Agreement are in the best interests of Base Ten and are fair in all respects to our existing shareholders, including unaffiliated holders of both classes of our common stock, including financial as well as timing and procedural considerations. The Board considered the factors summarized below in reaching this conclusion.

     o The Merger is expected to provide benefits to our continuing shareholders that would be unavailable from the potential alternatives to the transaction. See "Special Factors - Alternatives to the Merger."

     o By targeting an unestablished, cash constrained participant in the emerging and potentially sizable market for electronic dissemination of personalized medical information as our partner for implementing the Business Redirection, our Board balanced the attendant risks against the potential benefits of the Merger for maximizing our continuing shareholders' investment values through partial ownership of a combined enterprise with greater upside than their current investment in Base Ten.

     o Our Board did not seek bids for the sale of Base Ten because it believes that continued operations through Convergence as a privately held enterprise should be more advantageous to continuing investors. This conclusion was based in part on the recent contraction of our business and the corresponding decline in the market price for our common stock, which could be expected to have an adverse impact on the consideration to be offered by any bidder.

     o The Board also considered that any active bidder for Base Ten would likely apply a substantial discount to the value of our public company franchise due to the delisting of our Class A common stock from the Nasdaq Small Cap Market in December 2000. Trading in our common stock was limited thereafter to the OTCBB. This not only reduced liquidity in the outstanding common stock but also impaired our ability to implement the Business Redirection with any enterprise seeking to provide its shareholders with publicly traded securities through a business combination. Accordingly, our Board considered the lower administrative costs of private operations through Convergence to outweigh the limited benefits of maintaining Exchange Act registration for an OTCBB traded security.

     o The Merger is being effected in accordance with all requirements under New Jersey law and our charter. For a merger or similar transaction, our charter requires approval from holders of three-quarters of the votes cast on the Proposal. The Board considers this to be an unusually stringent supermajority threshold. Our directors, officers and principal shareholders collectively do not own sufficient shares to assure approval of the Proposal, which therefore requires support from a substantial portion of unaffiliated shareholders. See "Principal Shareholders."

     o Shareholders who vote against the Merger Proposal have dissenters' rights under New Jersey law to receive the fair value of their shares as determined by a court. See "Dissenters' Rights" below.

         On the cumulative import of these factors, the Board unanimously concluded that the Merger is in the best interests of Base Ten and is fair to our shareholders, including unaffiliated holders of both classes of our common stock, from a financial point of view. The Board unanimously recommends approval of the Proposal by our shareholders. Each of our directors, officers and principal shareholders has indicated an intention to vote in favor of the Merger. See "Directors and Officers" and "Principal Shareholders.

Dissenters' Rights

         Our shareholders who object to the Merger will have the right under New Jersey law to dissent and have their shares purchased by the Parent Company at fair value. The procedures that must be followed to assert and enforce dissenters' rights under the New Jersey statute governing these rights are summarized below. Upon request, we will provide any dissenting shareholders with a copy of the statute.

         To exercise dissenters' rights, a dissenting shareholder must file with us, in time to be received before the special meeting, a written notice of dissent (a "Notice of Intent") indicating an intent to demand payment for his shares if the Merger is consummated. The Notice of Intent must either be submitted to us at the special meeting or mailed to us not less than three business days before the special meeting, at our current offices located at 535 East County Line Road, Suite 16, Lakewood, New Jersey 08701, to the attention of Kenneth W. Riley, Chief Financial Officer, Base Ten Systems, Inc. A dissenting shareholder must also vote against the Merger or abstain from voting, and the dissent must apply to all the shares of our common stock owned by the dissenting shareholder.

         If the Merger is approved and consummated, the Parent Company must send each dissenting shareholder, within 10 days after the effective date of the Merger, a written notice (a "Dissenters' Notice") confirming the effective date. Within 20 days after the Dissenters' Notice is mailed, a dissenting shareholder must respond by sending us a written demand for payment of the fair value of his shares (the "Payment Demand"). Since we will be relocating after the Merger to 774 Mays Boulevard, Suite 386, Incline Village, Nevada 89451, the Payment Demand should be sent to us at that address, to Convergence Systems, Inc., 774 Mays Boulevard, Suite 396, Incline Village, Nevada 89451, Attention: President.

         Within 20 days after making a Payment Demand, a dissenting shareholder must submit to us all stock certificates representing his shares. Upon receipt, we will mark the certificates to reflect the demand and return them to the dissenting shareholder. A dissenting shareholder who has made a Payment Demand will thereafter be entitled only to payment for his shares and will not be entitled to vote or exercise any other shareholder rights. A dissenting shareholder may not withdraw a Payment Demand without our written consent. When we communicate with any dissenting shareholders, we must inform them of the deadlines for any actions they are required to take in order to perfect their dissenters' rights. Merely voting against the Merger or abstaining from voting will not satisfy the procedural requirements for perfecting dissenters' rights.

         Within 10 days after the deadline for submitting Payment Demands, the Parent Company will mail to each dissenting shareholder its financial statements at and for a twelve-month period ended on the latest practicable date. The transmittal letter must indicate whether we have elected to pay dissenting shareholders the fair value of their shares. If so, it must specify the price we have determined as the fair value of those shares. Within 30 days after the deadline for submitting Payment Demands (the "Settlement Window"), we must make payment of that fair value for all the shares of each dissenting shareholder who accepts our valuation and submits his stock certificates for cancellation.

         If a dissenting shareholder does not accept our valuation within the Settlement Window, he may serve us with a written demand to commence an action in the New Jersey Superior Court for the court's determination of the fair value of his shares. The demand must be served within 30 days after the expiration of the Settlement Window. Not later than 30 days after our receipt of the demand, we must commence the requested action. If we fail to do so, a dissenting shareholder may commence the action in our name not later than 60 days after the expiration of the time allotted for us to commence the action.

         In any action to determine the fair value of our common stock, all dissenting shareholders who have not accepted our valuation within the Settlement Window will be parties to the action. The court may appoint an appraiser to receive evidence and report to the court on its evaluation of fair value. The court will determine the appraiser's powers and, based on its evaluation, will render a judgment against the Parent Company in favor of each shareholder in the action for the fair value of his shares, as determined by the court, together with an allowance for interest at a rate set by the court from the applicable Payment Demand to the day of payment. The judgment will be payable to a dissenting shareholder upon surrender to the Parent Company of the certificates representing his shares.

         The costs and expenses of any action for determining the fair value of dissenters' shares, including reasonable compensation for and expenses of any appraiser, will be determined by the court and apportioned and assessed as the court determines. Fees and expenses of counsel and of experts for the parties to the action may be assessed against the Parent Company if the court deems an assessment to be equitable, but only if the court finds that our offer of payment was not made in good faith or if we failed to make a payment offer.

         The right of any dissenting shareholder to be paid the fair value of his shares will terminate if (1) he fails to present the certificates representing his shares for notation, unless a court directs otherwise, (2) the Payment Demand is withdrawn by the dissenting shareholder with our written consent, (3) we come to an agreement with the dissenting shareholder on the fair value of his shares, (4) the New Jersey Superior Court determines that the shareholder is not entitled to payment for his shares, (5) the Merger is abandoned or rescinded or (6) a court having jurisdiction permanently enjoins or sets aside the Merger. In any of those events, a dissenting shareholder's rights as a shareholder will be reinstated as of the date of his Payment Demand without prejudice to any corporate action that has taken place in the interim, and the shareholder will be entitled to receive any intervening preemptive rights and payment of any intervening dividend or other distribution.

Vote Required

         Under New Jersey law, a corporation organized in that State must obtain shareholder approval for a merger or consolidation transaction that is not in the ordinary course of business. Because the Merger is not in the ordinary course of business, our charter requires the affirmative vote of at least three-quarters of the votes cast by the holders of our Class A common stock and Class B common stock entitled to vote at the special meeting, voting together as a class. Our Board recommends that shareholders vote "FOR" the Proposal to approve the Merger Agreement.

                                   PROPOSAL 4
            Nevada Reincorporation and Name Change of Corporate Name

Terms of the Reincorporation and Name Change

         Our Board has adopted a resolution authorizing the Reincorporation on the following terms:

     o Prior to the Merger, we will form a wholly owned subsidiary under the laws of the State of Nevada (the "Nevada Sub").

     o The certificate of incorporation of the Nevada Sub will be the same as our charter, modified for (1) a different name, (2) a provision for authorized capital stock reflecting the reduction in our authorized shares and a decrease in their par value to $.01 and (3) a reduction in the superplurality voting threshold in our charter from three-quarters to two-thirds of the votes for approval of any merger, consolidation or asset sale, lease or exchange not in the usual and regular course of business (the "Superplurality Reduction"). See "Proposal 2 - Share Combination - Terms of the Share Combination."

     o Immediately prior to the Merger, Base Ten will merge (the "Reincorporating Merger") into the Nevada Sub, which will be the surviving corporation and the Parent Company of Convergence after the Merger.

     o In the Reincorporating Merger, each whole share of our Class A and Class B common stock outstanding after giving effect to the Share Combination will be converted into a whole share of the same class of the Parent Company common stock.

     o The plan and agreement of merger for the Reincorporating Merger (the "Reincorporating Merger Agreement") will provide for a change in the corporate name of the Parent Company at the time of the Reincorporating Merger to "Convergence Systems, Inc." or a substantially similar name.

Reasons for the Board's Authorization of the Reincorporation and Name Change

         Our Board has unanimously authorized the Reincorporating Merger and recommends its approval by our shareholders for the following reasons:

     o Our Board determined that consolidating the corporate offices of the Parent Company and Convergence after the Merger will achieve financial and operating efficiencies. The Convergence Board concurred with this conclusion and conditioned the obligation of Convergence to consummate the Merger on completion of the Reincorporation.

     o The Convergence Board required the Superplurality Reduction as a condition to the Merger, and our Board determined that it should have no practical effect on the voting rights of our current shareholders, viewed as a class, after the Merger, since they would be unable to veto any proposal under the current charter provision or after implementation of the Superplurality Reduction.

     o Both Boards also determined that the corporate identity of our consolidated enterprise after the Merger would be enhanced by adopting a compatible corporate name for the Parent Company. The name "Convergence Systems, Inc." was selected for the Parent Company to serve that purpose.

     o The agreement with ABB covering the sale of our MES business includes our undertaking to seek shareholder approval for a new corporate name that does not include "Base Ten" or "Base Ten Systems." Changing our corporate name to "Convergence Systems, Inc." also satisfies that contractual obligation.

Comparison between New Jersey and Nevada Law

         The rights of continuing shareholders after the Reincorporating Merger will be governed by Nevada rather than New Jersey corporate law. The corporate laws in these states are substantially alike. Areas where there are substantive or procedural differences that could affect our shareholders after the Merger are summarized below.


------------------------------------------------------------------------------------------------------------------------
      Action                          Nevada Law                                      New Jersey Law
      ------                          ----------                                      --------------
-------------------- --------------------------------------------- -----------------------------------------------------

-------------------- --------------------------------------------- -----------------------------------------------------
Removal of           Directors can be removed by shareholders      Directors may be removed for cause or, unless
Directors:           representing at least two-thirds of the       otherwise provided in the charter, without cause by
                     voting power of the outstanding stock         shareholders representing at least a majority of
                     entitled to vote on the matter, or any        the outstanding stock entitled to vote in the
                     larger percentage specified in the charter.   election of directors.
-------------------- --------------------------------------------- -----------------------------------------------------

------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------
      Action                          Nevada Law                                      New Jersey Law
      ------                          ----------                                      --------------
-------------------- --------------------------------------------- -----------------------------------------------------

-------------------- --------------------------------------------- -----------------------------------------------------
Merger or Sale:      Unless otherwise provided in the charter, a   A merger, consolidation or a sale of all or
                     merger, consolidation or a sale of all or     substantially all of a corporation's assets
                     substantially all of a corporation's assets   requires approval by shareholders representing at
                     requires approval by the shareholders         least a majority of the outstanding stock entitled
                     representing at least a majority of the       to vote on the matter (two-thirds for corporations
                     voting power of the outstanding stock         formed before 1969), or any larger percentage
                     entitled to vote on the matter.               specified in the matter.
-------------------- --------------------------------------------- -----------------------------------------------------

-------------------- --------------------------------------------- -----------------------------------------------------
Shareholder Action   Unless otherwise provided in the charter,     Except as otherwise provided in the charter,
by Written Consent:  shareholders may act without a meeting by     shareholders may act without a meeting by written
                     written consent of a majority (or any         consent of the minimum percentage of the voting
                     required supermajority) of the voting power   power of the outstanding common stock that would be
                     of the outstanding common stock entitled to   required to approve the matter at a meeting, except
                     vote on the matter, and notice need not be    for the annual election of directors, which may be
                     given to shareholders.                        by written consent only if unanimous.
-------------------- --------------------------------------------- -----------------------------------------------------

-------------------- --------------------------------------------- -----------------------------------------------------
Amendment of         A charter or bylaw amendment requires         A charter amendment requires approval by vote of a
Charter and          approval by vote of the holders of a          majority of the votes cast at the meeting by the
By-laws:             majority of the outstanding stock entitled    holders of shares entitled to vote on the matter.
                     to vote on the matter and by the holders of   Bylaws may also be amended by plurality vote
                     a majority of the outstanding stock of each
                     class entitled to vote thereon as a class.
-------------------- --------------------------------------------- -----------------------------------------------------

-------------------- --------------------------------------------- -----------------------------------------------------
Exculpation of       Directors may not be exculpated from          Directors may not be exculpated from liability for
Directors and        liability for (1) acts or omissions           (1) a breach of their duty of loyalty to the
Officers:            involving either intentional misconduct,      corporation or its shareholders, (2) acts or
                     fraud or a knowing violation of the law or    omissions not in good faith or involving
                     (2) the payment of improper distributions.    intentional misconduct or a knowing violation of
                                                                   law or (3) any act or omission from which they
                                                                   derived an improper personal benefit.
-------------------- --------------------------------------------- -----------------------------------------------------

-------------------- --------------------------------------------- -----------------------------------------------------
Stand Stills:        Unless waived in the charter, there is a      There is a five-year restriction on any business
                     three-year restriction on transactions        combination between a publicly held New Jersey
                     between public corporations and the holder    corporation and an Interested Shareholder unless
                     of 10% or more of the corporation's           the business combination was approved by the
                     outstanding capital stock (an "Interested     corporation's board of directors before the
                     Shareholder") unless the transaction was      shareholder's interest exceeded 10% or more of the
                     approved before the shareholder's interest    corporation's outstanding stock.  After the
                     exceeded 10% or more of the corporation's     expiration of the five-year period, covered New
                     outstanding stock.  Even after the            Jersey corporations may not engage at any time in
                     expiration of the three-year period, the      a covered business combination with any Interested
                     transaction will remain prohibited unless     Shareholder other than a business combination (1)
                     (1) the board of directors approved the       approved by the holders of two-thirds of the
                     transaction before the shareholder became     voting stock not beneficially owned by the
                     "interested" or (2) the transaction is        Interested Shareholder, (2) with an Interested
                     approved by a majority of disinterested       Shareholder who inadvertently exceeded the 10%
                     shareholders.                                 threshold and promptly reduced his holdings below
                                                                   10% or (3) in which the Interested Shareholder pays a
                                                                   formula price designed to ensure that all other
                                                                   shareholders receive at least the highest price per
                                                                   share paid by the Interested Shareholder. A New
                                                                   Jersey corporation may not opt out of these
                                                                   provisions.
------------------------------------------------------------------------------------------------------------------------

Dissenters' Rights

     Under New Jersey law, shareholders who object to the Reincorporating Merger are not entitled to any appraisal or dissenters' rights.

Vote Required

         Under our charter, approval of the Reincorporating Merger requires the affirmative vote of at least three-quarters of the votes cast by the holders of our Class A common stock and Class B common stock entitled to vote at the special meeting, voting together as a class. Our Board recommends that the shareholders vote "FOR" the proposed Reincorporating Merger.

                                   PROPOSAL 5
                             2002 Stock Option Plan

General

         Since 1990, we adopted six compensatory stock option plans (the "Prior Plans"), providing for the grant of options to purchase an aggregate of 1.3 million shares of our common stock. Outstanding options granted under the Prior Plans are currently exercisable for a total of 629,791 shares of our Class A common stock. As reflected in the terms of the Merger Agreement, the Merger parties determined that the Parent Company should have an option pool for future grants covering 17% of the Parent Company's common stock to be outstanding after giving effect to Share Combination and the issuance of the Merger Shares. In accordance with those terms, the Board adopted a 2002 Stock Option Plan, subject to approval by our shareholders at the special meeting. Our Board recommends approval of the 2002 Plan to offer eligible employees of the Parent Company and its Convergence subsidiary an opportunity to acquire or increase their proprietary interests in the Parent Company, adding to their incentive to contribute to the performance and growth of the consolidated enterprise.

Terms of the 2002 Plan

         Subject to completion of the Merger, the 2002 Plan authorizes the grant of options to purchase an aggregate of 4,100 shares of the Parent Company's Class A common stock, as adjusted for the Reincorporating Merger and the Merger. Options may be granted under the 2002 Plan either as incentive stock options ("ISOs") or nonqualified stock options ("NSOs") within the meaning of the Internal Revenue Code. Shares covered by the 2002 Plan may be either previously unissued or reacquired shares. Shares that cease to be subject to an option because of its expiration or termination will again be available for the grant of options until termination of the 2002 Plan.

         The 2002 Plan will be administered by the Compensation Committee of the Parent Company's reconstituted Board. The Compensation Committee will have sole discretion to select optionees, determine the number of shares subject to each grant and prescribe the other terms and conditions of each award. All officers and other employees of the Parent Company and its subsidiaries (including Convergence) as well as their consultants will be eligible to receive options under the 2002 Plan, except that any consultant or any person who owns more than 10% of the outstanding common stock may only receive options in the form of NSOs.

         The exercise price of each option granted under the 2002 Plan must be equal to the fair market value of the Class A common stock, as determined by the Compensation Committee at the time the option is granted. Payment in full of the exercise price must be made upon the exercise of each option either in cash, shares of common stock with a fair market value equal to the exercise price or by a combination of cash and shares equal to the exercise price. The proceeds received upon the exercise of options granted under the 2002 Plan will be used for general corporate purposes.

         Options granted under the 2002 Plan may not be transferred except to the personal representative of a deceased employee. The 2002 Plan provides for a period of one year during which an option, to the extent vested, may be exercised after the termination of an optionee's employment or consultancy for any reason other than cause, as defined in the 2002 Plan. No options may be granted under the 2002 Plan after January 18, 2012, although the expiration date of previously granted options may extend beyond that date. The maximum term of any option is ten years.

         The number of shares covered by the 2002 Plan and the exercise price of outstanding options are subject to customary antidilution adjustments in the event of any recapitalization or similar change affecting the common stock. In the event the Parent Company sells all or substantially all its consolidated assets, dissolves, merges or consolidates with another company or is involved in a tender offer for all or a substantial portion of its common stock, the Compensation Committee may amend all outstanding options to (1) permit their exercise prior to the effective date of the transaction or terminate unexercised options as of that date, (2) require the forfeiture of all options, provided the Parent Company pays each grantee the excess of the fair market value of the Class A common stock on that date over the option exercise price, or (3) make other provisions that it deems equitable.

         The Board may amend the 2002 Plan without further shareholder action, except for a modification that would (1) increase the number of covered shares,
(2) extend the maximum option term or the expiration date of the 2002 Plan, (3) permit grants below the fair market value of the Class A common stock on the date of grant or (4) materially increase the benefits or modify the eligibility requirements under the 2002 Plan. No amendment may adversely affect any then outstanding option without the consent of the optionee.

         No options will be granted under the 2002 Plan prior to the Merger.

Federal Income Tax Matters

         An employee receiving an ISO under the 2002 Plan will not be in receipt of taxable income upon the grant of the ISO or upon its timely exercise except under alternative minimum tax rules. Generally, exercise of an ISO will be timely if made during its term and if the optionee remains an employee of the Parent Company or any subsidiary at all times from the date of grant until three months before the date of exercise. Upon sale of the stock received up exercise, the employee will generally recognize long term capital gain or loss equal to the difference between the sale proceeds and the option exercise price. The Parent Company, under these circumstances, will not be entitled to any federal income tax deduction in connection with either the exercise of the ISO or the sale of the underlying stock by the employee.

         For purposes of the alternative minimum tax, an employee exercising an ISO will have alternative minimum taxable income resulting from the exercise. The amount of the alternative minimum taxable income and the tax basis in the shares received upon exercise of an ISO will be determined in the year of exercise unless the shares received upon exercise are sold to an unrelated party in the same tax year. In that event, there will generally be no adverse effect because the alternative minimum taxable income will then be limited to the taxable gain on the sale as determined for regular tax purposes.

         An employee or consultant receiving an NSO or electing to sell option shares from an ISO exercise prior to the expiration of two years from the grant date or within one year from the exercise date (a "Disqualified ISO") will not recognize taxable income upon the grant of the NSO or ISO. Upon exercise of the NSO or Disqualified ISO, an optionee will recognize ordinary income to the extent of the difference between the option exercise price and the fair market value of the stock on the date the option is exercised (the "Compensation Element"). Upon sale of the stock received upon exercise, the optionee will generally recognize capital gain or loss equal to the difference between the sale proceeds and the fair market value of the common stock on the date of exercise. The Company will be entitled to a federal income tax deduction equal to the Compensation Element upon the exercise of an NSO or Disqualified ISO. If an ISO is exercised by a former employee more than three months after his termination of employment, the ISO will be treated as a Disqualified ISO for federal income tax purposes.

         If an optionee uses previously owned shares of common stock to exercise an ISO or NSO, the transaction will generally not be considered to be a taxable disposition of the previously owned shares. However, if the previously owned shares had been acquired upon exercise of a prior tax qualified stock option and the holding period requirement for those tendered shares was not satisfied at the time they were used to exercise an ISO, the use of the tendered shares would cause the ISO to be treaded as a Disqualified ISO for federal income tax purposes.

Vote Required

         Approval of the 2002 Plan requires the affirmative vote by holders of a majority of the Class A and Class B common stock entitled to vote at the special meeting, voting together as a class. The Board believes the supplemental and flexible noncash incentive compensation provided by the 2002 Plan will be useful in enabling the Parent Company and Convergence to attract and retain qualified executives and other employees and consultants who can make important contributions to our success and recommends that shareholders vote to approve the adoption of the 2002 Plan.


                             Directors and Officers

Current Members of the Board

         Our Board was realigned twice during 2000. In the second quarter, the Board memberships held by Clark L. Bullock since June 1999 and by Alan S. Poole since May 1994 were relinquished to Edward J. Klinsport. In the fourth quarter of 2000, following the sale of our MES business, we announced our plan for the Business Redirection. To reflect the Business Redirection, the Board appointed Mr. Klinsport as its Chairman, in place of Stephen Cloughley, and Andrew G. Sycoff joined the Board in place of Robert Hurwitz. Biographical information about Andrew G. Sycoff is provided under the caption "Merger with Convergence - Board Reconstitution." Biographical information about our other current directors is set forth below.

         John C. Rhineberger, age 57, was appointed to the Board in May 1999 for a term expiring at the 2002 annual meeting of shareholders. Since 1997, he has been employed as President of The Rhineberger Organization, Inc., a provider of sales, marketing and product development consulting services to the home center and related industries. From 1996 to August 1997, Mr. Rhineberger was a Vice President of Shaw Industries, Inc., a carpet manufacturer, with responsibility for retail operations. He previously held positions as a merchandising executive for Home Depot, President and Chief Executive Officer of Post Tool Retail Stores and Sun Flooring Distribution, each a subsidiary of West Union Company, President and General Manager of Sherwin Williams Floor World, a floor covering retail business, and various executive positions, including President and Chief Operating Officer, at Color Tile, a retail store chain.


         Edward J. Klinsport, age 54, has served on the Board since June 2000 and was appointed Chairman of the Board, Chief Executive Officer and President of Base Ten during October 2000 in connection with the Board's decision to implement the Business Redirection and a related management realignment. Mr. Klinsport also serves as Chairman of the Board, Chief Executive Officer and President of Paragon Industries Corp., a electronics contract manufacturer that he co-founded in 1999. Mr. Klinsport was the founder, Chief Executive Officer and President of Strategic Technology Systems, Inc., which purchased the Base Ten's government technology division ("GTD") in 1997. Prior to that transaction, he served as a director of Base Ten, commencing in 1985, and as a member of senior management, commencing in 1978, most recently as Executive Vice President and Chief Financial Officer as well as General Manager of GTD operations.


Executive Officers

         The following tables lists our current executive officers:

                                                                                                    Officer of
                                                                                                     Base Ten
         Name                   Age                           Position                                 Since
         ----                   ---         ---------------------------------------                 ----------

         Edward J. Klinsport    54          Chairman of the Board, President, Chief
                                            Executive Officer and a Director                            2000

         Kenneth W. Riley       39          Chief Financial Officer, Treasurer and
                                            Secretary                                                   2000

         Biographical information about Mr. Klinsport is provided above under the caption "Current Members of the Board," and biographical information about Mr. Riley is provided below.

         Kenneth W. Riley joined Base Ten as its Controller in May 1999. In October 2000, he was named Chief Financial Officer, Treasurer and Secretary. Prior to joining Base Ten, Mr. Riley was the Chief Financial Officer of Ocean Computer Group from 1998 to 1999 and the Vice President - Finance and Administration of Decision Technology, Inc. from 1989 to 1998. Mr. Riley also served on the audit staff of Ernst & Young and is licensed as a Certified Public Accountant.

Actions by the Board in 2001

         During 2001, the Board took formal action, either at meetings or by consent, on two occasions. No director attended or participated in fewer than 75% of the meetings or actions by consent while serving on the Board during 2001.

Committees and Committee Meetings

         The Board has an Audit Committee and a Compensation Committee. The Audit Committee is responsible for monitoring and reviewing the financial affairs and financial statements of Base Ten and performing related internal financial review procedures. The Compensation Committee is responsible for evaluating salary and bonus arrangements for all officers and key employees of Base Ten and for administering its employee benefit plans.

         The Audit Committee and Compensation Committee were chaired by Alan S. Poole prior to his resignation from the Board in June 2000, when his role on both Committees was assumed by Mr. Rhineberger. Since October 2000, Mr. Sycoff has served on both Committees. Each of these Committees held one meeting during 2001.

Compensation of Directors

         No fees were paid to directors of Base Ten during 2001.

Beneficial Ownership Reporting

         Based on a review of forms filed with the Securities and Exchange Commission to report changes in their beneficial ownership of our common stock, none of our officers or directors failed to file any required reports on a timely basis during 2001.

Compensation of Executive Officers

         The following table sets forth the total remuneration paid by Base Ten during the last three years to its Chief Executive Officer ("CEO") and all other executive officers who earned over $100,000 in any of those years (collectively with the CEO, the "Named Officers"). The information includes base salaries, bonus awards and long-term incentive plan payouts, as well as the number of stock options and stock appreciation rights ("SARs") granted and any other compensation, whether paid or deferred.


                                             SUMMARY COMPENSATION TABLE

                                            Annual Compensation         Long Term Compensation
Name and 2000                           --------------------------      ----------------------         All Other
Principal Position           Year        Salary     Bonus  Other(1)      Option/SAR Awards (#)       Compensation
------------------          -------     ---------   -----  -----         ---------------------       ------------

Edward J. Klinsport          2001......$  100,000      --     --                   --                        --
CEO after 10/29/00           2000......    13,461      --     --               10,000                        --

Kenneth W. Riley             2001......   147,500      --     --                   --                        --
CFO                          2000......    86,146      --     --               14,500                        --
                             1999......    48,125      --     --                1,000                        --

Stephen A. Cloughley(2)      2000......   155,769      --     --                   --                  $ 97,962
CEO until 10/29/00           1999......    74,923      --     --               55,000                    71,524

William F. Hackett(3)        2000......   151,442      --     --                   --                    90,000
SVP and CFO                  1999......   174,808      --     --                   --                        --

--------------------

     (1) Perquisites and other benefits did not exceed 10% of any named officer's total annual salary.
     (2) Other compensation received by Mr. Cloughley consisted of severance payments, forgiveness of an employee loan and compensation deferred from 1999. His employment terminated on October 29, 2000. See "Termination Agreements" below.
     (3) Other compensation received by Mr. Hackett consisted of severance payments. His employment terminated on October 27, 2000. See "Termination Agreements" below.


Stock Options

         During 2001, no stock options or SARs were granted or exercised by the Named Officers.

Termination Agreements

         We entered into a termination agreement with William F. Hackett in connection with his resignation as Chief Financial Officer, Senior Vice President, Secretary and Treasurer on October 27, 2000. The agreement provided for a contemporaneous severance payment of $90,000 plus a contingent payment of $85,000 based on satisfactory resolution of various matters, including obligations under our Trenton, New Jersey office lease, a breach of contract claim by a former customer and the windup of subsidiary operations in Mechelen, Belgium. In February 2001, Mr. Hackett agreed to accept $20,000 and an assignment of a country club membership maintained by Base Ten in lieu of the stipulated contingent payment.

         We entered into a termination agreement with Stephen A. Cloughley in connection with his resignation as President and Chief Executive Officer on October 29, 2000. The agreement provided for a contemporaneous severance payment of $72,000, consulting fees totaling $22,500 for transitional services through year end and contingent compensation estimated at $7,500 upon sale of our Clinical Software business.

Compensation Committee Interlocks and Insider Participation

         The Compensation Committee is chaired by Mr. Rhineberger, who has served on the Committee since 1999. Mr. Klinsport was appointed to the Committee upon his election to the Board in June 2000 and served in that capacity until being named President and Chief Executive Officer in October 2000. At that point, Mr. Sycoff was added as the second member of the Committee. Neither Mr. Rhineberger nor Mr. Sycoff have ever served as an officer of Base Ten or had any related party transactions with Base Ten other than consulting arrangements with a firm owned by Mr. Rhineberger and the proposed issuance of Merger Warrants to Mr. Sycoff for introducing the Merger parties and assisting in structuring the transaction. See "Certain Transactions."

Compensation Committee Report on Executive Compensation

         Compensation Policy. Historically, our executive compensation program was designed to remunerate executives fairly and provide additional incentive for them to remain with Base Ten and maximize their performance on its behalf. The compensation program consisted of base salary, annual incentive bonus and periodic grants of stock options. The Board's objective, reflected in recommendations by the Compensation Committee, was to integrate these compensation components with our annual and long term performance as well as the achievements and contributions of the individual executives. In this way, the compensation program was structures to balance the relationship between compensation and performance in the best interests of our shareholders. Since the Board's adoption of the Business Redirection strategy in October 2000 and related management realignment, our two incumbent executive officers agreed to limit their compensation to a base salary reflecting our limited financial resources.

         Base Salary. Base salaries for 2001 were established at the beginning of the year based on the Compensation Committee's assessment of each Named Officer's (1) overall performance, (2) position and responsibilities, (3) contribution, experience and relative importance to the enterprise, (4) prior year's compensation in comparison with salaries for similarly situated executives at comparable companies and (5) Base Ten's financial condition, prior year's financial performance and success or failure in meeting strategic objectives for the prior year. In making its recommendations, the Compensation Committee did not assign any specific weight to any particular factor or attempt to correlate base salaries in relation to any group of comparable companies. Instead, it considered the entire mix of factors in the aggregate and made subjective determinations to arrive at recommendations it considered appropriate.

         Conclusion. The Committee believes that the executive compensation policies implemented through its recommendations serve the interests of Base Ten's shareholders and the long range goals of Base Ten.

This report has been approved by the
following members of the Compensation
Committee:                               JOHN C. RHINEBERGER    ANDREW G. SYCOFF


Performance Graph

         The following graph compares the yearly percentage change in Base Ten's cumulative total shareholder return with the cumulative return (assuming reinvestment of dividends) of (1) the Nasdaq Market Index and (2) the MG Industry Group 821, Application Software, Information Technology and Services, Media General Financial Services, P.O. Box 85333, Richmond, Virginia 23293 (accessible through Industriscope, Dialog and Dow Jones News Retrieval). MG Industry Group 821 includes both our Class A and Class B common stock.


--------------------------------------------------------------------------------------------------------------------------
                                   10/31/96     10/31/97      12/31/97    12/31/98     12/31/99     12/31/00    12/31/00
                                 ------------ ------------- ----------- ------------ ------------ ------------ -----------

Base Ten - Class A                   100.00      136.47         97.06      30.59          4.47         0.19         0.16
-------------------------------- ------------ ------------- ----------- ------------ ------------ ------------ -----------
MG Industry Group 821                100.00      149.73        142.86     251.08        480.40       262.55       250.18
-------------------------------- ------------ ------------- ----------- ------------ ------------ ------------ -----------
NASDAQ Market Index                  100.00      131.06        129.44     182.57        322.00       202.39       161.33
--------------------------------------------------------------------------------------------------------------------------

                             Principal Shareholders

         The following table shows the number of shares of common stock beneficially owned as of August 31, 2002 by:

     o   each person known to beneficially own more than 5% of the common stock
     o   each current director
     o   each incumbent Named Officer
     o   the current directors and executive officers as a group


                                                       Class A                       Class B
                                                    Common Stock                  Common Stock
                                                    Beneficially                  Beneficially        Percentage
5% Shareholders                                         Owned                         Owned             of Class
---------------                                    -------------                  -------------      --------------

Jesse Upchurch(1)................................     2,432,303                        --                   40.6%
Almedica International, Inc.(2)..................       633,700                        --                   10.7

Executive Officers and Directors

Edward J. Klinsport(3)...........................        10,000                        --                      *
Andrew Sycoff(3).................................        88,666                        --                    1.5
John C. Rhineberger(3)...........................        10,200                        --                      *
Kenneth W. Riley(3)..............................        14,603                        --                      *
Current directors and executive officers(3)
   as a group (4 persons)........................       123,469                        --                    1.8%
------------------------------------------------------------------------------------------------------------------------------------

     * Less than 1% of class.
     (1) The address of Mr. Upchurch is 500 Main Street, Fort Worth, TX 76102. Represents (a) 1,528,573 shares held directly by Mr. Upchurch, (b) 703,730 shares held directly by the Constance J. Upchurch Family Trust (the "Trust"), of which Mr. Upchurch is the executor and beneficiary, and (c) 200,000 shares issuable upon the exercise of warrants. The Trust also owns 500,000 shares of Convergence Series A-3 preferred stock.
     (2) The address of Almedica International, Inc. is 75 Commerce Drive, Allendale, NJ 07401.
     (3) Includes options or warrants exercisable within 60 days by (a) Messrs. Rhineberger and Klinsport for 10,000 shares each, (b) Mr. Sycoff for 79,000 shares, (c) Mr. Riley for 14,500 shares and (d) all current directors and executive officers as a group for 113,500 shares.

                              Certain Transactions

         A firm owned by John C. Rhineberger, a member of our Board and its Compensation and Audit Committees since May 1999, served as a consultant to Base Ten for strategic advice in connection with the disposition of its software operations. Under the consulting contract, which continued for one year through October 2001, Mr. Rhineberger received total payments of $100,000.

         Andrew Sycoff, a member of our Board and its Compensation and Audit Committees since October 2000, will receive Merger Warrants exercisable for 1,136 Warrant Shares (adjusted for the Share Combination) for introducing the Merger parties and assisting in structuring the transaction. See "Proposal 3 - Merger with Convergence -- Terms of the Merger Agreement-Board Reconstitution."

         Mr. Sycoff also assisted Convergence obtain the participation of the Constance J. Upchurch Family Trust in a convertible debt offering by Convergence in October 2001. He received a fee from Convergence in the form of 50,000 shares of its common stock for his services in connection with the transaction.

         It is the policy of our Board to structure any transactions with related parties only on terms that are no less favorable to Base Ten than could be obtained on an arm's length basis from unrelated parties.


                             Business of Convergence

         The following information has been provided by management of Convergence. Based on our due diligence review in connection with the Merger, we believe the factual statements included in this information are accurate. Any forward looking statements should be read in conjunction with our cautionary disclosures under the caption "Proposal 3 - Merger with Convergence -- Risk Factors."

Introduction

         Convergence is an e-Health company focused on providing interactive resources to assist people make healthy lifestyle decisions informed by exposure to alternative and preventative as well as traditional healthcare options. As an initial offering, Convergence has developed its web-based PHA to be deployed with large businesses and health plans for use by their employees and participants. Convergence has designed the PHA as an engaging and entertaining collection of interactive assessments, programs and multimedia content. Each PHA site offers its users a personalized view of their health and lifestyle, coupled with multidisciplinary options for understanding and addressing their health concerns. By encouraging adoption of wellness lifestyles that can increase productivity and reduce healthcare costs, Convergence believes its PHA offers tangible benefits both to sponsors and end users.

Background

         Convergence was organized as a Nevada corporation in March 2000 by Byron Gehring, Dr. Kenneth Waltzer and Glen Miller (the "Founders") to succeed by merger to the business of the Convergence Predecessor. See "Proposal 3 - Merger with Convergence -- Terms of the Merger-Board Reconstitution" and "Executive Officers" below. Building on the technology acquired from the Convergence Predecessor, Convergence developed a patent pending process called the "Medicine Engine" to provide users with interactive personalized feedback assimilated from its interdisciplinary data base compiled under the direction of Dr. Waltzer.

         Convergence was initially capitalized with $650,000 in equity contributions from the Founders and their associates. Between July 2000 and January 2002, ongoing software development, licenses and acquisitions for the components of the PHA were funded with additional equity capital, convertible debt and Founder loans aggregating $3.5 million. Major acquisitions were completed in May 2000 for the assets of MEDigy, Inc., including various software systems and content for the PHA, and in September 2000 for the assets of HealthWorldOnline, Inc., an e-commerce business focused on wellness products and content. Convergence is seeking to dispose of the HealthWorldOnline business to concentrate its limited resources on PHA development, marketing and deployment.

Business Strategy

         From inception, Convergence has developed its business plan and initial product offering on the premise that the healthcare market will increasingly be shaped by a fundamental shift away from the traditional supplier dominated model to a consumer oriented model addressing the desires of 75 million aging baby boomers for products and services that can improve their overall health and quality of life. Convergence believes this trend will force the integration of conventional medicine with complementary and alternative medicine. As healthcare consumers become more assertive in their demand for products and services that address their health concerns and meet their wellness objectives, employers will presumably take action to provide responsive solutions to their workforces. While health benefit providers historically have been slow to provide or cover new product offerings that address these goals issues, the need to meet consumer demand should ultimately affect their decision making as well.

         Convergence's purpose is to encourage lifestyle changes and adoption of preventive healthcare options that can reduce reliance on disease management and intervention. To serve that purpose, Convergence has focused on marshaling Internet and interactive multimedia technology to provide corporate employees with personalized feedback on maintaining a wellness lifestyle grounded in good nutrition, adequate exercise and the potential benefits of alternative and preventive health options. The strategy adopted by Convergence for deploying this resource is to focus on the corporate employer, since a path to wellness solutions not only benefits the individuals who choose that path but also makes good business sense for corporate sponsors. Businesses providing this type of resource to their workforce for access in the workplace can expect to improve their corporate image, boost employee morale and productivity and ultimately reduce the cost of employee healthcare benefits.

Personal Health Application

         Convergence has developed its Personal Health Application by combining in-house clinical expertise and advanced web and interactive software development with strategic acquisitions of key technologies, content and multimedia assets. The result is engaging and entertaining as well as informative. It consists of an integrated collection of interactive healthy living assessments, programs and multimedia content reflecting the convergence of conventional and alternative health options. The PHA is designed to encourage people to adopt healthier lives by providing them with a personalized view of their health and lifestyle, coupled with multidisciplinary options for understanding and addressing their health concerns.

         The PHA includes a broad range of software tools to help people improve their quality of life. They include interactive health assessments, personal health profiles, disease or symptom assessments, life area assessments, healthcare decision support tools and lifestyle and disease management programs. Many of these are actionable programs that help coach and motivate users. The PHA also provides natural health store, provider directory, diet, nutrition and fitness tools, ask the experts via e-mail, health journal, health calendar, health history and electronic health record, live newsfeed and customizable newsletter, as well as one of the largest link libraries in the e-Health market.

         Convergence believes its PHA currently gives it an early mover advantage in the fragmented healthy living and integrative health markets, primarily because conventional medicine has been the main focus within e-Health markets to date. Convergence is not aware of any comparable products now on the market that provides consumers, employers and benefit providers with wellness tools that are both integrated and interactive, with access to over 40,000 pages of integrative health content.

Business Plan

         The eHealth market reflects the public's insatiable appetite for health information. Initial entries have demonstrated, however, that the path to profitability for a consumer driven business model dependent upon advertising or e-commerce alone can be highly elusive. To avoid those pitfalls, Convergence has focused on developing core software assets that can be deployed within multiple revenue streams. The PHA was selected as an initial offering because it can be utilized in three variations of a licensing model, depending on whether the usage or subscription fees are sought from a corporate sponsor, health plan or the consumer.

Target Markets

         Initially, Convergence has concentrated its limited resources on the employee health benefit market. With million of covered lives, it represents the largest potential revenue source. In the face of escalating costs, its also represents a market that should be receptive to web based, self service applications, particularly resources like the PHA that can potentially reduce modifiable health risks, which are generally believed to account for up to 25% of healthcare expenditures. To reach this market, Convergence plans to concentrate its marketing efforts on the third party benefit providers that generally manage health plans. They include traditional health insurers, HMOs, MBHOs and employee assistance program providers. With increasing pressure to meet employers' needs for more innovative products, many of these organizations are already beginning to include integrated health services in their offerings, including web based products that can stimulate greater use of their services without increasing costs. Convergence also plans to market its PHA directly to corporations with large work forces, since they generally represent the actual purchaser of eHealth products, whether sold directly or through a health benefit intermediary.

         Land-based health centers such as hospitals, medical clinics, wellness centers, spas and health clubs also represent a potential market for web based products because they can provide additional services and value, as well as incremental revenue, at relatively low cost. There are over 5,000 hospitals in the US, about 2,000 wellness centers and spas, and over 15,000 health clubs. These land-based businesses service over 100 million people each year. Convergence expects these facilities to provide a second potential market for its PHA.

Revenue Model

         Convergence plans to provide access to PHA web sites to corporate sponsors and health benefit intermediaries under non-exclusive, multi-year licenses. License fees in this sector are expected to be based on a capitated service fee model, either "per member per month" or "per employee per month." Land-based health centers will be charged an annual license fee based on the number of patients, clients or customers who will have access to the PHA. Negotiated annual rates may also be implemented.

         Ancillary revenue streams may be available at some point for membership and affinity programs. In addition, e-commerce revenues may be derived from both direct sales of lifestyle and disease management programs and other premium services, and indirectly through commissions from sales of partners' products and services resulting from use of PHA assessments, decision support tools and programs.

Competition

         Convergence believes it currently faces a broad mix of indirect competitors that offer parts of its total service offering, with direct competitors expected to emerge with comprehensive comparable services within the next few years. Current competitors can be categorized as channel competitors and content/commerce competitors.

         Channel competitors providing corporate wellness and related programs include online corporate wellness programs that are extensions of established brands, such as Mayo Clinic's Healthquest, Johnson & Johnson's Live For Life, Staywell.com and Gordian Health Solutions. They also include online corporate wellness initiatives developed by start-up ventures such as DoHealth, MyDailyHealth, Nutrio.com, Wellmed and Wellcall. Employee assistance programs with an online or corporate presence such as Lifescape, Lifeworks, Horizon Health and American Psych Systems are also cannel competitors by attempting to move into the wellness space, since they compete for the same benefit funds. This category also includes health insurance companies that seek to provide a comprehensive range of information to support their insurance plans. They include Aetna/US Healthcare, Kaiser Permanente and Blue Cross/Blue Shield. Many of these channel competitors offer established wellness programs that will compete with Convergence for access to employees, and virtually all have substantially greater resources for implementing their programs. Convergence believes, however, that most of these competitors focus primarily on disease management and intervention. With its focus on prevention, Convergence hopes to find a means to complement and even partner with their existing offerings.

         Content/commerce competitors provide "healthy living" information or health and wellness products and merchandise. These companies will compete with Convergence for product sales, content and community development. They include e-commerce sites such as Drugstore.com, Planet Rx and More.com, e-Health pure-plays including Web/MD, Drkoop.com, Health Central and CBS HealthWatch, online communities like iVillage, Women.com and Oxygen.com, and portals to pharmaceutical companies, many of which are free. Although some of these companies could be either strategic alliance partners or even future acquisition candidates, Convergence intends to compete pending any of those developments based on the quality of its product offering, marketing efficiency, price and brand strategies. Other content/commerce competitors include FoodFit.com, eDiets, CyberDiet, Asimba and FitnessOnline, all of which tend to focus on one aspect of healthy living such as weight loss and fitness. Convergence plans to distinguish itself from this category of content/commerce sites by delivering an accessible, actionable, seamless experience that uses personalized programs to promote healthy eating and healthy lifestyle changes.

Executive Officers

         Key members of Convergence's management team are Byron Gehring, Dr. Kenneth Waltzer, Jay Handline and Glenn Miller. Biographical information about Mr. Gehring and Dr. Waltzer is provided under the caption "Merger with Convergence - Terms of the Merger -- Board Reconstitution." Biographical information about Messrs. Handline and Miller is set forth below.

         Jay Handline, age 46, is the Chief Marketing Officer of Convergence. He has more than 20 years of experience at senior management levels on both the payer and provider sides of the health services industry. Since 1995, he has been involved with various start-up ventures in developing various multiple media platforms, including cable television, Internet and telephony, prior to which he served as Chief Operational Architect and Executive Vice President of Interactive Technology Solutions at RnetHealth.com. Mr. Handline has also managed and co-founded two multi-media technology companies.

         Glenn Miller, age 45, is the Chief Technical Officer of Convergence. Prior to joining Convergence, he served as Chief Technology Officer at Strategic Resource Solutions Corp., a technology-based energy services company and a wholly owned subsidiary of the Fortune 500 utility, Carolina Power and Light. He developed its innovative core technology, a platform that enables organizations to control, navigate and monitor all facility operations through the Internet, as well as many other web based tools and services. He previously held a senior executive position at Applied Computer Technologies, where he led the effort on development of web based real-time workflow management software. In 1995 he was recognized by Microsoft Corp. as one of the top 20 developers in the world.

Financial Information

         The following tables present summary historical and pro forma financial information for Convergence as of the dates and for the periods indicated. Except as otherwise noted, the financial information presented below is derived from the audited Financial Statements of Convergence included at the end of this proxy statement. This information should be read in conjunction with those Financial Statements and related Notes thereto. The pro forma information presented below for the year ended December 31, 2000 gives effect to the March 2000 merger of the Convergence Predecessor into Convergence as of January 1, 2000.

--------------------------------------------------------------------------------

                              CONVERGENCEHEALTH.COM

--------------------------------------------------------------------------------



                                                             Six Months                         Year Ended
                                                           Ended June 30,                      December 31,
                                                     ---------------------------        ---------------------------
                                                         2002           2001                2001           2000
                                                     -----------     -----------        -----------     -----------
                                                              Unaudited
STATEMENT OF OPERATIONS DATA(1)
Revenues - net.......................................$   115,400     $    30,600        $    84,700     $       500
                                                     -----------     -----------        -----------     -----------

Operating expenses
   Cost of providing services........................         --              --                 --             400
   Salaries..........................................     54,000         303,400            307,100         585,700
   Professional fees.................................    243,600         179,000            736,200         451,600
   Other general and administrative expenses.........    227,100         330,600            261,000       2,131,700
                                                     -----------     -----------        -----------     -----------
     Total operating expenses........................    524,700         813,000          1,304,000       3,169,400
                                                     -----------     -----------        -----------     -----------

Loss from operations.................................   (409,300)       (782,400)        (1,220,700)     (3,168,900)
                                                     -----------     -----------        -----------     -----------

Other income (expense)
   Interest income...................................        400           6,200             10,200
   Interest expense..................................    (90,600)             --           (125,600)         (4,400)
   Loss on disposal of assets........................         --              --            (51,600)             --
   Gain on sale of web site..........................         --              --             30,000              --
                                                     -----------     -----------        -----------     -----------
     Total other income (expense) - net..............    (90,200)          6,200           (140,400)          5,900
                                                     -----------     -----------        -----------     -----------

Net loss.............................................$  (499,500)    $  (776,200)       $(1,361,000)    $(3,162,000)
                                                     ===========-    ===========        ===========     ===========

Net loss per common share and equivalents:
   Basic and diluted.................................$     (0.19)    $    (0.31)        $      (0.53)   $     (1.29)
                                                     ===========     ==========         ============    ===========

Weighted number of shares outstanding:
   Basic and diluted.................................  2,613,400       2,514,300           2,571,800      2,456,700
                                                     ===========     ===========        ============    ===========


                                                                     As of                              As of
                                                                 June 30, 2002                   December 31, 2001
                                                                ---------------                 -------------------
                                                                   Unaudited

BALANCE SHEET DATA:

Working capital (deficit).......................................$    (523,000)                     $  (1,376,200)
Total assets....................................................       81,700                            237,000
Total liabilities...............................................      604,900                          1,717,700
Shareholders' deficiency........................................     (523,200)                        (1,620,800)

-------------------------------------------------------------------------------------------------------------------

     (1)  Amounts are rounded to the nearest $100.

                     Incorporation of Documents by Reference

         The following documents previously filed by Base Ten with the SEC under the Exchange Act are incorporated into this proxy statement by reference:

     o   Annual Report on Form 10-KSB for the year ended December 31, 2001;

     o Current Report on Form 8-K dated January 30, 2002, including a copy of the Merger Agreement dated as of January 18, 2002;

     o Current Report on Form 8-K dated March 14, 2002, including a copy of the Merger Agreement, as amended and restated on February 11, 2002 and a copy of Amendment No. 1 to the Amended and Restated Merger Agreement;

     o   Quarterly Report on Form 10-QSB for the quarter ended March 31, 2002;

     o Current Report on Form 8-K dated June 20, 2002, including a copy of Amendment No. 2 to the Amended and Restated Merger Agreement; and

     o Quarterly Report on Form 10-QSB for the quarter ended June 30, 2002, including a copy of Amendment No. 3 to the Amended and Restated Merger Agreement.


                             Additional Information

Proxy Materials and Periodic Reports

         Our reports and other information filed with the SEC in accordance with the requirements of the Exchange Act pertaining to small business issuers can be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices. We file our periodic reports with the SEC electronically, and the SEC maintains a web site providing access to those materials at http://www.sec.gov.

         This proxy statement and related proxy card are being mailed to shareholders on or about September __, 2002. Upon request, additional proxy materials will be furnished without cost to brokers and other nominees for forwarding to beneficial owners of shares held in their names. Upon request, we will also furnish beneficial owners with copies of our periodic reports incorporated by reference in this proxy statement. See "Incorporation of Documents by Reference."

Cost of Proxy Solicitation and the Share Combination

         The cost of preparing and mailing this proxy statement to our shareholders is estimated at approximately $100,000. In addition to the use of the mails for distribution of this proxy statement, proxies for the Proposals may be solicited by our directors and officers, without additional compensation, by personal interview, telephone or otherwise.

We estimate that up to 500,000 shares of our common stock are held in Small Accounts that will be cashed out as fractional shares as a result of the Share Combination. Based on the current common stock market price of $.05 per share at the time of mailing this proxy statement, we expect our total cost for repurchasing fractional shares in the Share Combination at approximately $30,000, including $5,000 in estimated administrative costs. Any increase or decrease in the number or size of Small Accounts and any increase or decrease in the market price of our common stock during the 20 trading days preceding the date of the special meeting will add to or reduce that cost proportionately.

                              CONVERGENCEHEALTH.COM
                        (A DEVELOPMENT STAGE ENTERPRISE)



--------------------------------------------------------------------------------

                                 PROXY STATEMENT

--------------------------------------------------------------------------------

                                            INDEX TO FINANCIAL STATEMENTS


                                                                                                              Page
                                                                                                              ----
Unaudited Pro Forma Consolidated Financial Statements of Base Ten
   Introduction to Unaudited Pro Forma Consolidated Financial Statements.....................................  F-2
   Unaudited Pro Forma Consolidated Balance Sheet - June 30, 2002............................................  F-3
   Notes to Unaudited Pro Forma Consolidated Balance Sheet...................................................  F-4
   Unaudited Pro Forma Consolidated Statement of Operations - Six Months ended June 30, 2002.................  F-5
   Unaudited Pro Forma Consolidated Statement of Operations - Year Ended December 31, 2001...................  F-6
   Notes to Unaudited Pro Forma Consolidated Statements of Operations........................................  F-7
Unaudited Consolidated Financial Statements of ConvergenceHealth.com
   Unaudited Balance Sheets - June 30, 2002 and 2001.........................................................  F-8
   Unaudited Statements of Operations - Six Months ended June 30, 2002 and 2001..............................  F-9
   Unaudited Statements of Cash Flows - Six Months ended June 30, 2002 and 2001..............................  F-10
   Notes to Unaudited Financial Statements...................................................................  F-11
Consolidated Financial Statements of ConvergenceHealth.com
   Independent Auditors' Report..............................................................................  F-13
   Balance Sheet - December 31, 2001.........................................................................  F-14
   Statements of Operations - Years ended December 31, 2001 and 2000 and period from
     June 9, 1999 (inception) to December 31, 2001...........................................................  F-15
   Statement of Shareholders' Deficiency - Period from June 9, 1999 (inception) to December 31, 2001.........  F-16
   Statements of Cash Flows - Years ended December 31, 2001 and 2000 and period from
     June 9, 1999 (inception) to December 31, 2001...........................................................  F-17
   Notes to Financial Statements.............................................................................  F-18

              UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS


         The Unaudited Pro Forma Consolidated Balance Sheet of Base Ten Systems, Inc. ("Base Ten") as of June 30, 2002 and the Unaudited Pro Forma Consolidated Statements of Operations of Base Ten for the six months ended June 30, 2002 and the year ended December 31, 2001 have been prepared to illustrate the estimated effect of the Company's proposed sale of its clinical trials software business ("Clinical Software") and its proposed acquisition of ConvergenceHealth.com ("Convergence"). The Pro Forma Consolidated Statements of Operations give pro forma effect to the sale of the Clinical Software business and the acquisition of Convergence as if both transactions had occurred on January 1, 2001. The Pro Forma Consolidated Balance Sheet gives pro forma effect to both transactions as if they had occurred on June30, 2002.

         The Pro Forma Consolidated Financial Statements do not purport to be indicative of the results of operations or the financial position of Base Ten that would have actually been obtained had the sale of the Clinical Software Business and the acquisition of Convergence been completed as of the assumed dates and for the periods presented or that may be obtained in the future. The pro forma adjustments are described in the following Notes and are based upon available information and certain assumptions that Base Ten believes are reasonable. The Pro Forma Consolidated Financial Statements should be read in conjunction with the separate historical financial statements of Base Ten and related notes incorporated by reference in this proxy statement and with the separate historical financial statements of Convergence and related notes included elsewhere in this proxy statement.

         A preliminary allocation of the purchase price for the Convergence acquisition has been made to major categories of assets and liabilities in the accompanying Pro Forma Consolidated Financial Statements based on available information. The actual allocation of purchase price and the resulting effect on income (loss) from operations may differ significantly from the pro forma amounts included herein. These pro forma adjustments represent Base Ten's preliminary determination of purchase accounting adjustments and are based upon available information and certain assumptions that Base Ten believes to be reasonable. Consequently, the amounts reflected in the Pro Forma Consolidated Financial Statements are subject to change, and the final amounts may differ substantially.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                               AS OF JUNE 30, 2002


                                 (In thousands)

                                                                                Pro Forma    Pro Forma    Pro Forma
                                                      Base Ten    Convergence  Adjustments  Adjustments Consolidated
                                                      --------    -----------  -----------  ----------- ------------
                                                                                   (a)          (b)
Assets:
Cash and cash equivalents........................    $     418    $      75     $     75     $            $     570
Accounts receivable..............................                         5                                       5
Other current assets.............................          158           --                                     158
Current assets of discontinued operations........           75           --          (75)                        --
                                                     ---------    ---------     --------     --------     ---------

   Total current assets..........................          651           82                                     733
                                                     ---------    ---------     --------     --------     ---------

Property and equipment, net......................            3           --                                       3
Investment in Convergence........................          290           --                      (290)           --
Other assets.....................................           10           --                                      10
                                                     ---------    ---------     --------     --------     ---------

   Total assets..................................    $     954    $      82     $            $   (290)    $     746
                                                     =========    =========     ========     ========     =========

Liabilities:
Accounts payable.................................    $      55    $     242     $            $            $     297
Accrued expenses.................................          147          142                                     289
Notes payable to officer.........................           --          220                                     220
                                                     ---------    ---------     --------     --------     ---------
   Total current liabilities.....................          202          604                                     806
                                                     ---------    ---------     --------     --------     ---------

   Total long term liabilities...................           --           --                                      --
                                                     ---------    ---------     --------     --------     ---------

Shareholders' equity (deficit):
Preferred stock..................................           --            7                        (7)           --
Common stock.....................................       26,857            3                   (26,642)          218
Additional paid-in capital.......................       68,481        4,491                    (4,491)       68,481
Accumulated deficit..............................      (94,370)      (5,023)                   30,850       (68,493)
                                                     ----------   ---------     --------     --------     ---------
                                                           968         (522)                     (290)          206
Accumulated other comprehensive income...........           65                                                   65
Treasury stock, at cost..........................         (281)                                                (281)
                                                     ---------    ---------     --------     --------     ---------

   Total shareholders' equity (deficit)..........          752         (472)                     (290)          (60)
                                                     ---------    ---------     --------     --------     ---------

Total liabilities and shareholders' equity
 (deficit) ......................................    $    954     $     132     $            $   (290)    $     746
                                                     ========     =========     ========     ========     =========

See Notes to Unaudited Pro Forma Consolidated Balance Sheet

             NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                               AS OF JUNE 30, 2002



     (a) The pro forma adjustments reflect the terms of Base Ten's agreement with Almedica International, Inc. and Almedica Advanced Technology LLC ("Almedica LLC") for the contribution of the Clinical Software assets to Almedica LLC for $75,000 and a 20% ownership interest in Almedica LLC. The Clinical Software assets are reflected in Base Ten's financial statements at their estimated net realizable value of $75,000, with no value attributed to the interest in Almedica LLC to be received by the Company in the transaction.

     (b) Base Ten's agreement with Convergence provides for the merger of Convergence into a wholly owned subsidiary of Base Ten (the "Merger"). Base Ten will account for the Merger under the purchase method. Because the Merger will be treated as a purchase of Base Ten by Convergence for accounting purposes, Base Ten's consolidated balance sheet after the Merger will reflect the assets acquired in the Merger based on their book value at the time of the Merger, without any step up to reflect their valuation based on the shares of Base Ten's common stock to be issued to the Convergence shareholders in the Merger.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                     FOR THE SIX MONTHS ENDED JUNE 30, 2002


                      (In thousands, except per share data)



                                                                                         Pro Forma        Pro Forma
                                                      Base Ten        Convergence       Adjustments     Consolidated
                                                      --------        -----------       -----------     ------------
                                                                                          (c)(d)           (a)(e)

Revenues, net....................................    $      --         $     115        $                 $     115
                                                     ---------         ---------        ---------         ---------

Selling, general and administrative expenses.....          353               524                                877
                                                     ---------         ---------        ---------         ---------

   Operating loss................................         (353)             (409)                              (762)

Other income (expense), net......................           11               (91)                               (80)
                                                     ---------         ---------        ---------         ---------

Net loss.........................................    $    (342)        $    (500)       $                 $    (842)
                                                     =========         =========-       =========         =========

Net loss per common share........................    $    (.06)        $    (.19)                          $   (.04)
                                                     =========         ========                           ========

Weighted average common shares outstanding.......        5,351             2,613           (2,613)
                                                     =========         =========
                                                                                           16,449            21,800
                                                                                        =========         =========
















See Notes to Unaudited Pro Forma Consolidated Financial Statements

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 2001


                      (In thousands, except per share data)




                                                                                         Pro Forma        Pro Forma
                                                      Base Ten        Convergence       Adjustments     Consolidated
                                                      --------        -----------       -----------     ------------
                                                                                          (a)(c)             (b)

Revenues, net....................................    $      --         $      84        $                 $      84
                                                     ---------         ---------        ---------         ---------

Selling, general and administrative expenses.....          841             1,305                              2,146
                                                     ---------         ---------        ---------         ---------

   Operating loss................................         (841)           (1,221)                            (2,062)

Other income (expense), net......................          114              (140)                               (26)
                                                     ---------         ---------        ---------         ---------

Net loss.........................................    $    (727)        $  (1,361)       $                 $  (2,088)
                                                     =========         =========        =========         =========

Net loss per common share........................    $    (.14)        $   (.53)                          $    (.10)
                                                     =========         ========                           =========

Weighted average common shares outstanding.......        5,351             2,572           (2,572)
                                                     =========         =========
                                                                                           16,449            21,800
                                                                                                          =========








See Notes to Unaudited Pro Forma Consolidated Financial Statements

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

                     FOR THE SIX MONTHS ENDED JUNE 30, 2002

                      AND THE YEAR ENDED DECEMBER 31, 2001



     (a) The Pro Forma Statements of Operations assume that Base Ten's proposed sale of its Clinical Software business and proposed acquisition of Convergence occurred on January 1, 2001. For purposes of the Pro Forma Statements of Operations, Base Ten's historical statements of operations for the six months ended June 30, 2002 and for the year ended December 31, 2001 were combined with the historical statements of operations of Convergence for the same periods.

     (b) Base Ten expects to account for the Merger with Convergence under the purchase method, which requires that the Merger be treated for accounting purposes as the purchase of Base Ten by Convergence. As a result, Base Ten's consolidated balance sheet after the Merger will reflect the assets acquired in the Merger based on their book value at the time of the Merger, without any step up to reflect their valuation in determining the consideration to be received by Convergence shareholders in the Merger.

     (c) The pro forma additional shares used in calculating pro forma net loss per share for the year ended December 31, 2001 and the six months ended June 30, 2002 reflects the cancellation of outstanding Convergence common and preferred shares in the Merger in exchange for approximately 16,449,000 shares of Base Ten's Class A common stock, representing 75% of the total pro forma outstanding Class A and Class B common shares, issuable to Convergence shareholders in the Merger, without regard to the Share Combination, assuming the Merger took place January 1, 2001. No pro forma interest expense savings has been reflected for these periods.

                              CONVERGENCEHEALTH.COM
                        (A DEVELOPMENT STAGE ENTERPRISE)

                        UNAUDITED CONDENSED BALANCE SHEET
                               AS OF JUNE 30, 2002



                                                      ASSETS
CURRENT ASSETS
 Cash and cash equivalents                                                                           $      76,700
                                                                                                     -------------
       Total Current Assets                                                                                  5,000
                                                                                                     -------------
                                                                                                            81,700
                                                                                                     -------------
TOTAL ASSETS                                                                                         $      81,700
------------                                                                                         =============

                                     LIABILITIES AND STOCKHOLDERS' DEFICIENCY

CURRENT LIABILITIES
 Accounts payable                                                                                    $     242,500
 Accrued interest and other liabilities                                                                    142,400
 Notes payable to officer                                                                                  220,000
                                                                                                     -------------
       Total Current Liabilities                                                                           604,900
                                                                                                     -------------

COMMITMENTS AND CONTINGENCIES

TOTAL LIABILITIES                                                                                          604,900
                                                                                                     -------------

STOCKHOLDERS' DEFICIENCY
 Class A-1 Preferred stock $.001 par value, 325,000 shares authorized,
  issued and outstanding                                                                                       300
 Class A-2 Preferred stock $.001 par value, 1,375,000 shares authorized, 1,177,000
  issued and outstanding                                                                                     1,300
 Class A-3 Preferred stock $.001 par value, 5,000,000 shares authorized, 800,000 issued
  and outstanding                                                                                            5,000
 Common stock $ .001 par value, 50,000,000 shares authorized,
  2,655,000 issued and outstanding                                                                           2,700
 Additional paid-in capital                                                                              4,491,000
 Accumulated deficit                                                                                    (5,023,500)
                                                                                                     -------------
       Total Stockholders' Deficiency                                                                     (523,200)
                                                                                                     -------------

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY                                                       $      81,700
----------------------------------------------                                                       =============


See Notes to Unaudited Condensed Financial Statements

                              CONVERGENCEHEALTH.COM
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  UNAUDITED CONDENSED STATEMENTS OF OPERATIONS


                                                                                                       Period from
                                                                     Six Months Ended                   Inception
                                                                         June 30,                    (June 9, 1999)
                                                              -------------------------------            through
                                                                   2002             2001              June 30, 2002
                                                              -------------     -------------         -------------
                                                                         Unaudited                      Unaudited

Revenues, net.................................................$     115,400     $      30,600        $      199,700
                                                              -------------     -------------        --------------

Operating expenses:
   Salaries...................................................       54,000           303,400               947,300
   Professional fees..........................................      243,600           179,000             1,431,400
   Other general and administrative expenses..................      277,100           330,600             2,619,800
                                                              -------------     -------------        --------------
     Total operating expenses.................................      524,700           813,000             4,998,500
                                                              -------------     -------------        --------------

Loss from operations..........................................     (409,300)         (782,400)           (4,798,800)

Other income (expense):
   Interest income............................................          400             6,200                17,500
   Interest expense...........................................      (90,600)               --              (220,600)
   Loss on disposal of assets.................................           --                --               (51,600)
   Gain on sale of website....................................           --                --                30,000
                                                              -------------     -------------        --------------
     Total other income (expense), net........................      (90,200)            6,200              (224,700)
                                                              -------------     -------------        --------------

Net loss......................................................$    (499,500)    $    (776,200)       $   (5,023,500)
                                                              =============     =============        ==============

Net loss per common share and equivalents:
   Basic and diluted..........................................$       (0.19)    $       (0.31)       $        (2.24)
                                                              =============     =============        ==============

Weighted number of shares outstanding:
   Basic and diluted..........................................    2,613,400         2,514,300             2,244,100
                                                              =============     =============        ==============












See Notes to Unaudited Condensed Financial Statements

                              CONVERGENCEHEALTH.COM
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS




                                                                                                       Period from
                                                                     Six Months Ended                   Inception
                                                                         June 30,                    (June 9, 1999)
                                                              -------------------------------            through
                                                                   2002             2001              June 30, 2002
                                                              -------------     -------------         -------------
                                                                         Unaudited                      Unaudited

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss...................................................$    (499,500)    $    (776,200)       $   (5,023,500)
     Adjustments to reconcile net loss to net cash
       used in operating activities:
       Depreciation and amortization..........................           --                --                41,600
       Loss on disposal of assets.............................           --                --                51,600
       Stock issued for services..............................           --                --                30,000
     Changes in operating assets and liabilities:
       Increase in other assets...............................           --                --                (5,400)
       Increase (decrease) in accounts payable
         and accrued expenses.................................       69,900          (101,600)              524,200
     Decrease (increase) in other accrued liabilities.........         (100)           46,800               177,000
                                                              -------------     -------------        --------------
       Net cash used in operating activities..................     (429,700)          924,600            (4,204,500)
                                                              -------------     -------------        --------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of property and equipment.........................           --            (1,100)              (74,200)
                                                              -------------     -------------        --------------
     Net cash used in investing activities....................           --            (1,100)              (74,200)
                                                              -------------     -------------        --------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from notes and loans payable......................           --           335,000             1,231,300
   Proceeds from issuance of preferred stock..................      415,000           120,000             3,124,100
                                                              -------------     -------------        --------------
     Net cash provided by financing activities................      415,000           455,000             4,355,400
                                                              -------------     -------------        --------------

NET INCREASE (DECREASE) IN CASH...............................      (14,700)         (470,700)               76,700

CASH AND CASH EQUIVALENTS - BEGINNING
   OF PERIOD..................................................       91,400           518,300                    --
                                                              -------------     -------------        --------------

CASH AND CASH EQUIVALENTS - END
   OF PERIOD .................................................$      76,700     $      47,600        $       76,700
                                                              =============     =============        ==============


SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING ACTIVITIES

During the six months ended June 30, 2002, the Company issued 4,196,000 shares of preferred stock for $415,000 in cash and $1 million in converted principal amount of its convertible promissory notes.



See Notes to Unaudited Condensed Financial Statements

                              CONVERGENCEHEALTH.COM
                        (A DEVELOPMENT STAGE ENTERPRISE)

                NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A) Organization and Description of Business

ConvergenceHealth.com (the "Company") was formed on June 9, 1999 in the state of Nevada as Wild Wild Web Ventures and is in the development stage. The Company changed its name to ConvergenceHealth.com in February 2000. Simultaneous with the name change, the Company acquired all the outstanding stock and assets of Convergence Health, Inc., an inactive development stage California corporation ("CHI"), for 996,000 shares of the Company's common stock. CHI was dissolved subsequent to the acquisition.

The Company is developing the production of web-enabled application software. The software is designed to provide end-users with personalized information on holistic health and alternative medicine that may be used to improve health status. This software will be licensed to health benefit providers and sponsors who will make it available to workers in the corporate workplace for a monthly fee per employee. Although the Company has realized marginal revenues in the form of subscription fees from users of its website, at June 30, 2002, the Company has not yet commenced material operations, and primarily all activity has been focused on product and business plan development. The Company is dependent on its ability to raising capital to fund ongoing operations.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. The consolidated interim financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the year ended December 31, 2001. The results of operations for the six months ended June 30, 2002 are not necessarily indicative of the operating results for the full year. In management's opinion, all adjustments necessary for a fair presentation of the Company's financial position and operating results are reflected in the accompanying statements.

(B) Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

(C) Cash and Cash Equivalents

For purposes of the cash flow statements, the Company considers all highly liquid investments with original maturities of three months or less at time of purchase to be cash equivalents.

(D) Property and Equipment

Property and equipment were stated at cost, less accumulated depreciation. Expenditures for maintenance and repairs are charged to expense as incurred. Depreciation was provided using the straight-line method over the estimated useful lives of the assets from three to five years. See Note 2.

(E) Income Taxes

The Company accounts for income taxes under the Statement of Financial Accounting Standards No. 109. "Accounting for Income Taxes" ("Statement No. 109"). Under Statement No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(F) Stock Options

In accordance with Statement of Financial Accounting Standards No. 123 ("SFAS 123") the Company has elected to account for Stock Options issued to employees under Accounting Principles Board Opinion No. 25 ("APB Opinion No. 25") and related interpretations.

(G) Per Share Data

Basic net income per common share is computed based on the weighted average common shares outstanding during the year as defined by Statement of Financial Accounting Standards, No. 128, "Earnings Per Share" ("SFAS 128"). Basic and diluted net income per common share is computed based on the weighted average common shares and common stock equivalents outstanding during the year as defined by SFAS 128. Common stock equivalents have not been included in the weighted average computation since the results would be anti dilutive.

(H) Fair Value of Financial Instruments

Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" requires disclosures of information about the fair value of certain financial instruments for which it is practicable to estimate that value. For purposes of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties other than in a forced sale or liquidation.

The carrying amounts of the Company's financial instruments, including accounts payable, accrued liabilities, and notes and loans payable approximates fair value.

(I) Website Development Expenses

The Company follows the Emerging Issues Task Force Issue 00-2, "Accounting for Web Site Development Costs" in accounting for its website development expenses. Accordingly, costs that involve design of the web page and do not change the content are capitalized and amortized over their estimated useful life. Costs incurred in operating a web site that have no future benefits are expensed in the current period. Costs incurred in operating the web site which have a future benefit are capitalized in accordance with the AICPA's Statement of Position 98-1 and amortized over the respective future periods which are expected to benefit from the changes.

NOTE 2 - PROPERTY AND EQUIPMENT

During 2001, the Company disposed of its fixed assets resulting in a loss of $51,640. Total depreciation expense for the six months ended June 30, 2002 and 2001 was $0 and $10,000, respectively.

NOTE 3 - NOTES PAYABLE AND RELATED PARTY TRANSACTIONS

Notes Payable

The following schedule reflects short-term notes payable to related parties at June 30, 2002:


      Note payable to an officer of the Company, unsecured, due in full on demand, bearing
      interest at 10% (See Note 5)                                                                  $       40,000
      Note payable to an officer of the Company, unsecured, due in full on demand, bearing
      interest at 5% (See Note 5)                                                                          180,000
                                                                                                    --------------
                                                                                                    $      120,000
                                                                                                    ==============

The accrued interest on the notes payable at December 31, 2001 is included with accrued interest and other liabilities on the balance sheet. Interest expense for the six month period ended June 30, 2002 was $90,600. No interest expense was accrued on the notes for the six months ended June 30, 2001.

Related Party Transactions

The Company received advances of $196,000 during 2002 from an officer of the Company. Proceeds of $180,000 were used to repay an outstanding demand promissory note payable with interest at 5% per annum to a third party. The terms of the third party demand loan carried over to this portion of the officer's loan. The balance of officer's loan was used for working capital and bears no interest. Total non-interest bearing funds due to the officer at June 30, 2002 was $75,000 and is included on the balance sheet as accounts payable.

A second note due to the officer for $125,000 was converted in 2002 into 500,000 shares of the Company's Series A preferred stock.

NOTE 4 - INCOME TAXES

At June 30, 2002, the Company had net operating loss carryforwards of approximately $4,934,000 for income tax purposes, available to offset future taxable income and expiring on various dates through 2022. The net operating loss created a deferred tax asset of approximately $1,678,000. This tax asset has been fully reserved through a valuation allowance due to the uncertainty of future operations generating income to realize the deferred tax asset.

NOTE 5 - COMMITMENTS AND CONTINGENCIES

(A) Operating Lease Agreements

On April 16, 2001, the Company entered into a new sublease agreement covering 3,312 square feet of office space. The sublease called for monthly payments of $1,600 and was for a term of fourteen months expiring June 30, 2002. The Company cancelled the lease in June 2001.

(B) Consulting Agreements

The Company entered into a consulting agreement with Jay Handline to provide brand development services and a related marketing plan. The agreement does not specify any termination date but can be cancelled by either party on 30 days' notice and provides for monthly payments of $10,000. The Company has recorded expenses under the agreement of $60,000 included in professional fees for both of the six-month periods ended June 30, 2002 and June 30, 2001.

NOTE 6 - STOCKHOLDERS' DEFICIENCY

Authorized Common and Preferred Stock

The Company is authorized to issue 50,000,000 common shares, $.001 par value. At June 30, 2002 there were 2,655,000 shares outstanding.

The Company is authorized to issue up to 25,000,000 shares of preferred stock. The Board of Directors has been given the discretion of designating the number, series and preferences assigned to the preferred stock. As of June 30, 2002, the Board of Directors has designated three types of preferred stock. All three of these series of preferred stock have preferences only in liquidation and do not have any other rights or privileges superior to the common stock.

Series A-1 Preferred

The Company is authorized to issue 325,000 shares of Series A-1 preferred stock, $0.001 par value. At June 30, 2002, there were 325,000 shares of Series A-1 preferred stock outstanding.

Series A-2 Preferred

The Company is authorized to issue 1,375,000 shares of Series A-2 preferred stock, $0.001 par value. At June 30, 2002, there were 1,316,000 shares of Series A-2 preferred stock outstanding.

Series A-3 Preferred

The Company is authorized to issue 5,000,000 shares of Series A-3 preferred stock, 0.001 par value. At June 30, 2002,there were 4,996,000 shares of Series A-3 preferred stock outstanding.

NOTE 7 - GOING CONCERN

As reflected in the accompanying financial statements, the Company has accumulated losses of $5,023,500 since inception, a working capital deficiency of $523,200, a stockholders' deficiency of $523,200 and a negative cash flow from operations of $429,700 during the six months ended June 30, 2002. The ability of the Company to continue as a going concern is dependent on the Company's ability to raise additional funds and implement its business plan. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

The Company is a party to an Agreement and Plan of Merger dated January 18, 2002 (as subsequently amended, the "Merger Agreement") with Base Ten Systems, Inc. ("Base Ten") and its wholly owned subsidiary (the "Merger Sub"). The Merger Agreement provides for the merger of the Company into the Merger Sub (the "Merger"). To provide the Company with needed working capital prior to the Merger, Base Ten has purchased an aggregate of 1,160,000 shares of the Company's Series A-3 preferred stock for $290,000 since January 2002. In addition to the Merger and ongoing efforts to market the Company's products to healthcare organizations and benefit plan sponsors, management plans to seek equity or debt financing from various sources as well as other business combinations or alliances to enhance its product offerings and marketing capabilities.

NOTE 8 - SUBSEQUENT EVENT

Subsequent to June 30, 2002, Base Ten and the Company amended the Merger Agreement to provide for unsecured working capital loans to the Company pending completion of the Merger. The Company received the proceeds from an initial $125,000 loan on August 1, 2002. Base Ten has committed to make additional loans of $50,000 each month from October 2002 until the earlier of January 2003 or completion of the Merger. The amendment also restricts the rights of the Company to terminate the Merger Agreement under certain circumstances without first repaying Base Ten's loans and repurchasing all or part of its preferred stock investment in the Company.

Consummation of the Merger is subject to various conditions, including approval by both parties' shareholders and completion of a 1-for-1,000 reverse split of Base Ten's common stock and a related fractional share repurchase (the "Share Combination"). The Share Combination is intended to save administrative costs after the Merger by reducing Base Ten's shareholder base below 300, enabling it to terminate its reporting obligations as a publicly held small business company.

If the Merger is approved by the parties' shareholders and the other closing conditions are satisfied, the Merger Sub will merge into the Company, which will survive the Merger as a wholly owned subsidiary of Base Ten. At the time of the Merger, the outstanding capital stock of the Company will be converted into the right to receive Class A common stock of Base Ten representing 75% of its common shares to be outstanding after its repurchase of fractional shares in the Share Combination.

                          INDEPENDENT AUDITORS' REPORT



To the Board of Directors of:
  ConvergenceHealth.com

We have audited the accompanying balance sheet of ConvergenceHealth.com (a development stage enterprise) as of December 31, 2001 and the related statements of operations, changes in stockholders' equity, and cash flows for the years ended December 31, 2001 and 2000 and for the period from June 9, 1999 (inception) to December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of ConvergenceHealth.com (a development stage enterprise) as of December 31, 2001 and the results of its operations and its cash flows for the years ended December 31, 2001 and 2000 and for the period from June 9, 1999 (inception) to December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 11 to the financial statements, the Company has accumulated losses of $4,524,032 since inception, a working capital deficiency of $1,376,245, a stockholders' deficiency of $1,620,845 and a negative cash flow from operations of $1,222,163. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plan in regards to these matters is also described in Note 11. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.



WEINBERG & COMPANY, P.A.

Los Angeles, CA
April 16, 2002

                              CONVERGENCEHEALTH.COM
                        (A DEVELOPMENT STAGE ENTERPRISE)

                                  BALANCE SHEET
                             AS OF DECEMBER 31, 2001




                                     ASSETS
CURRENT ASSETS
 Cash and cash equivalents                                                                                  $          91,429
                                                                                                               --------------
       Total Current Assets                                                                                            91,429
                                                                                                               --------------

OTHER ASSETS
 Deposits                                                                                                               5,400
                                                                                                               --------------
       Total Other Assets                                                                                               5,400
                                                                                                               --------------

TOTAL ASSETS                                                                                                $          96,829
------------                                                                                                   ==============

                    LIABILITIES AND STOCKHOLDERS' DEFICIENCY

CURRENT LIABILITIES
 Accounts payable                                                                                           $         265,293
 Accrued interest and other liabilities                                                                               173,389
 Notes payable                                                                                                        970,000
 Due to officer                                                                                                        58,992
                                                                                                               --------------
       Total Current Liabilities                                                                                    1,467,674
                                                                                                               --------------

LONG-TERM LIABILITIES
 Notes payable                                                                                                        250,000
                                                                                                               --------------
       Total Long-Term Liabilities                                                                                    250,000
                                                                                                               --------------

TOTAL LIABILITIES                                                                                                   1,717,674
                                                                                                               --------------

STOCKHOLDERS' DEFICIENCY
 Class A-1 Preferred stock $.001 par value, 325,000 shares authorized,
  issued and outstanding                                                                                                  325
 Class A-2 Preferred stock $.001 par value, 1,375,000 shares authorized, 1,177,000 issued and outstanding               1,177
 Class A-3 Preferred stock $.001 par value, 5,000,000 shares authorized, 800,000 issued and outstanding                   800
 Common stock $ .001 par value, 50,000,000 shares authorized,
  2,655,000 issued and outstanding                                                                                      2,655
 Additional paid-in capital                                                                                         2,898,230
 Deficit accumulated during development stage                                                                      (4,524,032)
                                                                                                               --------------
       Total Stockholders' Deficiency                                                                              (1,620,845)
                                                                                                               --------------

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY                                                              $          96,829
----------------------------------------------                                                               ================







   The accompanying notes are an integral part of these financial statements.

                              CONVERGENCEHEALTH.COM
                        (A DEVELOPMENT STAGE ENTERPRISE)
                            STATEMENTS OF OPERATIONS

                                                                                                            For The Period
                                                              For The Year            For The Year            June 9,1999
                                                                  Ended                   Ended              (Inception) To
                                                               December 31,            December 31,            December 31,
                                                                   2001                    2000                    2001
                                                           -------------------     -------------------     -------------------

REVENUES - NET                                          $             83,717    $                548    $             84,265
                                                           -----------------       -----------------       -----------------

OPERATING EXPENSES
 Salaries                                                            307,102                 586,151                 893,253
 Professional fees                                                   736,222                 451,633               1,187,855
 General and administrative expenses                                 261,046               2,131,651               2,392,697
                                                           -----------------       -----------------       -----------------
      Total Operating Expenses                                     1,304,370               3,169,435               4,473,805
                                                           -----------------       -----------------       -----------------

LOSS FROM OPERATIONS                                              (1,220,653)             (3,168,887)             (4,389,540)
                                                           -----------------       -----------------       -----------------

OTHER INCOME (EXPENSE)
 Interest income                                                       6,894                  10,248                  17,142
 Interest expense                                                   (125,635)                 (4,359)               (129,994)
 Loss on disposal of assets                                          (51,640)                   -                    (51,640)
 Gain on sale of web site                                             30,000                    -                     30,000
                                                           -----------------       -----------------       -----------------
      Total Other Income-Net                                        (140,381)                  5,889                (134,492)
                                                           -----------------       -----------------       -----------------

NET LOSS                                                $         (1,361,034)   $         (3,162,998)   $         (4,524,032)
---------                                                  =================       =================       =================

Net loss per common share and equivalents -
 basic and diluted                                      $              (0.53)   $              (1.29)   $              (2.08)
                                                           =================       =================       =================

Weighted average number of shares outstanding
 during the period - basic and diluted                             2,571,758               2,456,723               2,172,728
                                                           =================       =================       =================









   The accompanying notes are an integral part of these financial statements.

                              CONVERGENCEHEALTH.COM
                        (A DEVELOPMENT STAGE ENTERPRISE)
                STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIENCY
        FOR THE PERIOD FROM JUNE 9, 1999 (INCEPTION) TO DECEMBER 31, 2001


                                  Preferred Stock              Preferred Stock              Preferred Stock
                                     Class A-1                    Class A-2                    Class A-3
                                Shares        Amount        Shares         Amount        Shares        Amount
                              -----------    ---------    ------------    ----------    ----------    ---------
Issuance of common stock           -      $     -               -      $      -             -      $     -
 for acquisition of
 Convergence Health, Inc.

Issuance of common stock
 for cash                          -            -               -             -             -            -

Issuance of common stock
 for conversion of note
 payable to stockholder            -            -               -             -             -            -

Issuance of preferred
 stock for cash                 325,000          325         705,000           705          -            -

Net loss, 2000                     -            -               -             -             -            -
                              ---------      -------      ----------      --------      --------      -------

Balance, December 31,           325,000          325         705,000           705          -            -
2000

Issuance of common stock
 for cash                          -            -               -             -             -            -

Stock issued for services          -            -              12,000            12         -            -

Issuance of preferred
 stock for settlement of
 amounts due to officer            -            -            239,200           239          -            -

Issuances of preferred
 stock for cash                    -            -            220,800           221       800,000          800

Net loss, 2001                     -            -               -             -             -            -
                              ---------      -------      ----------      --------      --------      -------

BALANCE,                        325,000   $      325       1,177,000   $     1,177       800,000   $      800
 DECEMBER 31, 2001            =========      =======      ==========      ========      ========      =======


[RESTUBBED TABLE]

                                                                           Accumulated
                                                             Additional       During
                                      Common Stock            Paid-In       Development
                                   Shares        Amount       Capital          Stage            Total
                                 -----------    ---------    -----------    -------------    ------------
Issuance of common stock
 for acquisition of
 Convergence Health, Inc.         996,000   $      996   $     18,044   $         -      $      19,040

Issuance of common stock
 for cash

Issuance of common stock        1,547,000        1,547           -                -              1,547
 for conversion of note
 payable to stockholder

Issuance of preferred              12,000           12         14,988             -             15,000
 stock for cash

Net loss, 2000                       -            -         2,386,470             -          2,387,500

                                     -            -              -          (3,162,998)     (3,162,998)
Balance, December 31,           ---------      -------      ---------      -----------      ----------
2000
                                2,555,000        2,555      2,419,502       (3,162,998)       (739,911)
Issuance of common stock
 for cash

Stock issued for services         100,000          100           -                -                100

Issuance of preferred                -            -            29,988             -             30,000
 stock for settlement of
 amounts due to officer

Issuances of preferred               -            -           129,761             -            130,000
 stock for cash

Net loss, 2001                       -            -           318,979             -            320,000

                                     -            -              -          (1,361,034)     (1,361,034)
BALANCE,                        ---------      -------      ---------      -----------      ----------
 DECEMBER 31, 2001
                                2,655,000   $    2,655   $  2,898,230   $   (4,524,032)  $  (1,620,845)
                                =========      =======      =========      ===========      ==========



   The accompanying notes are an integral part of these financial statements.

                              CONVERGENCEHEALTH.COM
                        (A DEVELOPMENT STAGE ENTERPRISE)
                            STATEMENTS OF CASH FLOWS



                                                                                                                  For The Period
                                                                                                                       From
                                                                     For The Year            For The Year           June 9,1999
                                                                         Ended                   Ended             (Inception) To
                                                                      December 31,            December 31,           December 31,
                                                                          2001                    2000                   2001
                                                                  -------------------     -------------------    -------------------

CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss                                                           $      (1,361,034)          (3,162,998)   $       (4,524,032)
 Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation and amortization                                                20,281               21,355                41,636
  Loss on disposal of assets                                                   51,641                 -                   51,641
  Stock issued for services                                                    30,000                 -                   30,000
 Changes in operating assets and liabilities:
  (Increase) decrease in:
    Other assets                                                                1,500               (6,900)               (5,400)
  Increase decrease in:                                                          -
    Accounts payable and accrued expenses                                     (75,494)             340,787               265,293
    Advances from officer                                                        -                 188,992               188,992
    Other accrued liabilities                                                 110,943               66,171               177,114
                                                                       --------------       --------------       ---------------
      Net Cash Used In Operating Activities                                (1,222,163)          (2,552,593)           (3,774,756)
                                                                       --------------       --------------       ---------------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment                                           (1,115)             (73,122)              (74,237)
                                                                       --------------       --------------       ---------------
      Net Cash Used In Investing Activities                                    (1,115)             (73,122)              (74,237)
                                                                       --------------       --------------       ---------------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from notes and loans payable                                        476,275              755,000             1,231,275
 Proceeds from issuance of preferred stock and common stock                   320,100            2,389,047             2,709,147
                                                                       --------------       --------------       ---------------
      Net Cash Provided By Financing Activities                               796,375            3,144,047             3,940,422
                                                                       --------------       --------------       ---------------

NET INCREASE (DECREASE) IN CASH                                              (426,903)             518,332                91,429

CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD                               518,332                 -                     -
                                                                       --------------       --------------       ---------------

CASH AND CASH EQUIVALENTS - END OF PERIOD                                      91,429              518,332    $           91,429
                                                                       ==============       ==============       ===============


SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash paid during the year for interest                              $          14,000    $            -       $           14,000
                                                                       ==============       ==============     =================







   The accompanying notes are an integral part of these financial statements.

                              CONVERGENCEHEALTH.COM
                        (A DEVELOPMENT STAGE ENTERPRISE)
                            STATEMENTS OF OPERATIONS




SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING ACTIVITIES:

During 2000, the Company issued 996,000 shares of common stock for the acquisition of Convergence Health, Inc. in the amount of $19,040.

During 2000, the Company issued 12,000 shares of common stock for the conversion of a note payable to a stockholder in the amount of $15,000.

During 2001, the Company issued 64,000 shares of A-2 preferred stock for the settlement of $130,000 in amounts due from officer.

During 2001, the Company sold a domain name in settlement of a $30,000 note payable.





























   The accompanying notes are an integral part of these financial statements.

                              CONVERGENCEHEALTH.COM
                        (A DEVELOPMENT STAGE ENTERPRISE)
                            STATEMENTS OF OPERATIONS




NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A) Organization and Description of Business

ConvergenceHealth.com (the "Company") was formed on June 9, 1999 in the state of Nevada as Wild Wild Web Ventures and is in the development stage. The Company changed its name to ConvergenceHealth.com on February 22, 2000. Simultaneous with the name change, the Company acquired all the outstanding stock and assets of Convergence Health, Inc. ("CHI") an inactive development stage California corporation, for 996,000 shares of common stock. Subsequent to the acquisition CHI was dissolved.

The Company is developing the production of web-enabled application software. The software is designed to provide end-users with personalized and relevant information on holistic health and alternative medicine that may be used to improve health status. This software will be licensed to health benefit providers who will make it available to workers in the corporate workplace for a monthly fee per employee. At December 31, 2001, the Company has not yet commenced material operations, and primarily all activity to date relates to formation, fundraising, product and business plan development. The Company currently receives fees from users of its website which is currently being developed.

The Company's future operations is dependent upon its ability to raise additional working capital through the issuance of equity or debt securities, or a combination thereof in order to implement its business plan.

(B) Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

(C) Cash and Cash Equivalents

For purposes of the cash flow statements, the Company considers all highly liquid investments with original maturities of three months or less at time of purchase to be cash equivalents.

(D) Property and Equipment

Property and equipment were stated at cost, less accumulated depreciation. Expenditures for maintenance and repairs are charged to expense as incurred. Depreciation was provided using the straight-line method over the estimated useful lives of the assets from three to five years (See Note 2).

(E) Income Taxes

The Company accounts for income taxes under the Statement of Financial Accounting Standards No. 109. "Accounting for Income Taxes" ("Statement No. 109"). Under Statement No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(F) Advertising Revenue

Advertising revenue is derived from the ancillary sale of advertising on the Company's website. Advertising revenue is recognized in the period the advertising is displayed as long as the Company has no significant obligations outstanding with respect to the advertising account at the end of the period and its collection of any outstanding associated receivable is probable.

(G) Stock Options

In accordance with Statement of Financial Accounting Standards No. 123 ("SFAS 123") the Company has elected to account for Stock Options issued to employees under Accounting Principles Board Opinion No. 25 ("APB Opinion No. 25") and related interpretations.

(H) Per Share Data

Basic net income per common share is computed based on the weighted average common shares outstanding during the year as defined by Statement of Financial Accounting Standards, No. 128, "Earnings Per Share" ("SFAS 128"). Basic and diluted net income per common share is computed based on the weighted average common shares and common stock equivalents outstanding during the year as defined by SFAS 128. Common stock equivalents have not been included in the weighted average computation since the results would be anti dilutive.

(I) Fair Value of Financial Instruments

Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" requires disclosures of information about the fair value of certain financial instruments for which it is practicable to estimate that value. For purposes of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties other than in a forced sale or liquidation.

The carrying amounts of the Company's financial instruments, including accounts payable, accrued liabilities, and notes and loans payable approximates fair value.

(J) Website Development Expenses

The Company follows the Emerging Issues Task Force Issue 00-2, "Accounting for Web Site Development Costs" in accounting for its website development expenses. Accordingly, costs that involve design of the web page and do not change the content are capitalized and amortized over their estimated useful life. Costs incurred in operating a web site that have no future benefits are expensed in the current period. Costs incurred in operating the web site which have a future benefit are capitalized in accordance with the AICPA's Statement of Position 98-1 and amortized over the respective future periods which are expected to benefit from the changes.

(K) Recent Accounting Pronouncements

The Financial Accounting Standards Board has recently issued several new Statements of Financial Accounting Standards. Statement No. 141, "Business Combinations" supersedes APB Opinion 16 and various related pronouncements. Pursuant to the new guidance in Statement No. 141, all business combinations must be accounted for under the purchase method of accounting; the pooling-of-interests method is no longer permitted. SFAS 141 also establishes new rules concerning the recognition of goodwill and other intangible assets arising in a purchase business combination and requires disclosure of more information concerning a business combination in the period in which it is completed. This statement is generally effective for business combinations initiated on or after July 1, 2001.

Statement No. 142, "Goodwill and Other Intangible Assets" supercedes APB Opinion 17 and related interpretations. Statement No. 142 establishes new rules on accounting for the acquisition of intangible assets not acquired in a business combination and the manner in which goodwill and all other intangibles should be accounted for subsequent to their initial recognition in a business combination accounted for under SFAS No. 141. Under SFAS No. 142, intangible assets should be recorded at fair value. Intangible assets with finite useful lives should be amortized over such period and those with indefinite lives should not be amortized. All intangible assets being amortized as well as those that are not, are both subject to review for potential impairment under SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". SFAS No. 142 also requires that goodwill arising in a business combination should not be amortized but is subject to impairment testing at the reporting unit level to which the goodwill was assigned to at the date of the business combination.

SFAS No. 142 is effective for fiscal years beginning after December 15, 2001 and must be applied as of the beginning of such year to all goodwill and other intangible assets that have already been recorded in the balance sheet as of the first day in which SFAS No. 142 is initially applied, regardless of when such assets were acquired. Goodwill acquired in a business combination whose acquisition date is on or after July 1, 2001, should not be amortized, but should be reviewed for impairment pursuant to SFAS No. 121, even though SFAS No. 142 has not yet been adopted. However, previously acquired goodwill should continue to be amortized until SFAS No. 142 is first adopted.

Statement No. 143 "Accounting for Asset Retirement Obligations" establishes standards for the initial measurement and subsequent accounting for obligations associated with the sale, abandonment, or other type of disposal of long-lived tangible assets arising from the acquisition, construction, or development and/or normal operation of such assets. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002, with earlier application encouraged.

The adoption of these pronouncements will not have a material effect on the Company's financial position or results of operations.

(L) Concentrations of Credit Risk from Deposits in Excess of Insured Limits

The Company's cash balances on deposit with banks are guaranteed by the Federal Deposit Insurance Corporation up to $100,000. The Company is exposed to risk for the amounts of funds held in one bank in excess of the insurance limit. At December 31, 2001, the Company had approximately $23,200 in excess of the insurance limit. In assessing the risk, the Company's policy is to bank with high quality financial institutions.

NOTE 2 - PROPERTY AND EQUIPMENT

During 2001, the Company disposed of its fixed assets resulting in a loss of $51,640. Total depreciation expense for the years ended December 31, 2001 and 2000 was $20,281 and $21,355, respectively.

NOTE 3 - INTANGIBLES

During 2000, the Company purchased computer software, in process web-site development software, trademarks, service marks and lists from various individuals operating under the "Medigy" and "Healthworld Online" trade names in California and North Carolina. The purchase price for these intangibles aggregated $957,610, which was expensed in 2000 because the related software had not yet reached the feasibility stage.

On July 20, 2001, the Company transferred its rights in the domain name "healthy.com" to Dave Robertson in full settlement of its note payable due June 30, 2001. The Company had acquired its rights in the domain name with the assets purchased from various individuals operating under the "Healthworld Online" trade name. The book value of the note payable exceeded the $0 fair value of the domain name by $30,000 as of July 20, 2001. Accordingly, the Company recorded a gain of $30,000 for the transaction in its Statement of Operations for the year ended December 31, 2001.

NOTE 4 - NOTES PAYABLE

(A) Notes Payable - Short-Term


The following schedule reflects short-term notes payable at December 31, 2001:

      Note payable, unsecured, due in full on demand, bearing interest at 10% (See Note 5)       $          40,000

      Note payable, unsecured, due in full on demand, bearing interest at 5%                               180,000

      Note payable, secured by assets of the Company, due in full on June 30, 2002, bearing interest at 12%. The note is convertible to A-3 preferred stock at the option of the
      Company (See Note 11).                                                                               750,000
                                                                                                    --------------

                                                                                                 $         970,000
                                                                                                    ==============

(B) Notes Payable - Long-Term

The following schedule reflects long-term notes payable at December 31, 2001:

      Note payable, unsecured, principal and interest due on September 30, 2003, bearing       $           125,000
      interest at 12%.  The note is convertible to A-3 preferred stock at the option of the
      Company (See Notes 5 and 11).

      Note payable, unsecured, principal and interest due on September 30, 2003, bearing interest at 12% The note is convertible to A-3 preferred stock at the option of the
      Company (See Note 11).                                                                               125,000
                                                                                                  ----------------

      Total long-term notes payable                                                            $           250,000
                                                                                                  ================

Required payments of principal on notes payable at December 31, 2001 are summarized as follows:

                                               2002                                            $           970,000
                                               2003                                                        250,000
                                                                                                  ----------------

                                                                                               $         1,220,000
                                                                                                  ================

The accrued interest on the notes payable at December 31, 2001 is included with accrued interest and other liabilities on the balance sheet. Interest expense for the periods ended December 31, 2001 and 2000 was $115,649 and $4,359, respectively.

NOTE 5 - RELATED PARTY TRANSACTIONS

The Company received advances totaling $188,992 during 2000 from an officer of the Company for working capital. The advances are non-interest bearing and, based on an oral agreement with the Company, are repayable on demand. The balance due on the advances at December 31, 2001 was $58,992.

The Company is indebted to an officer of the Company for a total of $165,000 in notes payable. A note for $40,000 is due on demand and bears interest at 10% until paid. A second note for $125,000 is due on September 30, 2003 and bears interest at 12%. See Note 4.

NOTE 6 - INCOME TAXES

At December 31, 2001, the Company had net operating loss carryforwards of approximately $4,484,000 for income tax purposes, available to offset future taxable income expiring on various dates through 2021. The net operating loss created a deferred tax asset of approximately $1,525,000. This tax asset has been fully reserved through a valuation allowance due to the uncertainty of future operations generating income to realize the deferred tax asset.

NOTE 7 - COMMITMENTS AND CONTINGENCIES

(A) Operating Lease Agreements

On April 16, 2001 the Company entered into a new sublease agreement covering 3,312 square feet of office space. The sublease called for monthly payments of $1,600 and was for a term of fourteen months expiring June 30, 2002. The Company cancelled such lease in June 2001.

(B) Consulting Agreements

The Company entered into a consulting agreement with Jay Handline to provide brand development services and a related marketing plan. The agreement does not specify any termination date but can be cancelled by either party on 30 days notice and calls for monthly payments of $10,000. The Company has recorded expenses of $120,000 and $60,000 included in professional fees for the years ended December 31, 2001 and 2000, respectively, related to this agreement.

The Company entered into finders fee agreements with various individuals to assist it in finding qualified investors for equity or debt financing. The agreements call for payments between 2.5% to 10% of the financing depending on the type of investor. Amounts due are payable one year after the closing of any financing between an introduced investor and the Company. The Company has not paid or accrued any fees related to these agreements for the years ended December 31, 2001 and 2000 because no financings were completed with introduced investors.

NOTE 8 - STOCKHOLDERS' DEFICIENCY

(A) Authorized Common and Preferred Stock

The Company is authorized to issue 50,000,000 common shares at $.001 par value. At December 31, 2001, there were 2,655,000 shares outstanding.

The Company is authorized to issue up to 25,000,000 shares of preferred stock. The Board of Directors has been given the discretion of designating the number, series and preferences assigned to the preferred stock. As of December 31, 2001, the Board of Directors has designated three separate series of preferred stock. All three of these series have preferences over the Company's common stock only in liquidation and do not have any other rights or privileges superior to the common stock.

Series A-1 Preferred

The Company is authorized to issue 325,000 shares of Series A-1 preferred stock, $0.001 par value. At December 31, 2001, there were 325,000 shares of Series A-1 preferred stock outstanding.

Series A-2 Preferred

The Company is authorized to issue 1,375,000 shares of Series A-2 preferred stock, $0.001 par value. At December 31, 2001, there were 1,177,000 shares of Series A-2 preferred stock outstanding.

Series A-3 Preferred

The Company is authorized to issue 5,000,000 shares of Series A-3 preferred stock, $0.001 par value. At December 31, 2001, there were 800,000 shares of Series A-3 preferred stock outstanding.

(B) Common Stock Options

During 2001 and 2000, the Company granted stock options to certain employees and consultants. The Company applies APB Opinion No. 25 and related interpretations in accounting for stock options issued to employees and statement of Financial Accounting Standard #123 ("SFAS123") for options granted to non-employees. Options granted to both employees and non-employees did not result in a fair value greater than the exercise price and accordingly, no compensation cost was recognized for such options issued as of December 31, 2001.

A summary of the stock options issued under the employment and consulting agreements as of December 31, 2001 is presented below:


                                                                              Number of           Weighted Average
                                                                               Options             Exercise Price
                                                                           ----------------      -------------------
      Stock Options
      Balance, June 9, 1999 (inception)                                              -                        -
      Granted (none exercised or forfeited)                                        820,000                    -
                                                                           ---------------       -----------------
      Balance, December 31, 2000                                                   820,000    $               0.25
      Forfeited (none granted or exercised)                                        442,000                    0.25
                                                                           ---------------      ------------------
      Balance, December 31, 2001                                                   378,000    $               0.26
                                                                           ===============       =================


The following table summarizes information about stock options outstanding at December 31, 2001:


                                  Options Outstanding                                  Options Exercisable
           --------------------------------------------------------------------------------------------------------
                                                  Weighted
                                Number             Average         Weighted           Number           Weighted
            Range Of        Outstanding at        Remaining         Average         Exercisable         Average
            Exercise         December 31,        Contractual       Exercise         at December         Exercise
              Price              2001                Life            Price            31, 2001           Price
           ------------     ----------------     -------------    ------------     ---------------    -------------

                0.213-
        $       0.275              378,000          46 Months  $        0.26             378.000   $         0.26
           ==========       ==============       ============     ==========       =============      ===========

(C) Common Stock Warrants

During 2001, the Company granted warrants to employees and consultants to purchase 490,000 and 101,852 shares of common stock at $2.50 and $0.01 per share, respectively for a period of five years. Using the Black-Scholes model, the warrants have no value assuming no annual dividend, volatility of 0.0001%, risk-free interest rate of 4.86% and a term of five years.

During 2000, the Company issued warrants to purchase 247,500 shares of common stock at $2.50 per share, of which 80,000 have been cancelled and 177,500 are outstanding as of December 31, 2001. The Company accounts for the warrants under APB 25 for employees and SFAS 123 for non-employees. Accordingly, no direct offering costs or compensation expenses were recognized as of December 31, 2001 and 2000. Using the Black-Scholes model, the warrants have no value assuming no annual dividend, volatility of 0.0001%, risk-free interest rate of 6.58% and a term of five years.

NOTE 9 - LEGAL PROCEEDINGS

On May 23, 2001, Interactive Information Services, Inc. ("ITS") obtained a judgment in the General Court of Justice, Superior Court of Wake County in the amount of $85,076. This lawsuit originated from a breach of liability accrued on the acquisition of a software contract. ITS has domesticated the judgment in the state of Nevada. The liability for this judgment is included in accounts payable at December 31, 2001 and in January 2002, the judgment was paid and satisfied.

NOTE 10 - GOING CONCERN

As reflected in the accompanying financial statements, the Company has accumulated losses of $4,524,032 since inception, a working capital deficiency of $1,376,245, a stockholders' deficiency of $1,620,845 and a negative cash flow from operations of $1,222,163. The ability of the Company to continue as a going concern is dependent on the Company's ability to raise additional funds and implement its business plan. Management plans to continue marketing its products to healthcare organizations and benefit plan sponsors while pursuing opportunities for equity or debt financing from various sources as well as other business combinations or alliances to enhance its product offerings and marketing capabilities. There are no assurances that these plans will be implemented. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 11 - SUBSEQUENT EVENTS

On January 18, 2002, the Company entered into a merger agreement with Base Ten Systems, Inc., a public company ("Base Ten"), providing for the shareholders of the Company to receive 75% of Base Ten's common stock outstanding after the merger. The merger agreement is subject to approval by Base Ten's shareholders and by the stockholders' of the Company at the 2002 annual meeting. In January 2002, in accordance with the merger agreement, Base Ten acquired 1,000,000 shares of the Company's Series A-3 preferred stock for $250,000 to provide the Company with funds to meet working capital requirements.

The Company was obligated to holders of its convertible notes in the aggregate principal amount of $1,000,000 at December 31, 2001. See Notes 4(A) and (B). The notes were convertible at the option of the Company into its Series A-3 preferred stock upon reaching certain financial milestones. On January 31, 2002, having achieved those milestones, the Company exercised its conversion option and issued the note holders a total of 2,536,320 shares of its Series A-3 preferred stock upon conversion of the notes. Since the conversion price specified in notes was greater than the fair value of the Series A-3 preferred stock, as determined by the Company and reflected in subsequent Series A-3 preferred share issuance prices, no beneficial conversion feature has been associated with the issuance of the notes for financial reporting purposes.

At the end of 2001, the Company was pursuing negotiations with various corporate sponsors of employee benefits plans for their employees' access to the Company's e-health resources. As of March 31, 2002, the Company had. contracts generating approximately $2,000 in monthly fees for these services.

                               Form of Proxy Card


Front:

--------------------------------------------------------------------------------

                             BASE TEN SYSTEMS, INC.
          (THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS)
            BASE TEN SYSTEMS, INC.-Proxy for the Special Meeting of
                           Shareholders at 9:00 a.m.
       October 25, 2002, at 200 Campus Drive, Morristown, New Jersey 07962

         The undersigned hereby appoints Edward J. Klinsport and Kenneth W. Riley, and each of them, with full power of substitution, as Proxies to vote the Common Stock of the undersigned at the referenced Special Meeting, and any adjournments thereof, upon the matters set forth in the Notice of Special Meeting and Proxy Statement, as follows:

   1. SALE OF CLINICAL SOFTWARE BUSINESS:  [ ]  FOR   [ ]  ABSTAIN  [ ]  AGAINST
   2. SHARE COMBINATION:                   [ ]  FOR   [ ]  ABSTAIN  [ ]  AGAINST
   3. MERGER WITH CONVERGENCE:             [ ]  FOR   [ ]  ABSTAIN  [ ]  AGAINST
   4. NEVADA REINCORPORATION AND
      NAME CHANGE:                         [ ]  FOR   [ ]  ABSTAIN  [ ]  AGAINST
   5. 2002 STOCK OPTION PLAN:              [ ]  FOR   [ ]  ABSTAIN  [ ]  AGAINST


     This Proxy will be voted as specified. If no specification is made, it will be voted FOR EACH Proposal. Approval of Proposals 2, 4 and 5 are conditions to the Merger contemplated by Proposal 3.

================================================================================







Back:


--------------------------------------------------------------------------------

     Any Proxy heretofore given by the undersigned with respect to such stock is hereby revoked. Receipt of the Notice of Special Meeting and Proxy Statement is hereby acknowledged.
     Do you plan to attend the Meeting?    [ ]  Yes             [ ]  No

                                              Please mark, sign, date and return
                                              the Proxy Card promptly using the
                                              enclosed envelope.

                                              DATED:__________________, 2002


                                              __________________________________

                                              __________________________________

                                              (Joint owners must EACH sign.
                                              Please sign EXACTLY as your
                                              name(s) appear(s) on the card.
                                              When signing as attorney, trustee,
                                              executor, administrator, guardian
                                              or corporate officer, please give
                                              your FULL title.)